EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VOLUMETRIC BIOTECHNOLOGIES, INC.,

3D SYSTEMS CORPORATION,

TEXANS MERGER SUB I, INC.,

TEXANS MERGER SUB II, INC.,

AND

FORTIS ADVISORS LLC,
in its capacity as the STOCKHOLDERS’ REPRESENTATIVE

DATED AS OF OCTOBER 27, 2021

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EXHIBITS

Exhibit A	Balance Sheet Rules
Exhibit B	Earn-Out Milestones
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of R&W Insurance Policy
Exhibit E	Form of Securityholder Acknowledgment Agreement
Exhibit F	Forms of Employment Agreements
Exhibit G	Form of FIRPTA Notification Letter and Certification
Exhibit H	Form of Stockholder Written Consent

SCHEDULES

Schedule 1.1(a)	Ancillary Agreements
Schedule 1.1(b)	Closing Bonus Recipients
Schedule 1.1(c)	Contingent Bonus Recipients
Schedule 1.1(d)	Contingent Payments
Schedule 1.1(e)	Funding Agreement
Schedule 1.1(f)	Indebtedness
Schedule 1.1(g)	Key Individuals
Schedule 1.1(h)	Knowledge of the Company
Schedule 1.1(i)	Specified Claims
Schedule 2.10(b)(viii)	Terminating Related Party Agreements
Schedule 4.2(a)	Capitalization of the Company
Schedule 4.5	No Defaults or Conflicts
Schedule 4.6	No Governmental Authorization Required
Schedule 4.8	Intellectual Property
Schedule 4.9(b)	Compliance with Laws
Schedule 4.10	Material Contracts
Schedule 4.11	Litigation
Schedule 4.12(a)	Tax Filings
Schedule 4.12(d)	Parachute Payments
Schedule 4.13	Employee Benefit Plans
Schedule 4.14	Labor Relations
Schedule 4.16	Insurance
Schedule 4.17	Real Property
Schedule 4.18	Personal Property
Schedule 4.19	Affiliate Transactions
Schedule 4.20	Absence of Certain Changes or Events
Schedule 4.21	Material Customers and Suppliers
Schedule 4.22	Product Liability; Product Recall
Schedule 4.24	Privacy and Data Security
Schedule 5.7(a)	SEC Filings
Schedule 6.2(b)	Operation of the Business
Schedule 9.2(g)	Consents or Approvals

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 27, 2021, is entered into by and among Volumetric Biotechnologies, Inc., a Delaware corporation (the “Company”), 3D Systems Corporation, a Delaware corporation (“Parent”), Texans Merger Sub I, Inc., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Sub I”), Texans Merger Sub II, Inc., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Sub II”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the Stockholders’ Representative (the “Stockholders’ Representative”).

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub I will be merged with and into the Company, with the Company surviving such merger (“Merger I”) as a wholly owned direct subsidiary of Parent, in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, immediately after the Effective Time, in accordance with Section 2.2, Parent will cause the Company, as the surviving corporation in Merger I, to merge with and into Merger Sub II, with Merger Sub II surviving such merger (“Merger II” and, together with Merger I, the “Mergers”) as a wholly owned direct subsidiary of Parent, in accordance with the DGCL;

WHEREAS, for U.S. federal income tax purposes, it is intended that Merger I and Merger II, taken together, shall qualify as a single integrated transaction as described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a tax-free “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement will be, and hereby is, adopted as a “plan of reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulation Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, each of the board of directors of the Company, the board of directors of Parent, the board of directors of Merger Sub I and the board of directors of Merger Sub II has unanimously approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Mergers; and

WHEREAS, each of the board of directors of the Company, the board of directors of Merger Sub I and the board of directors of Merger Sub II has recommended that their respective equity holders adopt this Agreement and have directed that this Agreement be submitted to their respective equity holders entitled to vote thereon for adoption.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Action” means any action, claim, charge, complaint, suit, litigation, opposition, interference, investigation, audit, inquiry, arbitration, mediation or other proceeding, in each case by or before any Governmental Authority, whether civil, criminal, administrative or otherwise, in law or in equity.

“Adjustment Amount” means an amount (which may be a positive or negative number) equal to the sum of (a) the Working Capital Overage, if any, or the Working Capital Underage, if any, plus (b) Company Cash, minus (c) the amount of Assumed Indebtedness, minus (d) the Payoff Amounts and minus (e) the amount of the Company Expenses.

“Advisory Group” means the individuals constituting an advisory group to the Stockholders’ Representative, which shall initially consist of the Key Individuals.

“Affiliate” means, with respect to any Person, (a) any other Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person, and (b) any other Person who is a director, manager, officer, partner or principal of such Person or of any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting securities, by contract or otherwise.

“Aggregate Merger Consideration Value” means (a) $45,000,000, plus (b) the Estimated Adjustment Amount (if the Estimated Adjustment Amount is a positive number) or minus (c) the absolute value of the Estimated Adjustment Amount (if the Estimated Adjustment Amount is a negative number).

“Aggregate Share Consideration” means a number of shares of Parent Stock equal to the quotient of (a) the dollar amount equal to the product of (i) 0.50 multiplied by (ii) the Aggregate Merger Consideration Value, divided by (b) the Parent Stock Price.

“Aggregate Earn-Out Share Consideration” means a number of shares of Parent Stock equal to the quotient of (a) the dollar amount equal to the product of (i) 0.50 multiplied by (ii) the applicable Earn-Out Payment, minus (A) the Contingent Payments and minus (B) the Contingent Bonuses, divided by (b) the Parent Stock Price.

“Ancillary Agreements” means, collectively, the agreements and documents set forth on Schedule 1.1(a).

“Assumed Indebtedness” means all Indebtedness of the Company existing as of immediately prior to the Closing that is not being repaid at the Closing pursuant to Section 2.10(a)(iii) (excluding any Indebtedness related to any Cash Election Convertible Notes, which are being cancelled and converted into the right to receive cash pursuant to Section 2.5(a)(iv)).

“Annual Financial Statements” has the meaning set forth in the definition of Financial Statements.

“Balance Sheet Rules” means GAAP and the rules set forth on Exhibit A attached hereto; provided, that in the event of any conflict between GAAP and the rules set forth on Exhibit A, the rules set forth on Exhibit A shall apply.

“Base Amount” means $100,000.

“Bridge Loan” means any loan from Parent or one of its Affiliates to the Company.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by Law or executive order to close.

“Calculation Time” means 11:59 p.m. (Eastern Time) on the day immediately preceding the Closing Date.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, including any rules or regulations promulgated thereunder, any executive order or executive memo intended to address the consequences of COVID-19, and any analogous or similar provisions under applicable Law.

“Cash Election Convertible Notes” means each Convertible Note for which the holder thereof has timely submitted an election to receive the cash amount payable pursuant to Section 4.5 of such Convertible Note.

“Cash Election Share Amount” means the number of shares of Common Stock determined by dividing (i) the aggregate outstanding principal amount of the Cash Election Convertible Notes, any accrued but unpaid interest, and any other amounts payable under the Cash Election Convertible Notes, calculated as of immediately prior to the Effective Time, by (ii) the quotient obtained by dividing (a) the Valuation Cap (as defined in the Convertible Notes) by (b) the Company Capitalization (as defined in the Convertible Notes), which number of shares shall be set forth in the Allocation Schedule.

“Certificate of Merger” means Certificate of Merger I or Certificate of Merger II, as applicable.

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended.

“Closing Bonus Recipients” means the Persons listed on Schedule 1.1(b).

“Closing Bonuses” means the aggregate of the cash bonuses payable to the Closing Bonus Recipients at the Closing, as reflected on the Allocation Schedule.

“Closing Payment” means (a) the Aggregate Merger Consideration Value, minus (b) the Escrow Amount, minus (c) the Stockholders’ Representative Reserve Amount and minus (d) the product of (i) the Per Share Closing Stock Consideration Value multiplied by (ii) the Fully Diluted Common Number.

“Closing Working Capital” means Working Capital as of the Calculation Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of the Company, $0.0001 par value per share.

“Company Cash” means all cash and cash equivalents of the Company (including short term deposits, marketable securities and all deposited but uncleared checks, and bank deposits, but excluding restricted cash, all outstanding checks, cash posted by counterparties and the amount of any cash deposits, cash in reserve accounts, cash escrow accounts, custodial cash and cash otherwise subject to any legal or contractual restriction on the ability to freely transfer) as of the Calculation Time, determined in accordance with the Balance Sheet Rules (including, for the avoidance of doubt, any remaining cash held by the Company related to borrowings under any Bridge Loan and any cash delivered to the Company upon the exercise of the Warrants); provided, that Company Cash shall be reduced by the amount of Company Cash that is used by the Company after the Calculation Time (but prior to the Closing) for distributions to Company stockholders, any payments to any Affiliates of the Company or any payments of Company Expenses or Company Indebtedness.

“Company Expenses” means (a) all costs, fees and expenses of the Company that remain unpaid as of immediately prior to the Closing in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, including legal, accounting, investment banking, advisory and other costs, fees and expenses, in each case, whether incurred or arising prior to or at the Closing; (b) all fees and expenses payable by the Company pursuant to management, advisory or consulting arrangements with any Seller or Affiliate of the Company; (c) all premiums and other costs associated with the purchase of the D&O insurance “tail” policy pursuant to Section 6.5; (d) fifty percent (50%) of all costs, fees and expenses of the Payment Agent and the Escrow Agent; (e) fifty percent (50%) of all Transfer Taxes, if any, arising from the transactions contemplated hereby; (f) all change of control payments, stay bonuses, retention bonuses, and any other transaction-related bonuses (including the Closing Bonuses) and all other compensation that may be then payable or thereafter become payable to any Person solely to the extent resulting from the consummation of the transactions contemplated hereby (excluding the acceleration of vesting of any Company Restricted Shares outstanding as of the date hereof); (g) the aggregate amount of any cash and noncash severance obligations payable or provided by the Company (or the Ultimate Surviving Corporation) following the Closing in respect of employees of the Company terminated prior to the Closing; (h) all premiums, taxes, commissions, fees, and other payments payable to the R&W Insurer and Marsh USA Inc. related to the R&W Insurance Policy; and (i) all Transaction Payroll Taxes (in each of the foregoing clauses (a) through (i), excluding any amount taken into account in the determination of Closing Working Capital or Assumed Indebtedness).

“Company Fundamental Representations” means the representations and warranties of the Company contained in Section 4.1 (Organization and Qualification), Section 4.2 (Capitalization of the Company), Section 4.3 (No Subsidiaries), Section 4.4 (Authority; Binding Obligation), Section 4.26 (Brokers) and Section 4.27 (Stockholder Vote).

“Company Inbound License Agreement” means an agreement between the Company and a third party granting to the Company a license or permission to use Intellectual Property.

“Company Intellectual Property” means Intellectual Property owned, used or held for use by the Company in its business, including the Company Owned Intellectual Property and the Licensed Intellectual Property.

“Company Owned Intellectual Property” means Intellectual Property owned by the Company.

“Company Plan” means, with respect to which the Company or any ERISA Affiliate has any liability or obligation, (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) whether or not subject to ERISA; and (b) each deferred compensation, stock purchase, stock option, or other equity-based arrangement, severance, employment, consulting, change-in-control, fringe benefit, bonus, incentive, commission, supplemental income, vacation or other paid time off, deferred compensation, profit sharing, pension, retirement, welfare plan, agreement, program, policy or other arrangement, and all other employee benefit plans, agreements and arrangements not described in (a) above.

“Company Securities” means, collectively, the Shares, Warrants, Convertible Notes and SAFEs.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 23, 2021, between Parent and the Company.

“Consideration Shares” means the shares of Parent Stock issued as Merger Consideration pursuant to this Agreement.

“Contingent Merger Consideration” means the Earn-Out Merger Consideration, if any, and any other amounts that may become payable to the Sellers pursuant to Section 2.11(d), Section 8.9 or Section 11.17.

“Contingent Bonuses” means the cash bonuses, if any, that become payable to the Contingent Bonus Recipients in connection with each Earn-Out Payment.

“Contingent Bonus Plan Agreement” means those certain bonus agreements to be entered into by and between the Company and each Contingent Bonus Recipient.

“Contingent Bonus Recipients” means the Persons listed on Schedule 1.1(c).

“Contingent Payments” means the aggregate amount of the payments to the third parties described on Schedule 1.1(d) (the “Contingent Payment Parties”) that may become payable in connection with the payment of each Earn-Out Payment.

“Contracts” means, with respect to any Person, any contract, agreement, arrangement, bond, note, indenture, mortgage, debt instrument, franchise, lease, sublease, license, sublicense, Benefit Plan or other instrument or obligation of any kind, written or oral (including any amendments and other modifications thereto), to which such Person is a party or which is binding upon such Person or its assets that is in effect.

“Convertible Notes” means the Amended and Restated Subordinated Convertible Promissory Notes issued by the Company and listed on Schedule 4.2(a).

“Convertible Note Amount” means the aggregate number of shares of Common Stock issuable upon the conversion of all of the Convertible Notes.

“Covered Period” means the period from the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article X.

“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions, intensification, resurgence or mutations thereof, or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“Current Assets” means, as of any date, the current assets of the Company, which current assets shall include only the line items set forth on Exhibit A attached hereto under the heading “Current Assets” and no other assets, determined in accordance with the Balance Sheet Rules and, for the avoidance of doubt, excluding Company Cash and any and all Tax assets.

“Current Liabilities” means, as of any date, the current liabilities of the Company, which current liabilities shall include only the line items set forth on Exhibit A attached hereto under the heading “Current Liabilities” and no other liabilities, determined in accordance with the Balance Sheet Rules and, for the avoidance of doubt, excluding any Indebtedness, Company Expenses and any and Liabilities for Taxes that are reflected in the calculation of Indebtedness or Company Expenses.

“Data Room” means the virtual data room named “Project Texans” accessible at http://www.dfsvenue.com.

“Delaware Predecessor” means Volumetric Bio, Inc., a Delaware corporation.

“Earn-Out Merger Consideration” means (a) with respect to the Preferred Stock, Common Stock and SAFEs, (i) an amount in cash equal to the Per Share Earn-Out Cash Consideration Value and (ii) a number of shares of Parent Stock equal to the Per Share Earn-Out Consideration Shares, in each case, without interest, and (b) with respect to the Cash Election Convertible Notes, an amount in cash equal to the Per Share Earn-Out Payment, without interest.

“Earn-Out Milestone” means any of the seven milestones set forth on Exhibit B attached hereto.

“Earn-Out Milestone Deadline” means the applicable deadline for the achievement of an Earn-Out Milestone as set forth on Exhibit B attached hereto.

“Earn-Out Stock Price” means the average of the daily volume-weighted average sales price per share of Parent Stock on the NYSE, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the twenty (20) consecutive trading days ending on and including the fifth trading day immediately preceding the date on which the applicable Earn-Out Milestone is achieved.

“EMAC” means the Committee for Medicinal Products for Human Use of the European Medicines Agency.

“Encumbrance” means any lien, encumbrance, mortgage, right of usufruct, option right, right of retention, right of first refusal or preemption, deed of trust, deed to secure debt, pledge, charge, security interest, conditional sale or assignment in security (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer or any other attribute of ownership of any asset) and in the case of real property, includes any easement, restriction, covenant, condition, title default, encroachment or other survey defect, option or other encumbrance.

“Environment” means any environmental medium, including ambient air, indoor air, surface water, groundwater, drinking water, sediment and surface and subsurface strata.

“Environmental Claims” means any written claims, notices of noncompliance or violation or legal proceedings alleging liability arising under any Environmental Law.

“Environmental Laws” means any Law applicable to the Company relating to pollution or protection of the Environment, safety or human health, including any Law relating to (a) the control, use, transportation, storage, disposal, release or threatened release of any Hazardous Substance or the protection of the Environment, (b) exposure or threatened exposure to any Hazardous Substance or (c) human health and safety of workers to the extent that the Occupational Safety and Health Administration or any state counterpart regulates Hazardous Substances with respect to exposures to and management of Hazardous Substances.

“Equitable Exceptions” means, collectively, (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 (m) or (o) of the Code.

“Escrow Agent” means PNC Bank, National Association.

“Escrow Agreement” means an Escrow Agreement, by and among the Escrow Agent, Parent and the Stockholders’ Representative, substantially in the form attached hereto as Exhibit C.

“Escrow Amount” means the Indemnity Escrow Amount and the Working Capital Escrow Amount.

“FDA” means the U.S. Food and Drug Administration.

“Financial Statements” means (a) the unaudited balance sheets of the Company, and the related statements of operations, stockholders’ equity (deficit) and cash flows of the Company, for each of the three most recently completed fiscal years of the Company, except that such unaudited financial statements may not contain all footnotes required by GAAP (the “Annual Financial Statements”), and (b) the unaudited balance sheet of the Company as of August 31, 2021 (the “Interim Balance Sheet” and such date, the “Interim Balance Sheet Date”), and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows of the Company for the eight (8) months ended August 31, 2021, except that unaudited financial statements may not contain all footnotes required by GAAP (collectively, the “Unaudited Financial Statements”).

“Fraud” means an actual, knowing or intentional fraud (but not constructive fraud) with respect to the making of representations and warranties in, or the performance of covenants pursuant to, this Agreement or the Ancillary Agreements by the Company, Parent or either Merger Sub.

“FTC” means the Federal Trade Commission.

“Fully Diluted Common Number” means, without duplication, the sum of (a) the total number of shares of Common Stock that are issued and outstanding immediately prior to the Effective Time (excluding any shares of Common Stock that are owned by the Company or held as treasury stock, but including shares of Common Stock automatically issued pursuant to Section 4.7 of the Convertible Notes immediately prior to the Effective Time), plus (b) the sum of (i) the Preferred Amount plus (ii) the SAFE Amount.

“Fundamental Representations” means the Company Fundamental Representations and the Parent Fundamental Representations.

“Funding Agreement” means the agreement listed on Schedule 1.1(e).

“GAAP” means United States generally accepted accounting principles, consistently applied, at the time of the preparation of the subject financial statement.

“Governmental Authority” means: (a) any federal, state, provincial, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, municipality, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private) of competent jurisdiction; (b) any organization of multiple nations; (c) any self-regulatory organization (to the extent that the rules, regulations or orders of such organization have the force or Law or are otherwise binding on the applicable Person); or (d) any political subdivision of any of the foregoing.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Substance” means (a) any petroleum or petroleum product (including waste or used oil, gasoline, heating oil, kerosene or any other petroleum products or substances or materials derived from or commingled with any petroleum products), off-specification commercial chemical product, solid waste, radioactive material, medical waste, lead-based paint, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), fertilizer, pesticide, herbicide, rodenticide and other chemicals or regulated substances used in crop farming, livestock farming or the agriculture industry, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), per- and polyflouroalkyl substances (PFAS) and radon gas; (b) any waste or substance that is listed, defined, designated or classified as, or otherwise determined under any Environmental Laws to be, hazardous, ignitable, corrosive, reactive, radioactive, dangerous or toxic; and (c) any pollutant, contaminant, waste or other material or substance (whether solid, liquid or gas) that is defined as an “active ingredient,” “pesticide,” “antimicrobial pesticide,” “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance,” or a word, term or phrase of similar meaning or regulatory effect under any Environmental Law.

“Healthcare Law(s)” means the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act and their respective implementing regulations, any analogous Law or regulation enacted in any state in the United States, and any analogous Law or regulation enacted in any other jurisdictions that are applicable the Company.

“Indebtedness” means (without duplication): (a) any indebtedness or other obligation of the Company for borrowed money, whether current, short-term or long-term and whether secured or unsecured, including any related party notes and any Bridge Loan; (b) any indebtedness of the Company evidenced by any note, bond, debenture or other security or similar instrument; (c) any net liabilities of the Company with respect to interest rate or currency swaps, collars, caps and similar hedging obligations; (d) any liability of the Company in respect of a capitalized lease as determined in accordance with GAAP; (e) any liability of the Company arising out of any unpaid bonuses or any unpaid severance obligations and the employer’s share of any employment or payroll Taxes with respect thereto; (f) all unpaid Pre-Closing Taxes; (g) all Liabilities in respect of “earn-out” or contingent payment obligations and other obligations (including any seller notes) for the deferred purchase price of property, goods or services or any unpaid transaction fees and expenses in respect of any such transaction; (h) letters of credit and bankers’ acceptances to the extent drawn; (i) all long term deferred revenue; (j) any stimulus packages, government assistance or other benefits received (such as, but not limited to, loans, benefits, rights or amounts) pursuant to the CARES Act or any other Law (which, in order to prevent duplication of any Taxes, shall exclude any amount of deferred payroll Taxes included in the calculation of Pre-Closing Taxes) that are subject to a repayment obligation (absolute or contingent); (k) all liabilities or obligations under any deferred compensation or phantom stock, equity appreciation or similar arrangement and the employer’s share of any employment or payroll Taxes with respect thereto; (l) any unpaid management or advisory fees; (m) any indebtedness (including the types specified in (a) through (l) of this definition) that the Company guarantees or with respect to which the Company otherwise assures a creditor against loss (which, for the avoidance of doubt, does not include contingent reimbursement obligations in respect of letters of credit issued on behalf of the Company with respect to the Company’s purchase of supplies and equipment in the ordinary course of business); (m) any accrued interest, premiums, penalties (including prepayment penalties) and other obligations relating to the foregoing; and (n) any matter set forth on Schedule 1.1(f). Notwithstanding the foregoing or any other provision herein to the contrary, all amounts included in clause (f) hereof shall be determined as of the Calculation Time. “Indebtedness” excludes current trade payables, the current portion of deferred revenue and other accrued current liabilities incurred in the ordinary course of business as reflected in the calculation of Current Liabilities.

“Indemnity Escrow Amount” means $225,000.

“Independent Accountant” means Ernst & Young LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be mutually agreed upon by the Stockholders’ Representative and Parent in writing; provided, that if the Stockholders’ Representative and Parent do not appoint an Independent Accountant within ten (10) Business Days after either Parent or the Stockholders’ Representative gives notice to the other of such request, either of them may request the American Arbitration Association to appoint as the “Independent Accountant” a partner of a nationally recognized independent public accounting firm based on its determination that the partner has had no material relationships with the parties or their respective Affiliates within the preceding two years and taking into account such firm’s material relationships during the preceding two years with the parties and their respective Affiliates, and such appointment shall be final, binding and conclusive on all parties.

“Intellectual Property” means any and all of the following, as they exist throughout the world and under any international treaties or conventions: (a) patented and patentable designs and inventions, utility patents, letters patent, utility models, design patents, applications for the foregoing, and all issuances, continuations, continuations-in-part, divisionals, extensions and post-grant reviews of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, trade dress, brand names, logos, Internet domain names, and other source identifiers, whether registered or unregistered, and all registrations and applications for registration of the foregoing, all issuances, extensions and renewals of such registrations and applications, and the goodwill associated with any of the foregoing (collectively, “Marks”); (c) copyrights and rights in works of authorship, design rights, mask work rights and moral rights, in both published and unpublished works, and registrations and registration applications therefor (collectively, “Copyrights”); (d) industrial designs, proprietary know-how, confidential and proprietary information, trade secrets, including any of the foregoing in research in progress, algorithms, data, databases, data collections, designs, processes, formulae, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, beta testing procedures and beta testing results (collectively, “Trade Secrets”); (e) any of the foregoing and any other rights in Software or other technology; and (f) any and all other intellectual property protected or arising under applicable Law, worldwide.

“Interim Balance Sheet” has the meaning set forth in the definition of Financial Statements.

“IRS” means the United States Internal Revenue Service.

“Key Individuals” means the individuals identified on Schedule 1.1(g).

“Knowledge of the Company” or any similar phrase means the actual knowledge of the individuals identified on Schedule 1.1(h), after reasonable and due investigation and inquiry of the employees, contractors, consultants and advisors of the Company with respect to their areas of responsibility.

“Law(s)” means any law, statute, act, standard, constitution, administrative requirement, regulation, code, ordinance, rule or other requirement of any Governmental Authority and any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Authority (including, any judicial or administrative interpretations, guidance, directives, policy statements or opinions).

“Liability” or “liability” means, with respect to any Person, any liability or obligation of such Person of any kind or nature whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated, unliquidated or otherwise, and whether due or to become due, and regardless of when or by whom asserted.

“Licensed Intellectual Property” means Intellectual Property licensed to the Company pursuant to a Company Inbound License Agreement.

“Loss” means any (i) loss, Liability, Tax, cost, fee, penalty, fine, judgment, interest, award, damage (including punitive damages to the extent actually paid to a third party), claim or injury or (ii) incurred expense (including reasonable documented legal expenses and costs, consultants’ fees and expenses and the cost of pursuing insurance).

“Material Adverse Effect” means any circumstance, change, effect, event, occurrence, state of facts or development that has, or would be reasonably likely to have, a material adverse effect on the assets, liabilities, business, results of operations or financial condition of the Company, except that none of the following, either alone or in combination, shall be deemed to constitute or be taken into account in determining whether there has been a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to: (a) national, international or regional economic, social or financial conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any actual or threatened military or terrorist attack or any “act of God” including weather, natural disasters, earthquakes, epidemics, pandemics or disease outbreaks (including COVID-19) or any response by any Governmental Authority thereto; (b) the conditions of any financial, banking, or securities markets (including any disruption thereof, any decline in the price of any security or any market index or any change in currency exchange rates); (c) the announcement or performance of, or compliance with, or the public or industry knowledge of, this Agreement or the transactions contemplated hereby, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (d) any action taken or omitted to be taken at the written request or with the written consent of the other party thereto; (e) any changes in applicable Laws or accounting rules of any enforcement, implementation or interpretation thereof; and/or (f) the failure by the Company to meet internal or third party projections or forecasts or any revenue or earning projections for any period (but not any of the underlying circumstances causing such failure); unless and except to the extent, in the case of the foregoing clauses (a) through (f), such circumstance, change, effect, event, occurrence, state of facts or development adversely affects the Company in a disproportionate manner relative to other Persons that operate in the same or similar lines of business as the Company (in which case such circumstance, change, effect, event, occurrence, state of facts or development will be taken into account in determining whether there has been a Material Adverse Effect to the extent of such disproportionate adverse effect).

“Merger Consideration” means (a) with respect to the Preferred Stock, Common Stock and SAFEs, (i) an amount in cash equal to the Per Share Closing Cash Consideration Value, (ii) a number of shares of Parent Stock equal to the Per Share Consideration Shares and (iii) the Earn-Out Merger Consideration, if any, and the applicable portion of any other Contingent Merger Consideration which may become payable to a Seller as determined pursuant to the terms hereof, in each case, without interest, and (b) with respect to the Cash Election Convertible Notes, (i) an amount in cash equal to the Per Share Cash Election Consideration Value and (ii) an amount in cash equal to the Earn-Out Merger Consideration, if any, and the applicable portion of any other Contingent Merger Consideration which may become payable to a Seller as determined pursuant to the terms hereof, in each case, without interest.

“Open Source Software” means any Software (in source or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free Software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of Software subject to such license or agreement, that such Software or other Software linked with, called by, combined or distributed with such Software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind or (iv) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Ordinary Course Out-License” means (a) a license agreement or other agreement granting rights to use Company Intellectual Property to (i) Company’s end user customers that purchase Company’s products or services, for the use of such products or services, or (ii) service providers retained by Company to provide services to Company, in each case on a non-exclusive basis in the ordinary course of business, and (b) customary non-disclosure agreements that do not grant any ownership rights in or rights to use Company Intellectual Property.

“Parent Fundamental Representations” means the representations and warranties of Parent, Merger Sub I and Merger Sub II contained in Section 5.1 (Organization), Section 5.2 (Authority; Binding Obligation) and Section 5.5 (Brokers).

“Parent Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Stock Price” means the average of the daily volume-weighted average sales price per share of Parent Stock on the NYSE, as such daily volume-weighted average sales price per share is reported by Bloomberg L.P., calculated to four decimal places and determined without regard to after-hours trading or any other trading outside the regular trading session trading hours, for each of the twenty (20) consecutive trading days ending on and including the third trading day immediately preceding the Closing Date. The Parties acknowledge and agree that the foregoing method to calculate the Parent Stock Price is intended to qualify as a “Safe Harbor Valuation Method” under Revenue Procedure 2018-12, I.R.B. 2018-6.

“Permitted Encumbrances” means: (a) Encumbrances for Taxes, assessments, water and sewer rents and other governmental charges not yet due and payable and for which adequate reserves have been established in accordance with GAAP; (b) Encumbrances (including Encumbrances for Taxes) being contested in good faith by appropriate proceedings by or on behalf of the Company and for which adequate reserves have been established in accordance with GAAP; (c) inchoate mechanics’, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the ordinary course of business; (d) Encumbrances that are (i) encumbrances, easements, quasi easements, licenses, covenants, rights of way, utility agreements, restrictions, encroachments and other real property Encumbrances, (ii) conditions that may be shown by a current ATLA/ACSM survey of the Real Property with all Table A requirements shown thereon or (iii) zoning, building, land use and other similar restrictions, that in any case described in this clause (d), do not materially impair the current use or occupancy of the Real Property; (e) Encumbrances arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws; (f) Encumbrances on goods in transit incurred pursuant to documentary letters of credit; (g) non-exclusive licenses listed on Schedule 4.8(c) and Ordinary Course Out-Licenses; and (h) other Encumbrances and imperfections of title which do not materially detract from the value or materially interfere with the present use, or the Company’s currently contemplated future use, of the property subject thereto or affected thereby.

“Per Share Aggregate Consideration Value” means an amount equal to the quotient of (a) the Aggregate Merger Consideration Value divided by (b) the sum of (i) the Fully Diluted Common Number plus (ii) the Cash Election Share Amount.

“Per Share Cash Election Consideration Value” means (a) the Per Share Aggregate Consideration Value, minus (b) the Per Share Escrow Contribution, and minus (c) the Per Share Reserve Fund Contribution.

“Per Share Closing Cash Consideration Value” means an amount equal to (a) the Per Share Aggregate Consideration Value, minus (b) the Per Share Closing Stock Consideration Value, minus (c) the Per Share Escrow Contribution, and minus (d) the Per Share Reserve Fund Contribution.

“Per Share Consideration Shares” means a number of shares of Parent Stock equal to the quotient of (a) the Aggregate Share Consideration, divided by (b) the Fully Diluted Common Number.

“Per Share Closing Stock Consideration Value” means an amount equal to (a) the Per Share Consideration Shares multiplied by (b) the Parent Stock Price.

“Per Share Earn-Out Cash Consideration Value” means an amount equal to (a) the Per Share Earn-Out Payment, minus (b) the Per Share Earn-Out Stock Consideration Value.

“Per Share Earn-Out Consideration Shares” means a number of shares of Parent Stock equal to the quotient of (a) the Aggregate Earn-Out Share Consideration, divided by (b) the Fully Diluted Common Number.

“Per Share Earn-Out Payment” means an amount equal to the quotient of (a) the applicable Earn-Out Payment minus (i) the Contingent Payments and minus (ii) the Contingent Bonuses (if any), divided by (b) the sum of (i) the Fully Diluted Common Number plus (ii) the Cash Election Share Amount.

“Per Share Earn-Out Stock Consideration Value” means an amount equal to (a) the Per Share Earn-Out Consideration Shares multiplied by (b) the Earn-Out Stock Price.

“Per Share Escrow Contribution” means an amount equal to the quotient of (a) the Escrow Amount divided by (b) the sum of (i) the Fully Diluted Common Number plus (ii) the Cash Election Share Amount.

“Per Share Reserve Fund Contribution” means an amount equal to the quotient of (a) the Stockholders’ Representative Reserve Amount divided by (b) the sum of (i) the Fully Diluted Common Number plus (ii) the Cash Election Share Amount.

“Person” means any natural person, business, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, joint venture, business enterprise, trust or other legal entity, including any Governmental Authority.

“Personal Information” means information about an identified or identifiable individual or household, computer, mobile or other device, or instance of any application or mobile application, in each case, that is regulated under Laws applicable to the Company.

“PPP Loans” means (i) SBA Loan #5187937908 in the amount of $36,830.00 on June 29, 2020, which was fully forgiven in accordance with applicable Law on January 1, 2021, and (ii) SBA Loan #1039338509 in the amount of $69,762.00 on February 19, 2021, which was fully forgiven in accordance with applicable Law on August 26, 2021.

“Pre-Closing Taxes” means an amount equal to the sum of (i) the unpaid employer portion of any payroll Taxes of the Company that have been deferred as of the Closing until after the Closing under the CARES Act (or a corresponding provision of state or local Law) and (ii) an amount, not less than zero, equal to the aggregate amount of unpaid income Taxes of the Company, to the extent arising in a Pre-Closing Tax Period (determined, in the case of a Straddle Period, in accordance with Section 7.2(c)); provided, that the calculation of Pre-Closing Taxes shall (a) exclude any deferred Tax liabilities established for GAAP purposes; (b) not be less than zero in any jurisdiction; (c) be prepared in accordance with the past practice (including reporting positions, elections and accounting methods) of the Company in preparing Tax Returns; (d) include any estimated (or other prepaid) income Tax payments only to the extent that such payments have the effect of reducing (not below zero) the particular Tax liability in respect of which such payments were made; (e) include any income Tax deductions (or credits) resulting from the payment or incurrence of any Transaction Tax Deductions, but only to the extent such Transaction Tax Deductions are “more likely than not” deductible (or deductible at a higher confidence level) in a Pre-Closing Tax Period under applicable Law and have the effect of reducing (not below zero) a particular income Tax liability to which such Transaction Tax Deductions are relevant in the taxable period or portion thereof ending on the Closing Date; (g) take into account any net operating loss carryforwards, capital loss carryforwards or disallowed interest deductions that are carried forward under Section 163(j)(2) of the Code to the extent that such Tax attributes are available under applicable Law at a “should” (or greater) level of comfort to reduce (but not below zero) the applicable income Tax liability for a Pre-Closing Tax Period to which such Tax attribute relates; (h) not take into account any liabilities for accruals or reserves established for GAAP purposes with respect to contingent income Taxes or with respect to uncertain income Tax positions; and (i) shall exclude any Taxes attributable to transactions outside the ordinary course of business on the Closing Date but after the Closing.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date; and, with respect to a Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Preferred Stock” means the Series Seed Preferred Stock of the Company, $0.0001 par value per share.

“Privacy Laws” means any Laws that govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information and any such legal requirement governing privacy, data security or security breach notification, and any penalties and compliance with any order relating to privacy, data security or security breach notification, including, without limitation, to the extent applicable to the Company, the Gramm-Leach-Bliley Act, California Online Privacy Protection Act, the California Consumer Privacy Act and other United States state Laws concerning privacy and/or data security, the CAN-SPAM Act, the Telephone Consumer Protection Act and all other applicable Laws concerning the use of Personal Information in connection with direct marketing efforts (each as amended from time to time) and any analogous Laws in any jurisdiction to which the Company or its business is subject.

“Pro Rata Percentage” means, with respect to each Seller, the percentage set forth on the Allocation Schedule.

“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy to be issued to Parent at the Closing with respect to this Agreement in the form attached hereto as Exhibit D.

“Registered Intellectual Property” means Intellectual Property that has been the subject of an application filed with, issued by, or registered with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office, an Internet domain name registrar, or any similar office, agency or registrar anywhere in the world.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, managers, officers, agents, employees, general partners, members, stockholders, advisors or representatives (including financial advisors, legal counsel and accountants).

“Restructuring” means the incorporation of the Company, the assumption of the debts, obligations, liabilities and assets of the Delaware Predecessor and the Texas Predecessor and the dissolution of the Delaware Predecessor and the Texas Predecessor.

“SAFEs” means each of the Simple Agreement for Future Equity by and between the Company and the purchaser named therein and listed on Schedule 4.2(a).

“SAFE Liquidity Price” means, with respect to each SAFE, the Liquidity Price as defined in such SAFE.

“SAFE Purchase Amount” means, with respect to each SAFE, the Purchase Amount as defined in such SAFE.

“Schedules” means the disclosure schedules prepared by the Company and delivered to Parent on the date hereof and “Schedule” means a specific section of the Schedules corresponding to the applicable section of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller” means the holder of a Company Security as of immediately prior to the Effective Time.

“Shares” means, collectively, each share of Common Stock and share of Preferred Stock, and “Share” shall mean any one of such shares. For the avoidance of doubt, the term “Shares” (a) includes Company Restricted Shares and shares of Common Stock issued immediately prior to the Effective Time pursuant to Section 4.7 of the Convertible Notes and (b) does not include any shares of Common Stock issuable or deemed issuable on account of a Warrant, SAFE or Cash Election Convertible Note.

“Specified Claims” has the meaning set forth on Schedule 1.1(i).

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable or other form; (b) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Stockholders’ Representative Reserve Amount” means $250,000.

“Straddle Period” means any taxable period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or of which the specified Person controls the management.

“Tax” or “Taxes” means any and all federal, state, provincial, county, local, municipal, foreign and any other taxes, fees, levies, customs, assessments, duties or charges of any kind whatsoever, including all income, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, excise, franchise, alternative minimum, add-on minimum, occupation, registration, recapture, customs, net worth, capital gains, capital stock, environmental, employment, payroll, FICA, FUTA, social security, unemployment, disability, withholding, stamp, excise, real property, personal property, intangible property, healthcare or healthcare insurance, occupation, and other taxes and including any obligations under any applicable escheat or unclaimed property Laws and any goods and services tax or harmonized sales tax, in each instance whether disputed or not, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any report, document, declaration, election, return, information return, claim for refund, election, disclosure, statement, or other information, filing or similar item, including any schedule, supplement or attachment thereto and including any amendment thereof, required to be supplied to a Governmental Authority in connection with Taxes (including, without limitation, information returns, and any documents with respect to or accompanying payments of estimated Taxes or with respect to or accompanying requests for the extension of time in which to file any such report, document, declaration, election, return, information return, claim for refund, election, disclosure, statement, or other information, filing or similar item).

“Taxing Authority” means any Governmental Authority responsible for the determination, assessment, imposition, collection, administration or enforcement of any Tax.

“Texas Predecessor” means Volumetric, Inc., a Texas corporation.

“Transaction Payroll Taxes” means the employer’s share of any employment or payroll Taxes with respect to the Company Expenses, including any such Taxes deferred pursuant to the CARES Act (but determined, with respect to any Company Employee that will be employed by Parent or any of its Affiliates (including the Ultimate Surviving Corporation) following the Closing, as if such Company Employee’s compensation was equal to such Company Employee’s annual base cash salary before receiving any such payments); provided that such amount shall not include any amount included in the calculation of Indebtedness.

“Transaction Tax Deductions” means, without duplication, any Tax loss or Tax deduction, which is actually deductible as a loss for income Tax purposes in a Pre-Closing Tax Period at a more-likely-than-not (or greater) level of comfort, in each case, resulting from or attributable to the payment of (a) the payment or accrual of any Company Expenses; (b) any fees, expenses and interest (including amounts treated as interest for Tax purposes and any breakage fees) incurred by Company, and any unamortized deferred financing costs, with respect to the payment of Indebtedness in connection with the transactions contemplated by this Agreement; (c) any employment Taxes arising in connection with the vesting of Company Restricted Shares pursuant to Section 2.7; and (d) any amounts reflected in the final calculation of Working Capital or Assumed Indebtedness (other than any Bridge Loan), in each case, that arise from, or are incurred in connection with, the transactions, solely to the extent that such amounts are economically borne by the stockholders of the Company; provided, however, that, in connection with the foregoing, the Transaction Tax Deductions shall be determined as if the Company makes an election under Revenue Procedure 2011-29, 2011-18 I.R.B. 746 to treat 70% of any success-based fees that were paid by or on behalf of the Company as an amount that did not facilitate the transactions contemplated under this Agreement.

“Transfer Agent” means Computershare Limited.

“Unaudited Financial Statements” has the meaning set forth in the definition of Financial Statements.

“Warrants” means the Stock Purchase Warrants issued by the Company and listed on Schedule 4.2(a).

“Working Capital” means, as of the Calculation Time, (a) all Current Assets minus (b) all Current Liabilities, in each case, without taking into account the effect of the transactions contemplated by this Agreement.

“Working Capital Escrow Amount” means $50,000.

“Working Capital Overage” means, when (and only when) the Closing Working Capital is greater than the Base Amount, the amount by which the Closing Working Capital is greater than the Base Amount.

“Working Capital Underage” means, when (and only when) the Closing Working Capital is less than the Base Amount, the amount by which the Closing Working Capital is less than the Base Amount, which shall be expressed as a negative number for purposes of calculating the Adjustment Amount.

Section 1.2            Other Capitalized Terms. The following terms shall have the meanings specified in the indicated Section of this Agreement:

Term	Section
1933 Act	2.14(b)
Accounting Fees	2.11(b)
Acquisition Matters	11.18(a)
Acquisition-Related Matters	11.18(c)
Agreement	Preamble
Allocation Schedule	2.9(d)
Appraisal Period	6.1
Carta Cancellation Letter	2.6(a)(i)
Certificate of Merger	2.4
Certificate of Merger I	2.4(a)
Certificate of Merger II	2.4(b)

Certificates	2.6(a)(i)
CGMPs	4.23(d)
Claim	8.4(a)
Claim Notice	8.4(a)
Closing	3.1
Closing Date	3.1
Closing Statement	2.9(d)
COBRA	4.13(d)
Company	Preamble
Company Employees	4.14(a)
Company Group	11.18(c)
Company IT Systems	4.8(j)
Company Owned Registered Intellectual Property	4.8(a)
Company Privacy Policies	4.24(a)
Company Product	4.22
Company-Related Developments	4.8(h)
Company Representatives	11.18(b)
Company Restricted Shares	2.7
Contingent Workers	4.14(b)
D&O Policy	6.5(b)
Deductible	8.5(a)
DGCL	Recitals
Disposition	2.14(a)
Dissenting Shares	2.8(a)
Dissenting Stockholder	2.8(a)
Divestiture	2.12(d)
Earn-Out Payments	2.12(a)
Employment Agreements	2.10(a)(ix)
Effective Time	2.4(a)
Escrow Account	2.10(a)(v)
Estimated Adjustment Amount	2.9(b)
Excluded Common Shares	2.5(a)(ii)
Excluded Preferred Shares	2.5(a)(i)
Excluded Shares	2.5(a)(ii)
FCPA	4.28(a)
Final Adjustment Amount	2.11(c)
Indemnified Parties	6.5(a)
Indemnitee	8.4(a)
Indemnitor	8.4(a)
In-the-Money Warrant	2.5(a)(iii)
Leases	4.17(b)
Lock-Up Acknowledgement Agreement	2.10(b)(vi)
Material Contracts	4.10
Material Customers	4.21(a)
Material Suppliers	4.21(b)

Merger I	Recitals
Merger I Surviving Corporation	2.1(a)
Merger II	Recitals
Merger Sub I	Preamble
Merger Sub II	Preamble
Mergers	Recitals
Notice of Disagreement	2.11(b)
Objection Date	8.4(b)
Objection Notice	8.4(b)
Offset	8.10
Outside Date	10.1(d)
Parent	Preamble
Parent Adjustment Amount	2.11(d)(ii)
Parent Indemnitees	8.2
Parent SEC Documents	5.7(a)
Parent Returns	7.2(b)
Payment Agent	2.6(a)(i)
Payoff Amounts	2.10(a)(iii)
Payoff Letters	2.9(c)
Permits	4.9(c)
Preferred Amount	2.5(a)(i)
Preliminary Allocation Schedule	2.9(a)
Preliminary Statement	2.9(b)
Privacy Requirements	4.24(a)
R&W Insurer	6.7
Real Property	4.17(b)
Regulatory Permits	4.23(a)
Related Party Contracts	4.19
Rev. Proc. 2018-12	2.3
SAFE Amount	2.5(a)(v)
Second Effective Time	2.4(b)
Securityholder Acknowledgment Agreement	2.6(a)(i)
Seller Adjustment Amount	2.11(d)(i)
Seller Documentation	2.6(a)(ii)
Seller Indemnitees	8.3
Service Condition	2.12(a)
Shearman	11.18(a)
Stockholders’ Representative	Preamble
Stockholders’ Representative Expenses	11.17(e)
Stockholders’ Representative Group	11.17(e)
Stockholders’ Representative Reserve Account	2.10(a)(vi)
Statement	2.11(a)
Stockholder Notice	6.1
Stockholder Written Consent	6.1
Survival Date	8.1

Trade Approvals	4.28(b)
Trade Laws	4.28(b)
Transfer Taxes	7.4
Transfer Tax Returns	7.4
Transferred Assets	2.12(d)
Transferee	2.12(d)
Ultimate Surviving Corporation	2.2(a)
Viability Termination	2.12(c)
WARN Act	4.14(d)

Section 1.3            Interpretive Provisions. Unless the express context otherwise requires:

(a)               the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)               terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)               the terms “Dollars” and “$” mean United States Dollars;

(d)               references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)               wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)                references herein to any gender shall include each other gender;

(g)               the word “or” shall not be exclusive;

(h)               references to “written” or “in writing” include in electronic form;

(i)                 references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (i) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(j)                 references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(k)               any reference to “days” shall mean calendar days unless Business Days are expressly specified;

(l)                 if the day by which an action is required or permitted to be taken under this Agreement is a non-Business Day, then such action may be taken on the next succeeding Business Day;

(m)             references herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof;

(n)               with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(o)               references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(p)               references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(q)               references to the Company in Article IV shall be deemed also to refer to the Delaware Predecessor and the Texas Predecessor, as applicable;

(r)                each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP and, unless otherwise specified in this Agreement, all such accounting terms will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP, as consistently applied by the Company and reflected in the Annual Financial Statements and provided that, in the event of a conflict between GAAP and the historical accounting practices of the Company, GAAP will control; and

(s)                references to documents or information that have been or are required to be “provided” or “made available” (or other similar terms) to Parent means that such documents or information were posted to the Data Room and accessible by Parent and its Representatives at least three (3) Business Days prior to the date hereof.

ARTICLE II
THE MERGER

Section 2.1            Merger I.

(a)               On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub I shall be merged with and into the Company at the Effective Time. The separate corporate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation (the “Merger I Surviving Corporation”). Merger I shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the Merger I Surviving Corporation will possess all of the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions, disabilities and duties of the Company and Merger Sub I, to the fullest extent provided under the DGCL.

(b)               At the Effective Time, the certificate of incorporation and the bylaws of Merger Sub I as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Merger I Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, except that references to Merger Sub I’s name shall be replaced by references to “Volumetric Biotechnologies, Inc.”

(c)               The directors of Merger Sub I immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Merger I Surviving Corporation, and the officers of Merger Sub I immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Merger I Surviving Corporation, in each case until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Merger I Surviving Corporation’s certificate of incorporation, bylaws and applicable Law.

Section 2.2            Merger II.

(a)               Immediately after the Effective Time, Parent will cause the Merger I Surviving Corporation to merge with and into Merger Sub II, the separate corporate existence of the Merger I Surviving Corporation shall thereupon cease, and Merger Sub II shall continue as the surviving corporation (the “Ultimate Surviving Corporation”). Merger II shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Second Effective Time, the Ultimate Surviving Corporation will possess all of the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions, disabilities and duties of the Merger I Surviving Corporation and Merger Sub II, to the fullest extent provided under the DGCL.

(b)               At the Second Effective Time, the certificate of incorporation and the bylaws of Merger Sub II as in effect immediately prior to the Second Effective Time shall be the certificate of incorporation and bylaws of the Ultimate Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, except that references to Merger Sub II’s name shall be replaced by references to “Volumetric Biotechnologies, Inc.”

(c)               The directors of Merger Sub II immediately prior to the Second Effective Time shall, from and after the Second Effective Time, be the directors of the Ultimate Surviving Corporation, and the officers of Merger Sub II immediately prior to the Second Effective Time shall, from and after the Second Effective Time, be the officers of the Ultimate Surviving Corporation, in each case until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Ultimate Surviving Corporation’s certificate of incorporation, bylaws and applicable Law.

Section 2.3            Certain Tax Methodology. The parties acknowledge and agree that for purposes of determining the value of the Consideration Shares to be delivered at the Closing under Revenue Procedure 2018-12, 2018-6 IRB 349 (“Rev. Proc. 2018-12”), (i) the “Safe Harbor Valuation Method” within the meaning of Rev. Proc. 2018-12 will be the Average of the Daily Volume Weighted Average Prices as described in Section 4.01(1) of Rev. Proc. 2018-12; (ii) the “Measuring Period” within the meaning of Section 4.02 of Rev. Proc. 2018-12 will be the twenty (20) consecutive trading days ending on and including the third trading day immediately preceding the Closing Date; (iii) the “national securities exchange” within the meaning of Section 3.01(4)(a)(ii) of Rev. Proc. 2018-12 will be the NYSE; and (iv) the “authoritative reporting source” within the meaning of Section 3.01(4)(a)(ii) of Rev. Proc. 2018-12 will be Bloomberg Finance L.P. The parties further agree that the valuation of Parent’s common stock by reference to the methodology described in this Section 2.3 is intended to qualify for the “Safe Harbor Valuation Method” within the meaning of Section 4.01(1) of Rev. Proc. 2018-12 and no party shall take any position for Tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 2.4            Effective Time; Second Effective Time.

(a)               Effective Time. Concurrently with the Closing, the Company and Merger Sub I shall file with the Secretary of State of the State of Delaware a certificate of merger (“Certificate of Merger I”) executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL, and will make all other filings, recordings or publications required under the DGCL in connection with Merger I. Merger I shall become effective at the time Certificate of Merger I shall have been duly filed with, and accepted by, the Secretary of State of the State of Delaware or such later date and time as is agreed upon by the parties and specified in Certificate of Merger I (such date and time, the “Effective Time”).

(b)               Second Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, immediately following the Effective Time, and as part of an integrated transaction, the Merger I Surviving Corporation and Merger Sub II shall file with the Secretary of State of the State of Delaware a certificate of merger (“Certificate of Merger II”) executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL, and will make all other filings, recordings or publications required under the DGCL in connection with Merger II. Merger II shall become effective at the time Certificate of Merger II shall have been duly filed with, and accepted by, the Secretary of State of the State of Delaware or such later date and time as is agreed upon by the parties and specified in Certificate of Merger II (such date and time, the “Second Effective Time”).

Section 2.5            Effect on Capital Stock and Company Securities.

(a)               Shares and Company Securities. At the Effective Time, by virtue of Merger I and without any action on the part of Parent, Merger Sub I, the Company, any holder of the Company Securities or any other Person:

(i)                 Preferred Stock. Each issued and outstanding share of Preferred Stock (other than issued and outstanding shares of Preferred Stock (A) that are owned by the Company or held as treasury stock or (B) that are Dissenting Shares, with the shares of Preferred Stock referred to in the immediately preceding clauses (A) and (B) being the “Excluded Preferred Shares”) shall be converted into the right to receive (1) the Merger Consideration multiplied by (2) such number of shares of Common Stock as would be issuable to the holder of such share of Preferred Stock upon the conversion of such share of Preferred Stock immediately prior to the Effective Time in accordance with the certificate of incorporation of the Company (the aggregate number of shares of Common Stock issuable upon the conversion of all of the shares of Preferred Stock (assuming that no shares of Preferred Stock are Dissenting Shares), the “Preferred Amount”). All shares of Preferred Stock shall be cancelled automatically and shall cease to exist as of the Effective Time, and the holders of shares of Preferred Stock shall cease to have any rights with respect thereto, other than the right to receive the Merger Consideration (without interest) upon the delivery of a Securityholder Acknowledgment Agreement in accordance with the terms of, and at such times as specified in, this Agreement. Each Excluded Preferred Share shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to the right of the holder of any Dissenting Shares to receive the payment for such Dissenting Shares pursuant to Section 2.8.

(ii)              Common Stock. Each issued and outstanding share of Common Stock (other than issued and outstanding shares of Common Stock (i) that are owned by the Company or held as treasury stock or (ii) that are Dissenting Shares, with the shares of Common Stock referred to in the immediately preceding clauses (i) and (ii) being the “Excluded Common Shares” and, together with the Excluded Preferred Shares, the “Excluded Shares”) shall be converted into the right to receive the Merger Consideration. All shares of Common Stock shall be cancelled automatically and shall cease to exist, and the holders of shares of Common Stock shall cease to have any rights with respect thereto, other than the right to receive the Merger Consideration (without interest) upon the delivery of a Securityholder Acknowledgment Agreement in accordance with the terms of, and at such times as specified in, this Agreement. Each Excluded Common Share shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to the right of the holder of any Dissenting Shares to receive the payment for such Dissenting Shares pursuant to Section 2.8.

(iii)            Warrants. Each Warrant (or portion thereof) that has not been exercised prior to the Effective Time shall be terminated and canceled without payment or consideration therefor in accordance with the terms thereof, and, following the Effective Time, no holder of any Warrant will have any right to any payment or to acquire any equity securities of Parent, the Ultimate Surviving Corporation, the Company or any of their respective Subsidiaries as a result of such holder’s Warrant (irrespective of the terms or provisions of such Warrant).

(iv)             Cash Election Convertible Notes. Each Cash Election Convertible Note shall be cancelled and converted into the right to receive (A) the Merger Consideration multiplied by (B) the number of shares determined by dividing (i) the aggregate outstanding principal amount of such Cash Election Convertible Note, any accrued but unpaid interest, and any other amounts payable under such Cash Election Convertible Note, calculated as of immediately prior to the Effective Time, by (ii) the quotient obtained by dividing (a) the Valuation Cap (as defined in the Convertible Notes) by (b) the Company Capitalization (as defined in the Convertible Notes).

(v)               SAFEs. Each SAFE shall be cancelled and converted into the right to receive (A) the Merger Consideration multiplied by (B) such number of shares of Common Stock equal to the quotient of (1) the SAFE Purchase Amount divided by (2) the SAFE Liquidity Price (the aggregate number of shares of Common Stock issuable to the holders of SAFEs, the “SAFE Amount”).

(b)               Common Stock of Merger Sub I. At the Effective Time, by virtue of Merger I and without any action on the part of Parent, Merger Sub I, the Company, any holder of the Company Securities or any other Person, each issued and outstanding share of common stock of Merger Sub I outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of the common stock of the Merger I Surviving Corporation with the rights, powers and privileges set forth in the certificate of incorporation of the Merger I Surviving Corporation.

(c)               Common Stock of Merger I Surviving Corporation. At the Second Effective Time, by virtue of Merger II and without any action on the part of Parent, Merger Sub II, the Merger I Surviving Corporation or any other Person, each issued and outstanding share of common stock of the Merger I Surviving Corporation outstanding immediately prior to the Second Effective Time shall be cancelled automatically and shall cease to exist, and no consideration will be delivered in exchange therefor.

(d)               Common Stock of Merger Sub II. At the Second Effective Time, by virtue of Merger II and without any action on the part of Parent, Merger Sub II, the Merger I Surviving Corporation or any other Person, each issued and outstanding share of common stock of Merger Sub II outstanding immediately prior to the Second Effective Time shall remain unchanged and continue to remain outstanding as a share of common stock of the Ultimate Surviving Corporation with the rights, powers and privileges set forth in the certificate of incorporation of the Ultimate Surviving Corporation.

Section 2.6            Payment and Exchange of Company Securities.

(a)               Payment Procedures.

(i)                 Securityholder Acknowledgment Agreement. At or prior to the Closing, Parent shall enter into an agreement with PNC Bank, National Association (the “Payment Agent”), to act as the payment agent. The Payment Agent shall deliver as soon as practicable after the date of this Agreement (simultaneously with the Stockholder Notice) to each Seller, a Securityholder Acknowledgment Agreement in the form of Exhibit E attached hereto (a “Securityholder Acknowledgment Agreement”). At the Closing, the Company shall deliver to Parent a letter validly executed by the Company’s transfer agent, eShares, Inc. DBA Carta, Inc. as to the cancellation as of the Effective Time of all electronic stock certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares (such letter, the “Carta Cancellation Letter”).

(ii)              Delivery of Securityholder Acknowledgment Agreement. Upon receipt by Parent of the Carta Cancellation Letter and delivery to the Payment Agent of a duly completed and validly executed Securityholder Acknowledgment Agreement by each Seller (and such other materials as are required under and specified in the Securityholder Acknowledgment Agreement (except for an IRS Form W-9 or W-8), collectively, “Seller Documentation”), then from and after the Closing such Seller shall be entitled to receive in exchange therefor the Merger Consideration payable as of the Closing Date and, when and if it becomes payable, any Contingent Merger Consideration in respect of such Seller’s Company Securities in accordance with the terms and conditions of this Agreement, after giving effect to any withholdings or deductions of Taxes in accordance with Section 2.6(e), and the Company Securities shall be cancelled immediately. No interest shall accrue or be paid on any amount payable upon delivery by a Seller to the Payment Agent of duly completed and validly executed Seller Documentation.

(iii)            Cash Portion of the Merger Consideration. The Payment Agent shall, as promptly as practicable after the Effective Time and delivery to the Payment Agent by a Seller of duly completed and validly executed applicable Seller Documentation (and in any event within two (2) Business Days after such delivery), pay to such Seller the amount of cash due to such Seller hereunder as of the Closing Date, which amount is set forth on the Allocation Schedule under the heading “Closing Date Cash Merger Consideration”; provided, that to the extent any Seller has not completed, executed and delivered to the Payment Agent the applicable Seller Documentation, the portion of any such payment relating to such Company Securities shall be retained by the Payment Agent until such Seller has executed and delivered the applicable Seller Documentation, at which time Payment Agent shall promptly pay to the applicable Seller such withheld portion of the Merger Consideration. Each cash payment to be made pursuant to the terms of this Agreement to a Seller in respect of the Merger Consideration shall be made by the Payment Agent by (x) direct wire transfers to the account of each Seller in accordance with the wire transfer instructions provided by such Seller to the Payment Agent in the manner contemplated by the Securityholder Acknowledgement Agreement, or (y) checks drawn on a U.S. bank and mailed to the addresses specified by such Seller to the Payment Agent in the manner contemplated by the Securityholder Acknowledgement Agreement.

(iv)             Parent Stock Portion of the Merger Consideration. Parent shall, as promptly as practicable after the Effective Time and delivery to the Payment Agent by a Seller of duly completed and validly executed applicable Seller Documentation (and in any event within two (2) Business Days after such delivery), issue to such Seller, in accordance with Section 2.14(e), the amount of Per Share Consideration Shares due to such Seller hereunder, which amount is set forth on the Allocation Schedule under the heading “Closing Date Stock Merger Consideration”; provided, that to the extent any Seller has not completed, executed and delivered to the Payment Agent applicable Seller Documentation, the Per Share Consideration Shares relating to such Company Securities shall not be issued to such Seller until such Seller has executed and delivered the applicable Seller Documentation, at which time Parent shall promptly issue to the applicable Seller, in accordance with Section 2.14(e), such withheld shares of Parent Stock.

(b)               Unregistered Transferees. If any Merger Consideration is to be paid to a Person other than the Person in whose name the Company Security is registered, then such Merger Consideration may be paid to such a transferee so long as (i) the applicable Seller’s Securityholder Acknowledgment Agreement is accompanied by documents reasonably satisfactory to Parent to evidence and effect that transfer and (ii) the Person requesting such payment (A) pays any applicable transfer Taxes or (B) establishes to the satisfaction of Parent that any such Taxes have already been paid or are not applicable.

(c)               No Other Rights. Until the delivery to the Payment Agent of applicable Seller Documentation in accordance with this Section 2.6, each outstanding Share and Company Security shall be deemed, from and after the Effective Time, to represent only the right to receive upon execution and delivery of applicable Seller Documentation, the Merger Consideration payable with respect to such Company Security in accordance with the terms and conditions of this Agreement. Payment of the Merger Consideration in accordance with the terms and conditions of this Agreement upon the delivery of the applicable duly completed and validly executed Seller Documentation shall be deemed payment in full satisfaction of all rights pertaining to such Company Securities other than the right to receive Contingent Merger Consideration (if any).

(d)               No Further Transfers. At the Effective Time, the transfer books of the Company shall be closed and there shall be no further registration of transfers of the Company Securities that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Securities are presented to the Ultimate Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.6.

(e)               Required Withholding. Parent, or its designee, the Payment Agent, the Escrow Agent and the Ultimate Surviving Corporation shall be entitled to deduct and withhold from any Merger Consideration payable under this Agreement such amounts as may be required to be deducted or withheld therefrom under (i) the Code, (ii) any applicable state, local or foreign Tax Laws or (iii) any other applicable Laws; provided, however, that Parent or Ultimate Surviving Corporation, as applicable, shall promptly provide reasonable notice of the applicability of such withholding to the Person subject to such deduction or withholding and shall reasonably cooperate with such Person to minimize any such deduction or withholding to the extent available (including by accepting any properly completed and duly executed documentation that is provided by the affected Person). To the extent that any amounts are so deducted, withheld and timely paid over to the proper Governmental Authority, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement. Notwithstanding anything herein to the contrary and for the avoidance of doubt, the Parties agree that (i) the Escrow Agent is not the designee of Parent for purposes of this Section 2.6(e) and (ii) neither Parent nor the Ultimate Surviving Corporation shall be required to provide notice under this Section 2.6(e) with respect to any amounts required to be deducted and withheld with respect to the payment of any compensatory Company Expenses.

(f)                No Liability. Neither Parent nor the Ultimate Surviving Corporation shall be liable to any holder of Company Securities for any amount properly paid to a public official under any applicable abandoned property, unclaimed property, escheat or similar Laws. To the fullest extent permitted by Law, any amounts remaining unclaimed by holders of any Company Securities five (5) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity, will become the property of Parent, free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

(g)               Equitable Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, any number or amount contained in this Agreement which is based on the price of Parent Stock (including the Parent Stock Price) or Shares or the number of shares of Parent Stock or Shares, as the case may be, shall be equitably adjusted to the extent necessary to provide the Parties the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon. For the avoidance of doubt, nothing in this Section 2.6(g) shall be deemed to modify the Company’s obligations under Section 6.2(b).

(h)               No Fractional Shares. No fractional shares of Parent Stock shall be issued in exchange for Company Securities, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of Company Securities converted pursuant to Merger I who would otherwise have been entitled to receive a fraction of a share of Parent Stock shall receive, in lieu thereof, cash (without interest and subject to applicable Tax withholding) in an amount equal to (i) such fractional part of a share of Parent Stock multiplied by (ii) the Parent Stock Price.

Section 2.7            Treatment of Company Restricted Shares. Immediately prior to the Effective Time, each of the outstanding shares of Common Stock that are subject to restrictions immediately prior to the Effective Time (“Company Restricted Shares”) shall automatically become fully vested and all restrictions thereon shall lapse, and thereafter all Shares represented thereby shall be considered outstanding for all purposes of this Agreement and shall only have the right to receive the Merger Consideration (less required withholdings as provided in Section 2.6(e)) without interest thereon pursuant to Section 2.5(a)(ii). As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the board of directors of the Company shall adopt such resolutions and take such actions as are necessary or appropriate to give effect to the treatment of Company Restricted Shares pursuant to this Section 2.7.

Section 2.8            Appraisal Rights.

(a)               Notwithstanding any provision of this Agreement to the contrary, any Shares for which the holder thereof (a “Dissenting Stockholder”) entitled to demand and who have properly exercised and perfected appraisal rights of such shares in accordance with, and has complied in all respects with, Section 262 of the DCGL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration in accordance with Section 2.5(a), and any Merger Consideration that would otherwise be payable in respect of such Dissenting Shares shall remain the property of Parent. From and after the Effective Time, (x) all Dissenting Shares shall be cancelled and cease to exist and (y) Dissenting Stockholders shall be entitled only to such rights as may be granted to them under Section 262 of the DCGL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Ultimate Surviving Corporation.

(b)               Notwithstanding the provisions of Section 2.8(a), if any Dissenting Stockholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that Dissenting Stockholder’s Shares (i) shall no longer be deemed to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Merger Consideration, and shall become entitled to payment of their applicable portion of the Merger Consideration upon delivery of duly completed and validly executed applicable Seller Documentation in accordance with Section 2.6. Each Dissenting Stockholder who becomes entitled to payment for his, her, their or its Dissenting Shares pursuant to the DGCL shall receive payment thereof from the Payment Agent or Parent, as applicable, in accordance with the DGCL.

(c)               For the avoidance of doubt, for purposes of determining the Allocation Schedule (as defined in Section 2.9 below) and the other related definitions and terms that are affected by the total number of Company Securities outstanding immediately prior to the Effective Time, any and all Dissenting Shares shall be included in all such determinations as if such Dissenting Shares were participating in the Merger and were entitled to receive the Merger Consideration under this Agreement.

Section 2.9            Deliveries to Be Made Prior to the Closing Date. At least three (3) Business Days prior to the Closing Date, the Company shall deliver (or cause to be delivered):

(a)               to Parent, a Schedule (the “Preliminary Allocation Schedule”), that sets forth, among other things, the following with respect to each Seller:

(i)                 such Seller’s name;

(ii)              such Seller’s current mailing address and e-mail address (as reflected in the records of the Company);

(iii)            with respect to each Seller, after taking into account the conversion of the Convertible Notes pursuant to Section 4.7 of the Convertible Notes immediately prior to the Effective Time (excluding, for the avoidance of doubt, the Cash Election Convertible Notes), (A) the number and class of Shares held by such Seller immediately prior to the Effective Time and (B) the number and type of Company Securities held by such Seller immediately prior to the Effective Time;

(iv)             such Seller’s Pro Rata Percentage; and

(v)               with respect to each Seller, a calculation of the aggregate Merger Consideration (including, as applicable, the amount in cash equal to the Seller’s aggregate Per Share Closing Cash Consideration Value or Per Share Cash Election Consideration Value and the number of shares of Parent Stock equal to the Seller’s aggregate Per Share Consideration Shares) payable to such Seller;

(b)               to Parent, a preliminary statement (the “Preliminary Statement”) that sets forth the Company’s good faith estimates of (i) Closing Working Capital and the resulting estimated Working Capital Overage or Working Capital Underage, if any, (ii) the amount of Company Cash, (iii) the amount of the Assumed Indebtedness, (iv) the Payoff Amounts, (v) the amount of Company Expenses and (vi) the Adjustment Amount resulting therefrom (the “Estimated Adjustment Amount”), in each case, prepared in accordance with the Balance Sheet Rules, if applicable, and this Agreement, and, based upon the foregoing, the resulting calculations of the Aggregate Merger Consideration Value and the Closing Payment, accompanied by supporting documentation reasonably satisfactory to Parent for the estimates and calculations contained therein, and each item or component of the calculation of Current Liabilities, Assumed Indebtedness, Payoff Amounts and Company Expenses shall only be included in one such calculation, and in no event shall any such item or component be included in more than one such calculation;

(c)               to Parent, payoff letters in respect of the Indebtedness set forth on Section 2.9(c) in form and substance reasonably satisfactory to Parent, including the amounts owed and wire instructions for the payment of such amounts (the “Payoff Letters”); and

(d)               to Parent, instructions in form and substance reasonably satisfactory to Parent with respect to the payment of the Company Expenses, including the names of each Person to which such Company Expense is owed, the amounts owed to such Person and wire instructions for the payment of such amounts together with invoices and IRS Forms W-9 (or other applicable form) from each such Person.

Following the delivery of the Preliminary Allocation Schedule and the Preliminary Statement, the Company shall update the Preliminary Allocation Schedule and the Preliminary Statement immediately upon the receipt of any information which would reasonably be expected to result in any change thereto. As promptly as practicable but not later than one (1) Business Day prior to the Closing, Parent shall identify any adjustments that it believes are required to the Preliminary Allocation Schedule or the Preliminary Statement delivered by the Company. Parent and the Company shall use commercially reasonable efforts to agree upon any such adjustments, after which the Company shall re-deliver to Parent the Preliminary Allocation Schedule and/or the Preliminary Statement, with such adjustments as the parties have agreed are appropriate. If the parties cannot agree on any such adjustments to the Preliminary Statement, then either party may accept the position of the other without waiving its rights to challenge such position pursuant to Section 2.11 or under Article VIII, as applicable. The Preliminary Allocation Schedule and the Preliminary Statement, as they may be adjusted pursuant to this Section 2.9 and delivered by the Company at the Closing pursuant to Section 2.10(b), are referred to as the “Allocation Schedule” and the “Closing Statement,” respectively.

Section 2.10        Transactions to Be Effected at the Closing. At the Closing, the following transactions shall be effected:

(a)               Parent shall deliver (or cause to be delivered):

(i)                 to each Seller, in accordance with Section 2.14(e) and subject to Section 2.6(a)(iv), the aggregate number of Per Share Consideration Shares to be delivered to such Seller at the Closing;

(ii)              to the Payment Agent, by wire transfer of immediately available funds to the account designated in writing by the Payment Agent at least one (1) Business Day prior to the Closing Date, an amount equal to (A) the Closing Payment, less (B) any amounts owed on account of Dissenting Shares, plus (C) cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.6(h), for further distribution to the Sellers (other than the Dissenting Stockholders) in accordance with Section 2.6(a)(iii);

(iii)            to the parties designated in the Payoff Letters, by wire transfer of immediately available funds to such bank account or bank accounts designated in the Payoff Letters, the amounts set forth in the Payoff Letters (the “Payoff Amounts”);

(iv)             to such parties to whom any Company Expenses are payable pursuant to the instruction delivered pursuant to Section 2.9(d), by wire transfer of immediately available funds to such bank account or bank accounts designated pursuant to Section 2.9(d), the applicable amount set forth in the instruction delivered pursuant to Section 2.9(d);

(v)               to the Escrow Agent, for deposit in an escrow account (the “Escrow Account”), by wire transfer of immediately available funds to the account designated in the Escrow Agreement or otherwise designated in writing by the Escrow Agent at least two (2) Business Days prior to the Closing Date, an amount in cash equal to the Escrow Amount, to be held by the Escrow Agent and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement and the applicable provisions of this Agreement;

(vi)             to the Stockholders’ Representative, for deposit in an account established for the benefit of the Stockholders’ Representative (the “Stockholders’ Representative Reserve Account”), by wire transfer of immediately available funds to an account designated in writing by the Stockholders’ Representative at least two (2) Business Days prior to the Closing Date, an amount in cash equal to the Stockholders’ Representative Reserve Amount, to be held by the Stockholders’ Representative in a separate account for purposes of satisfying fees, costs and expenses incurred in its capacity as the Stockholders’ Representative and otherwise in accordance with this Agreement (provided that, for Tax purposes, the Stockholders’ Representative Reserve Account shall be treated by the parties as having been received and voluntarily set aside by the Sellers at the time of Closing);

(vii)          to the Stockholders’ Representative, a copy of the Escrow Agreement duly executed by Parent; and

(viii)        to the Company, a certificate dated as of the Closing Date, duly executed by an executive officer of the Parent and each Merger Sub, certifying that (A) the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied; (B) attached thereto are the resolutions or written consent of the board of directors of Parent, Merger Sub I and Merger Sub II authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby and such resolutions or written consent of the board of directors of Parent, Merger Sub I and Merger Sub II have not been amended, modified, revoked or rescinded; (C) attached thereto are the resolutions or written consent of the sole stockholder of Merger Sub I and Merger Sub II authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby and such resolutions of the sole stockholder of Merger Sub I and Merger Sub II have not been amended, modified, revoked or rescinded; (D) the Funding Agreement has not been amended, modified or terminated, nor has Parent waived any material term thereof, in each case, in a manner that would reduce the resources set forth on Exhibit B attached hereto; and (E) the R&W Insurance Policy has been, or at the Closing will be, issued and bound by the R&W Insurer.

(ix)             to the applicable Key Individual, employment agreements in the forms attached hereto as Exhibit F (the “Employment Agreements”) duly executed by Parent or its applicable Affiliate.

(b)               The Company shall deliver (or cause to be delivered):

(i)                 to Parent, duly executed copies of the Payoff Letters;

(ii)              to Parent, a copy of the Escrow Agreement duly executed by the Stockholders’ Representative and the Escrow Agent;

(iii)            to Parent, a certificate from the State of Delaware as to the good standing of the Company, dated within ten days of the Closing Date;

(iv)             to Parent, the Allocation Schedule, as it may be adjusted pursuant to Section 2.9, duly executed by an executive officer of the Company;

(v)               to Parent, the Closing Statement, including the Estimated Adjustment Amount, as it may be adjusted pursuant to pursuant to Section 2.9, duly executed by an officer of the Company;

(vi)             to Parent, the Employment Agreements duly executed by the Key Individuals;

(vii)          to Parent, (A) a copy of a resignation letter, in form and substance reasonably satisfactory to Parent, delivered by each Key Individual to any employer of the Key Individual (other than the Company), to be effective no later than the Closing, or (B) other evidence reasonably satisfactory to Parent that neither of the Key Individuals has any obligation to any college, university, government agency or similar institution to return to work at or conduct work for any such college, university, government agency or similar institution, including, for example, a letter from William Marsh Rice University stating that such Key Individual will retain his title, will no longer be an employee, will have no ongoing responsibilities to William Marsh Rice University, will have no ongoing role with respect to grants, and will have no obligation under William Marsh Rice University’s intellectual property policies;

(viii)        to Parent, duly executed agreements terminating the Related Party Contracts identified on Schedule 2.10(b)(viii);

(ix)             to Parent, a certificate dated as of the Closing Date, duly executed by an executive officer of the Company, certifying that (A) the conditions set forth in Sections 9.2(a), (b) and (c) and have been satisfied; (B) attached thereto are (1) the resolutions or written consent of the board of directors of the Company authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby and (2) the Stockholder Written Consent; and (C) such resolutions or written consent of the board of directors of the Company and the Stockholder Written Consent have not been amended, modified, revoked or rescinded;

(x)               to Parent, (A) a duly executed statement, dated as of the Closing Date and executed by the Company, certifying that the Shares do not constitute “United States real property interests” under Section 897(c)(1) of the Code, and (B) a “FIRPTA Notification Letter,” dated as of the Closing Date and duly executed by the Company, in each case, in substantially the form attached hereto as Exhibit G; and

(xi)             to Parent, three flash drives, each containing a copy of the entire contents of the Data Room as of the Closing Date.

Section 2.11        Post-Closing Adjustment.

(a)               Within sixty (60) days after the Closing Date, Parent shall deliver (or shall cause to be delivered) to the Stockholders’ Representative a statement (the “Statement”) setting forth its calculation of the Adjustment Amount and each component thereof, together with such schedules and data setting forth in reasonable detail the particulars of any disparity between the Closing Statement and the Statement. Parent shall prepare the Statement using the Balance Sheet Rules. Each of the parties to this Agreement acknowledge and agree that it is the intent of such parties that each item or component of the calculation of Current Liabilities, Assumed Indebtedness and Company Expenses shall only be included in one such calculation, and in no event shall any such item or component be included in more than one such calculation.

(b)               The Statement shall become final and binding upon all of the parties hereto at 5:00 p.m. (Eastern Time) on the thirtieth (30th) day following the date on which the Statement was delivered by Parent to the Stockholders’ Representative, unless the Stockholders’ Representative delivers written notice of its good faith disagreement with the Statement (a “Notice of Disagreement”) to Parent prior to such time. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted, it being understood and agreed that the Stockholders’ Representative may not raise additional disagreements after delivering a Notice of Disagreement and may not make assertions more favorable to the Sellers than those set forth in the Closing Statement. If a Notice of Disagreement is received by Parent, then the Statement (as revised in accordance with this Section 2.11(b)) shall become final and binding upon Sellers and Parent on the earlier of (i) the date the Stockholders’ Representative and Parent resolve in writing any and all differences they have with respect to the matters specified in the Notice of Disagreement and (ii) if any differences remain that the Stockholders’ Representative and Parent are unable to resolve following the thirty (30)-day period referred to below, the date any such remaining disputed matters are finally resolved in writing by the Independent Accountant. During the thirty (30)-day period following the delivery of a Notice of Disagreement, the Stockholders’ Representative and Parent shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If at the end of such thirty (30)-day period the Stockholders’ Representative and Parent have not resolved in writing the matters specified in the Notice of Disagreement, then, no later than ten (10) days following the end of such thirty (30)-day period, the Stockholders’ Representative and Parent shall submit to the Independent Accountant for resolution, in accordance with the standards set forth in this Section 2.11, only such matters that remain in dispute. The Stockholders’ Representative and Parent shall use reasonable efforts to cause the Independent Accountant to render a written decision resolving the matters submitted to the Independent Accountant within thirty (30) days of the receipt of such submission. The scope of the disputes to be resolved by the Independent Accountant shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with this Agreement. The Independent Accountant’s decision shall be set forth in writing and be based solely on written submissions by the Stockholders’ Representative and Parent and their respective Representatives and not by independent review, reflect the application of the Balance Sheet Rules, constitute an arbitrational award and, absent fraud, intentional misconduct or manifest error, shall be final and binding on all of the parties hereto. The Independent Accountant may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. Judgment may be entered upon the determination of the Independent Accountant in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Independent Accountant incurred pursuant to this Section 2.11 (the “Accounting Fees”) shall be borne pro rata as between Sellers, on the one hand, and Parent, on the other hand, in proportion to the final allocation made by such Independent Accountant of the disputed items weighted in relation to the claims made by the Stockholders’ Representative and Parent, such that the prevailing party pays the lesser proportion of such fees, costs and expenses. For example, if Parent claims that the appropriate adjustments are, in the aggregate, $1,000 greater than the amount determined by the Stockholders’ Representative and if the Independent Accountant ultimately resolves the dispute by awarding to Parent an aggregate of $300 of the $1,000 contested, then the fees, costs and expenses of the Independent Accountant and the American Arbitration Association, if applicable, will be allocated 30% (i.e., 300 ÷ 1,000) to the Stockholders’ Representative (on behalf of the Sellers) and 70% (i.e., 700 ÷ 1,000) to Parent.

(c)               As used herein, “Final Adjustment Amount” means (i) if the Stockholders’ Representative fails to timely deliver a Notice of Disagreement in accordance with Section 2.11(b), the Adjustment Amount as set forth in the Statement or (ii) if the Adjustment Amount is resolved by Parent and the Stockholders’ Representative and/or by submission of any disputes to the Independent Accountant, as contemplated by Section 2.11(b), the Adjustment Amount as so resolved.

(d)               Upon the determination of the Final Adjustment Amount in accordance with Section 2.11(b):

(i)                 if the Final Adjustment Amount exceeds the Estimated Adjustment Amount (any such excess, the “Seller Adjustment Amount”), then within three (3) Business Days after the Final Adjustment Amount is determined: (A) Parent shall pay, by wire transfer of immediately available funds, an aggregate amount equal to the Seller Adjustment Amount to the Payment Agent, for further distribution to the Sellers in accordance with Section 2.13; and (B) Parent and the Stockholders’ Representative shall provide joint written instruction to the Escrow Agent directing the Escrow Agent to disburse, by wire transfer of immediately available funds, the Working Capital Escrow Amount from the Escrow Account to the Payment Agent, for further distribution to the Sellers in accordance with Section 2.13;

(ii)              if the Estimated Adjustment Amount exceeds the Final Adjustment Amount (any such excess, the “Parent Adjustment Amount”), then within three (3) Business Days after the Final Adjustment Amount is determined: (A) the Stockholders’ Representative and Parent shall provide joint written instruction to the Escrow Agent directing the Escrow Agent to disburse, by wire transfer of immediately available funds, from the Escrow Account to Parent an amount equal to the lesser of (x) the Parent Adjustment Amount and (y) the Working Capital Escrow Amount then on deposit in the Escrow Account; and (B) (1) if the Parent Adjustment Amount is less than the Working Capital Escrow Amount, Parent and the Stockholders’ Representative shall provide joint written instruction to the Escrow Agent directing the Escrow Agent to disburse, by wire transfer of immediately available funds, the amount by which the Working Capital Escrow Amount exceeds the Parent Adjustment Amount to the Payment Agent, for further distribution to the Sellers in accordance with Section 2.13 or (2) if the Parent Adjustment Amount is greater than the Working Capital Escrow Amount, Parent shall be entitled to receive such amount from the Indemnity Escrow Amount; or

(iii)            if the Final Adjustment Amount is equal to the Estimated Adjustment Amount, then within three (3) Business Days after the Final Adjustment Amount is determined Parent and the Stockholders’ Representative shall provide joint written instruction to the Escrow Agent directing the Escrow Agent to disburse, by wire transfer of immediately available funds, the Working Capital Escrow Amount from the Escrow Account to the Payment Agent, for further distribution to the Sellers in accordance with Section 2.13.

Upon payment of the amounts provided in this Section 2.11(d), none of the parties hereto may make or assert any claim under this Section 2.11 except in the case of manifest error or fraud.

(e)               No actions taken by Parent on its own behalf or on behalf of the Company, on or following the Closing Date, shall be given effect for purposes of determining the Adjustment Amount or any component thereof. During the period of time from the delivery of the Statement through the final determination of any Seller Adjustment Amount or Parent Adjustment Amount in accordance with this Section 2.11, Parent shall afford, and shall cause the Company to afford, to the Stockholders’ Representative, its Representatives and any accountants, counsel or financial advisers retained by the Stockholders’ Representative in connection with the review of the Adjustment Amount or any component thereof in accordance with this Section 2.11, reasonable access during normal business hours upon reasonable advance notice to all the employees, personnel, books and records of the Ultimate Surviving Corporation (including the work papers of the Parent and/or its accountants and the work papers of the Ultimate Surviving Corporation and/or its accountants) relevant to the review of the Statement and Parent’s determination of the Adjustment Amount or any component thereof in accordance with this Section 2.11.

(f)                Any payments made in accordance with this Section 2.11 shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, except as otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).

(g)               Notwithstanding any provision set forth in this Section 2.11 or elsewhere in this Agreement to the contrary, there is no general agreement among the parties hereto to submit disputes under this Agreement to arbitration.

Section 2.12        Earn-Out.

(a)               In the event that an Earn-Out Milestone is achieved by the applicable Earn-Out Milestone Deadline, Parent shall (i) promptly, but in any event within ten (10) Business Days, notify the Stockholders’ Representative of the achievement of such Earn-Out Milestone and (ii) subject to Section 8.10, make the applicable cash payment and issue, in accordance with Section 2.14(e), the applicable aggregate amount of shares of Parent Stock, in each case calculated in accordance with Exhibit B attached hereto, up to an aggregate amount of $355,000,000 (each, an “Earn-Out Payment”, and collectively, the “Earn-Out Payments”), to the applicable Sellers (with respect to the portion of any Earn-Out Payment payable in shares of Parent Stock), and to the Payment Agent (with respect to the portion of any Earn-Out Payment payable in cash), for further distribution to the Sellers, the Contingent Payment Parties and the Contingent Bonus Recipients (if applicable), in accordance with Section 2.13; provided, however, that no Earn-Out Payments shall be made (1) in the event that either of the Key Individuals has ceased to be employed by Parent or one of its Affiliates or (2) if Parent shall have consented to a Key Individual providing services to Parent or its Affiliates as an independent contractor rather than as an employee, in the event that such Key Individual has ceased to be an independent contractor of Parent or its Affiliates (collectively, the “Service Condition”); provided, further, that the Service Condition shall not apply, and Parent shall continue to have the obligation to make the Earn-Out Payments, if the failure of the Service Condition to be satisfied results from (y) the death or Permanent Disability of a Key Individual or (z) a Key Individual’s employment with Parent or its applicable Affiliate being terminated by Parent without “Cause” or by a Key Individual for “Good Reason” (as such terms are defined in the Employment Agreements, which definitions may not be amended, modified, waived or terminated as such terms apply to this Agreement without the prior written consent of the Stockholders’ Representative). Notwithstanding anything to the contrary in this Section 2.12(a), in the event that a Key Individual (A) suffers a Permanent Disability (B) within two (2) years thereafter recovers from such Permanent Disability or is otherwise able to return to the workforce, such Key Individual shall promptly notify Parent of such recovery or ability to return to the workforce and, if Parent or its Affiliates offer such Key Individual a substantially comparable position as such Key Individual held prior to his Permanent Disability, such Key Individual must accept such position or the Service Condition shall not be satisfied and Parent shall have no further obligation to make the Earn-Out Payments.

(b)               Parent shall deliver on or prior to January 31 and July 31 of each calendar year occurring during the period commencing on the Effective Time through the expiration of the final remaining Earn-Out Expiration Deadline a certificate duly executed by an executive officer of Parent certifying which Earn-Out Milestones have or have not been achieved, and if an Earn-Out Milestone has been achieved, the date of such achievement. From the Effective Time through the expiration of the final remaining Earn-Out Expiration Deadline, Representatives of Parent shall meet with the Stockholders’ Representative, upon the reasonable request of the Stockholders’ Representative, not to exceed two such meetings per calendar year, to apprise the Stockholders’ Representative as to whether any Earn-Out Milestones have been achieved. Prior to any such meetings, the Stockholders’ Representative shall execute a customary confidentiality agreement, in form and substance reasonably satisfactory to Parent, regarding the information the Stockholders’ Representative may obtain at any such meeting. Such confidentiality agreement shall include an agreement by the Stockholders’ Representative’s not to share any such information with any of the Sellers, except for the members of the Advisory Group. Each member of the Advisory Group shall execute a customary confidentiality agreement, in form and substance reasonably satisfactory to Parent, regarding the information such member may obtain from the Stockholders’ Representative. Such confidentiality agreement shall include a customary acknowledgment of the members of the Advisory Group’s obligations under applicable securities Laws with respect to any material nonpublic information that the members of the Advisory Group may receive.

(c)               Subject to its existing commitments and obligations under the Funding Agreement, Parent shall (i) provide (A) until December 31, 2025, the resources set forth on Exhibit B attached hereto and such additional funding, personnel and other non-monetary resources as Parent may determine in its sole discretion and (B) from and after December 31, 2025, such funding, personnel and other non-monetary resources as Parent may reasonably determine in good faith, after consultation with the Key Individuals, to support the reasonable opportunity to achieve the Earn-Out Milestones, which, at a minimum, shall be as set forth in the Funding Agreement as then in effect, and (ii) subject to clause (i), use its commercially reasonable efforts to achieve the Earn-Out Milestones, (iii) use its commercially reasonable efforts to maintain the Funding Agreement, (iv) except as permitted by this Agreement, not make any changes to its regenerative medicine research and development efforts that would materially affect the ability of Parent or its Affiliates to achieve the Earn-Out Milestones and (v) not intentionally delay the achievement of any Earn-Out Milestone until after the applicable Earn-Out Milestone Deadline; provided, however, that the foregoing obligations shall terminate with respect to an Earn-Out Milestone in the event that, after review and consultation with the Key Individuals, Parent’s Chief Executive Officer (provided, that if Parent’s Chief Executive Officer as of the date of this Agreement is no longer serving as Parent’s Chief Executive Officer at the time of the applicable determination, such determination shall be subject to ratification by Parent’s board of directors), determines in good faith to terminate Parent’s pursuit of an Earn-Out Milestone because the achievement of such Earn-Out Milestone has ceased to be scientifically or financially viable (a “Viability Termination”). In the event of a Viability Termination, Parent shall not have any obligations with respect to the Earn-Out Milestones or the Earn-Out Payments, except to make the applicable Earn-Out Payments for any Earn-Out Milestones that were achieved prior to the Viability Termination; provided, however, that Parent’s obligations with respect to an Earn-Out Milestone and the corresponding Earn-Out Payment shall recommence if, after a Viability Termination with respect to such Earn-Out Milestone, Parent subsequently resumes its pursuit of such Earn-Out Milestone. In the event that Parent subsequently resumes its pursuit of an Earn-Out Milestone within one year after a Viability Termination with respect to such Earn-Out Milestone, the applicable Earn-Out Milestone Deadline shall be extended by the number of days between the date of such Viability Termination and the date that Parent actually resumes its pursuit of such Earn-Out Milestone.

(d)               In the event that Parent sells, assigns, exclusively licenses, transfers, conveys or otherwise disposes to a third party that is not affiliated with Parent all or substantially all of Parent’s regenerative medicine research and development assets relating to the Earn-Out Milestones (such assets, the “Transferred Assets”, such transaction, a “Divestiture” and the party receiving such Transferred Assets, the “Transferee”), Parent shall (i) cause the Transferee to expressly agree in writing to assume the obligations from Parent and its Affiliates corresponding to the Transferred Assets and that the obligations of Parent under this Agreement, including those obligations with respect to the payment of the Earn-Out Payments pursuant to Section 2.12(a) corresponding to the Transferred Assets, shall apply, mutatis mutandis, to such Transferee and the Stockholders’ Representative (for the benefit of Sellers) will be made an express third party beneficiary of such written agreement and (ii) Parent shall provide the Stockholders’ Representative prompt written notice of such occurrence. Notwithstanding anything to the contrary in this Agreement, from and after a Divestiture, Parent shall have no further Liability with respect to the Earn-Out Milestones or the Earn-Out Payments. For the avoidance of doubt, Parent will remain liable to Sellers with respect to the Earn-Out Milestones and Earn-Out Payments in the event that Parent sells, assigns, exclusively licenses, transfers conveys or otherwise disposes the Transferred Assets to an Affiliate of Parent.

(e)               The parties understand and agree that (i) the rights to receive any Contingent Merger Consideration shall not be represented by any form of certificate or other instrument, are not transferable by the Sellers and do not constitute an equity or ownership interest in Parent; (ii) no Person shall have any rights as a securityholder of Parent in respect of his, her or its contingent right to receive any shares of Parent Stock as part of the Contingent Merger Consideration hereunder; (iii) no interest is payable with respect to any Contingent Merger Consideration; and (iv) there is no limit to the number of attempts that may be made to achieve an Earn-Out Milestone and the applicable Earn-Out Payment shall be made in accordance with this Agreement so long as the applicable Earn-Out Milestone is achieved on or before the applicable Earn-Out Milestone Deadline. The Company and the Stockholders’ Representative acknowledge and agree that (A) the Earn-Out Payments are speculative and not guaranteed and subject to numerous factors outside the control of Parent; (B) none of Parent, the Company, the Ultimate Surviving Corporation or any of their respective Affiliates or Representatives has promised or projected that any payments under this Section 2.12 actually will be made, and the Company has not relied on any projections for any period following the Closing; (C) other than the express covenants and agreements contained in this Agreement, none of Parent, the Company, the Ultimate Surviving Corporation or any of their respective Affiliates or Representatives owe any fiduciary duties or any other duties (express or implied) to achieve the Earn-Out Milestones; and (D) the parties intend that the express provisions of this Agreement shall govern their contractual relationship and the Sellers’ rights to receive any Earn-Out Payments.

(f)                In the event of a Viability Termination, Parent shall negotiate in good faith with the Stockholders’ Representative and the Advisory Group to assign, exclusively license, transfer or otherwise convey some or all of the Company Intellectual Property (other than any Company Intellectual Property used to achieve an Earn-Out Milestone) to a new entity formed for the benefit of Sellers.

(g)               In the event that any dispute arises with respect to the achievement of any Earn-Out Milestone, the Stockholders’ Representative and Parent shall seek in good faith to resolve in writing any such dispute within thirty (30) days. If at the end of such thirty (30)-day period the Stockholders’ Representative and Parent have not resolved in writing any such dispute, then, within thirty (30) days following the end of such thirty (30)-day period, the Stockholders’ Representative and Parent shall seek to resolve such dispute by non-binding mediation before a mutually agreeable independent mediator or mediators, each of whom shall have at least ten (10) years of relevant experience in the life sciences industry. The mediation shall be held in Houston, Texas, unless otherwise agreed to by the Stockholders’ Representative and Parent. In the event that the Stockholders’ Representative and Parent are unable to resolve any such dispute through mediation, either party may pursue any available rights or remedies in accordance with Section 11.12.

(h)               The parties agree that any Earn-Out Payments received pursuant to this Section 2.12 shall be treated by the parties as an adjustment to the Merger Consideration that are, in the case of any cash Earn-Out Payments, eligible for installment method reporting pursuant to Section 453 of the Code, and no party shall (or permit any of its Affiliates to) take any position on a Tax Return or in connection with any audit, examination or judicial or administrative proceeding that is inconsistent with such tax treatment, except as otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).

Section 2.13        Payment of Contingent Merger Consideration, Contingent Payments.

(a)               In the event that any Contingent Merger Consideration becomes payable pursuant to the terms of this Agreement, then, subject to Section 8.10, (i) any cash portion of any such Contingent Merger Consideration shall be paid within ten (10) Business Days after the date on which such Contingent Merger Consideration becomes payable, by wire transfer of immediately available funds, to the Payment Agent, for further distribution to the Sellers, provided, however, that in lieu of the Payment Agent processing such payments, Parent may elect to pay any Seller who is an employee of Parent or its Affiliates through Parent’s or its Affiliates’ payroll following the Closing, provided, further, that, unless required by applicable Law, any such Contingent Merger Consideration paid through Parent’s or its Affiliate’s payroll shall not be treated as compensation for services rendered by the applicable payee for applicable Tax purposes and will not be subject to any income or employment Tax withholding, and (ii) subject to Section 2.13(d), any shares of Parent Stock shall be issued to each Seller, in accordance with Section 2.14(e), within ten (10) Business Days after the date on which such Contingent Merger Consideration becomes payable, in each case, in accordance with their respective Pro Rata Percentages as set forth on the Allocation Schedule; provided, that to the extent any Seller has not completed, executed and delivered to the Payment Agent the applicable Seller Documentation, the portion of any such cash payment relating to such Company Securities shall be retained by the Payment Agent, and Parent shall not issue any shares of Parent Stock relating to such Company Securities, until such Seller has executed and delivered to the Payment Agent the applicable Seller Documentation, at which time the Payment Agent shall promptly pay, and Parent shall promptly issue, in accordance with Section 2.14(e), to the applicable Seller such withheld portion of the Contingent Merger Consideration.

(b)               In the event that any Contingent Payments becomes payable pursuant to the terms of this Agreement, then, subject to Section 8.10, (i) any Contingent Payments shall be paid within ten (10) Business Days after the date on which such Contingent Payments become payable, by wire transfer of immediately available funds, to the Payment Agent, for further distribution to the Contingent Payment Parties; provided, however, that in lieu of the Payment Agent processing such payments, Parent may elect to pay any Contingent Payment Party directly.

(c)               In the event that any Contingent Bonuses become payable pursuant to the terms of this Agreement and any applicable Contingent Bonus Plan Agreement, then, subject to Section 8.10, any Contingent Bonuses (less any applicable Tax withholding) shall be paid within ten (10) Business Days after the date on which such Contingent Bonuses becomes payable, by wire transfer of immediately available funds, to the Payment Agent, for further distribution to the Contingent Bonus Recipients, provided, however, that in lieu of the Payment Agent processing such payments, Parent may elect to pay any Contingent Bonus Recipient who is an employee of Parent or its Affiliates through Parent’s or its Affiliates’ payroll following the Closing, provided, further, that to the extent any Contingent Bonus Recipient has not completed, executed and delivered to the Payment Agent or Parent a release in accordance with the Contingent Bonus Plan Agreement, the applicable Contingent Bonus shall be retained by the Payment Agent or Parent until such Contingent Bonus Recipient has executed and delivered to the Payment Agent or Parent the applicable release, at which time the Payment Agent or Parent, as applicable shall promptly pay to the applicable Contingent Bonus Recipient such withheld Contingent Bonus.

(d)               Any payment of Contingent Merger Consideration that is paid in Parent Shares under Section 2.13(a) shall be treated as comprised of two components, respectively, a principal component and an interest component, the amounts of which shall be determined as provided in Treasury Regulation Section 1.483-4(b) (including Example 2), using the applicable 3-month test rate of interest provided for in Treasury Regulation Section 1.274-4(a)(1)(ii) and employing the semi-annual compounding period. With respect to any payment of Contingent Merger Consideration that is paid in Parent Shares under Section 2.13(a), (i) Parent Shares representing the principal component (with a value equal to the principal component) and (ii) Parent Shares representing the interest component (with a value equal to the interest component) shall be represented by separate book-entries.

Section 2.14        Parent Stock.

(a)               Lock-Up Period. The Securityholder Acknowledgement Agreement will include an acknowledgment and agreement that the applicable Seller will not, directly or indirectly, sell, assign, pledge, give, transfer or otherwise dispose of any Consideration Shares or any interest therein, or enter into any agreement or make any offer or attempt to do any of the foregoing (each, a “Disposition”), without the prior written consent of Parent, unless such Disposition is made (i) pursuant to an available exemption from registration under the Securities Act or (ii) at least six (6) months after the Closing Date.

(b)               Legends. Any certificate representing any shares of Parent Stock or any book entry notation for such shares or any other securities issued in respect of or in exchange for such shares, shall be subject to the following legends:

Restrictions on Sale Legend

THESE SECURITIES HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 (THE “1933 ACT”), AND APPROPRIATE EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES LAWS OF OTHER APPLICABLE JURISDICTIONS. THEY MAY NOT BE PLEDGED, OFFERED FOR SALE, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OTHER THAN PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM UNDER THE 1933 ACT AND THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE ISSUER SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT WITH RESPECT TO COMPLIANCE OF THE PROPOSED SALE OR TRANSFER WITH THE REGISTRATION REQUIREMENTS OF THE 1933 ACT OR EXEMPTION THEREFROM.

Lock-Up Legend

THESE SECURITIES ARE HELD SUBJECT TO THE TERMS OF THAT CERTAIN AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 27, 2021, BY AND AMONG VOLUMETRIC BIOTECHNOLOGIES, INC., 3D SYSTEMS CORPORATION AND THE OTHER PARTIES THERETO, WHICH PROVIDES THAT THE SHARES ISSUED PURSUANT THERETO ARE SUBJECT TO CERTAIN RESTRICTIONS ON SALE FOR PERIODS OF TIME. A COPY OF THAT AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL EXECUTIVE OFFICES OF 3D SYSTEMS CORPORATION LISTED ON THE COVER PAGE OF ITS MOST RECENT ANNUAL REPORT ON FORM 10-K FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

(c)               Restrictions on Transfer. The Parent Stock issued pursuant to the terms of this Agreement will be issued in a transaction or transactions exempt from registration under the Securities Act (by reason of Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act) and therefore may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. The Parent Stock to be issued pursuant to the terms of this Agreement will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred unless (i) a registration statement with respect thereto is effective under the Securities Act and any applicable state securities laws or (ii) an exemption from such registration exists and either Parent receives an opinion of counsel to the holder of such securities, which counsel and opinion are reasonably satisfactory to Parent, that such securities may be offered, sold, pledged, assigned or transferred in the manner contemplated without an effective registration statement under the Securities Act or applicable state securities laws.

(d)               Removal of Restrictive Legends. Parent shall reasonably cooperate with the Sellers to remove any restrictive legends or similar transfer instructions from shares of Parent Stock issued pursuant to this Agreement upon their registration or in the event that they are otherwise transferable pursuant to an exemption from registration otherwise required thereunder.

(e)               Book Entry. Notwithstanding anything in this Agreement to the contrary, unless Parent determines otherwise in its sole discretion, all shares of Parent Stock issuable pursuant to this Agreement shall not be certificated and shall be registered in the name of the applicable Seller by book entry in the stock transfer books of Parent. Promptly after the issuance of any shares of Parent Stock pursuant to this Agreement, Parent shall, or shall cause the Transfer Agent to, deliver evidence thereof to each Seller.

Section 2.15            No Liability. Notwithstanding anything to the contrary in this Agreement, the parties agree that Parent shall be entitled to rely conclusively on the information set forth in the Allocation Schedule, and any amounts delivered by Parent to a Seller (or to the Payment Agent for further distribution to the Sellers in accordance with Section 2.13) in accordance with the Allocation Schedule shall be deemed for all purposes to have been delivered to the applicable Seller in full satisfaction of the obligations of Parent under this Agreement, and Parent shall not be responsible or liable for the information or calculations or the determinations regarding such information or calculations set forth therein.

ARTICLE III
THE CLOSING

Section 3.1            Closing; Closing Date. The closing of the Mergers (the “Closing”) shall occur on the later of (a) the third Business Day following the satisfaction or waiver of the conditions precedent set forth in Article IX (other than conditions that by their terms are to be satisfied at Closing but subject to satisfaction or waiver of such conditions) or (b) such other date as the parties may mutually agree, by the electronic exchange of signatures and documents, at 10:00 a.m. Eastern Time or such other place, time or means as the parties may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules delivered by or on behalf of the Company to Parent on the date hereof concurrently with the execution of this Agreement (subject to the limitations set forth in Section 11.6(a)), the Company hereby represents and warrants to Parent, Merger Sub I and Merger Sub II, as of the date hereof and as of the Closing Date, as follows:

Section 4.1            Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite organizational power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted. The Company has been qualified, licensed or registered to transact business as a foreign corporation and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to be material to the Company or reasonably be expected to materially impair or delay the Company’s ability to consummate the transactions contemplated hereby. The Company has made available to Parent true and correct copies of the charter and bylaws of the Company as in effect on the date hereof. The Company is not in breach or violation of any provision of its charter or bylaws.

Section 4.2            Capitalization of the Company.

(a)               Schedule 4.2(a) sets forth a complete and accurate list, as of the date hereof, of (i) the authorized, issued and outstanding capital stock of the Company (including the number of Preferred Shares and Common Shares (including the Company Restricted Shares), the names of the holders thereof and, if applicable, the portion of the Preferred Amount attributable to each such holder), (ii) the Warrants (the exercisable portions of which have been previously exercised and Common Shares issued with respect thereto), (iii) the Convertible Notes (including the Convertible Note Amount, the name of the holder of each Convertible Note and the portion of the Convertible Note Amount attributable to each such holder), and (iv) the SAFEs (including the SAFE Amount, the name of the holder of each SAFE and the portion of the SAFE Amount attributable to each such holder). Except (i) as set forth on Schedule 4.2(a) and (ii) for any changes thereto resulting solely from the exercise or conversion of Company Securities in accordance with their respective terms between the date of this Agreement and the Closing Date, there are no shares of capital stock or other equity securities of the Company, or securities exercisable or exchangeable for equity securities of the Company (including any Company Securities), authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options (including promised options), warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments relating to the capital stock of, or other equity or voting interest in, the Company, to which the Company is a party or may be bound requiring the issuance, delivery or sale of shares of capital stock or other equity securities of the Company or options, warrants or securities exercisable or exchangeable for any shares of capital stock or other equity securities of the Company. Except as set forth on Schedule 4.2(a), there are no outstanding or authorized stock appreciation, phantom stock, profit participation, contingent value or similar rights with respect to the capital stock of, or other equity or voting interest in, the Company to which the Company is a party or is bound. Except as set forth on Schedule 4.2(a), the Company has no authorized or outstanding bonds, debentures, notes or other Indebtedness (1) the holders of which have the right to vote or (2) convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote, with the stockholders of the Company on any matter. There are no Contracts to which the Company is a party or by which it is bound to (x) repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities of the Company or options, warrants or securities exercisable or exchangeable for shares of capital stock or other equity securities of, or other equity or voting interests in, the Company or (y) vote or dispose of any shares of capital stock or other equity interests of the Company or options, warrants or securities exercisable or exchangeable for capital stock or other equity securities of, or other equity or voting interests in, the Company. There are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or, to the Knowledge of the Company, to which the Company is not a party.

(b)               All of the issued and outstanding shares of capital stock of the Company as of the date hereof are duly authorized, validly issued, fully paid and non-assessable, free of any preemptive rights, rights of first refusal or similar rights with respect thereto and were issued in compliance with all applicable state and federal securities Laws. No Shares were issued in violation of any preemptive rights.

(c)               There are no declared or accrued but unpaid dividends or other distributions with respect to any shares of capital stock of the Company.

(d)               As of the Closing Date, each Seller’s Pro Rata Percentage, as set forth in the Allocation Schedule, will be true and correct in all respects.

(e)               As of the dates on which the Company Securities were issued or entered into, as applicable, no more than 35 of the Persons acquiring such Shares or entering into such Company Securities were not “accredited investors” within the meaning of Rule 501 under the Securities Act. No “original” or physical copies of any certificates representing the Shares or any Company Securities have been executed or delivered by the Company or are outstanding.

(f)                The Per Share Cash Election Consideration Value correctly reflects the amount payable pursuant to Section 4.5(ii) of the Convertible Notes, and such amount is, and will be at Closing, greater than the amount payable pursuant to Section 4.5(i) of the Convertible Notes.

(g)               The Company does not have any Liability related to the Restructuring, including any previous operations or businesses of the Delaware Predecessor or the Texas Predecessor, except for such Liabilities that are immaterial or were expressly assumed by the Company in connection with the Restructuring pursuant to Contracts that the Company has made available to Parent. Except as set forth on Schedule 4.2(a), no Person who had any equity or interest in the Texas Predecessor or the Delaware Predecessor has any equity or other interest in the Company or any Company Securities. The Delaware Predecessor and the Texas Predecessor were dissolved in accordance with all applicable Laws.

Section 4.3            No Subsidiaries. The Company (a) does not own or control, directly or indirectly, any debt securities, notes, bonds or similar interests or any stock, limited liability company interest, partnership interest or other equity interest in any other Person and (b) is not a participant in any joint venture, partnership or similar arrangement.

Section 4.4            Authority; Binding Obligation. The Company has the requisite corporate authority and power to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Except for the execution and delivery of the Stockholder Written Consent, the execution of this Agreement and the Ancillary Agreements to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required corporate action on the part of the Company and no other corporate proceedings on the part of the Company are required to authorize this Agreement and the Ancillary Agreements to which the Company is or will be party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to which the Company is or will be a party will upon their execution be, duly executed and delivered by the Company and, assuming that this Agreement and the Ancillary Agreements constitute the legal, valid and binding obligation of Parent and the other parties thereto, constitutes and will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its and their respective terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

Section 4.5            No Defaults or Conflicts. Except as set forth on Schedule 4.5, the execution and delivery of this Agreement and the Ancillary Agreements to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby by the Company and performance by the Company of its obligations hereunder and thereunder (a) do not and will not result in any violation of the charter or bylaws of the Company; (b) do not and will not conflict with, result in a breach of any of the terms or provisions of, constitute a default under, give any third party the right to modify, terminate or accelerate any obligation under or result in the creation of any Encumbrance (other than Permitted Encumbrances) on the Company’s equity interests or assets under any Material Contract or Lease; and (c) do not and will not violate in any material respect any existing applicable Law, judgment, order or decree of any Governmental Authority having jurisdiction over the Company or any of its properties or assets.

Section 4.6            No Governmental Authorization Required. Except for the filing of the Certificates of Merger and as set forth on Schedule 4.6, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required to be obtained or made by the Company in connection with the due execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby.

Section 4.7            Financial Statements.

(a)               The balance sheets included in the Financial Statements fairly present, in all material respects, the financial position of the Company as of their respective dates, and the related statements of operations, stockholder’s deficit and cash flows included in the Financial Statements fairly present, in all material respects, the results of its operations and cash flows for the periods indicated therein, in each case in accordance with GAAP applied on a consistent basis, with only such deviations from such accounting principles and/or their consistent application as are referred to in the notes to the Financial Statements and subject to normal year-end audit adjustments and the absence of related notes (none of which year-end adjustments or footnote disclosures would be material). The Financial Statements, including the footnotes thereto, have been prepared from the books and records of the Company and have been prepared in accordance with GAAP consistently applied except as expressly noted therein.

(b)               Except (i) as set forth in the Interim Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business, consistent with past practice, since the date of the Interim Balance Sheet, (iii) for Liabilities that will have been or will be discharged or paid in full prior to the Closing Date and (iv) Company Expenses incurred in connection with the Closing of the transaction contemplated by this Agreement that will have been or will be discharged or paid in full immediately prior to the Closing, the Company does not have any material Liabilities.

(c)               The Company has devised and maintains a system of internal accounting control sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets. The Company has implemented disclosure controls and procedures designed to ensure that material information is made known to the management of the Company.

(d)               All amounts borrowed by the Company pursuant to the PPP Loans have been fully forgiven and the Company does not have any remaining liabilities or obligations pursuant to the PPP Loans. The PPP Loans were applied for and obtained, the proceeds of the PPP Loans were used and the applications of forgiveness of the PPP Loans were completed and submitted in accordance with all applicable Laws.

Section 4.8            Intellectual Property.

(a)               Schedule 4.8(a) contains a complete and accurate list as of the date hereof of all (i) Registered Intellectual Property owned or purported to be owned by the Company (the “Company Owned Registered Intellectual Property”), in each case including, to the extent applicable, the date of filing, issuance or registration, the filing, issuance and registration numbers and the name of the body where the filing, issuance or registration was made, and (ii) material unregistered Marks and material unregistered Software in each case owned by the Company.

(b)               Schedule 4.8(b) contains a complete and accurate list of all Company Inbound License Agreements, other than (i) commercial off-the-shelf Software that is made available for a total cost of less than $50,000 per year and (ii) non-disclosure agreements.

(c)               Schedule 4.8(c) contains a complete and accurate list of all licenses or other agreements pursuant to which the Company has licensed or granted the right to use any Intellectual Property to any Person, other than Ordinary Court Out-Licenses.

(d)               Except as would not be material to the Company, the Company exclusively owns all Company Intellectual Property other than the Licensed Intellectual Property, free and clear of any Encumbrances other than Permitted Encumbrances. The Company has the valid right to use all Company Intellectual Property used in or necessary for the conduct of its business as currently conducted; provided, that the foregoing shall not be interpreted as a representation or warranty regarding the infringement, misappropriation or other violation of Intellectual Property. Except as set forth on Schedule 4.8(d), the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s business as currently conducted.

(e)               All Company Owned Registered Intellectual Property (i) is registered in the name of the Company; and (ii) has been duly maintained (including the payment of maintenance fees and annuities) and is not expired, cancelled or abandoned. All Company Owned Intellectual Property is valid, subsisting and enforceable. To the Knowledge of the Company, all Licensed Intellectual Property constituting Registered Intellectual Property that is material to the Company: (1) has been duly maintained (including the payment of maintenance fees and annuities) and is not expired, cancelled or abandoned; and (2) is valid, subsisting and enforceable.

(f)                Except as would not reasonably be expected to be material to the Company, neither the conduct of the business of the Company as currently conducted, including the manufacture, use or sale of any Company products or services as currently manufactured, used or sold by the Company, nor any activity by the Company, infringes, misappropriates or violates (or in the past six (6) years infringed, misappropriated or violated) the Intellectual Property of any third party. There are no pending or, to the Knowledge of the Company, threatened claims against the Company alleging that the conduct of the business of the Company as currently conducted, including the manufacture, use or sale of any Company products or services, or any activity by the Company infringes, misappropriates or violates (or in the past infringed, misappropriated or violated) any Intellectual Property of a third party.

(g)               To the Knowledge of the Company, no Person is infringing, misappropriating or violating, and no Person has in the last six (6) years infringed, violated or misappropriated, any of the Company Owned Intellectual Property. The Company has not received any written notice challenging the validity, enforceability, use by the Company or ownership of any Company Owned Intellectual Property, or use by the Company of any Licensed Intellectual Property.

(h)               All former and current employees, consultants, technical advisors, agents and contractors of the Company who have created or developed, in connection with the work such employees, consultants, technical advisors, agents and contractors did for or with the Company, any inventions, improvements, ideas, discoveries, developments, works of authorship (including Software and documentation), know-how, processes, methods, technology, trademarks, service marks, technical information and other Intellectual Property relating to the business of the Company or any of the products or services being researched, developed, manufactured, marketed or sold by the Company (“Company-Related Developments”) have executed written instruments with the Company that assign to the Company all Intellectual Property in and to all Company-Related Developments, including those created or developed prior to the Closing Date.

(i)                 The Company has implemented commercially reasonable procedures and security measures to protect from unauthorized use and disclosure of (i) any of the Trade Secrets included in the Company Owned Intellectual Property and (ii) the Trade Secrets that the Company is obligated to protect under Contracts with others, including requiring all Persons having access to such material trade secrets to execute written non-disclosure agreements. There has been no public disclosure of any Trade Secrets of Company that would have a material adverse effect on Company’s business.

(j)                 The computer systems, information technology and data processing systems, facilities, infrastructure and services owned, used, or leased by or on behalf of the Company, including the Software, hardware and networks, in use or control of the Company (collectively, “Company IT Systems”) are adequate in all material respects for the operation of the Company’s business as currently conducted, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the operation of the business as currently conducted. The Company IT Systems have not malfunctioned or failed at any time since the Company’s inception in a manner that resulted in significant or chronic disruptions to the operation of the business of the Company. The Company IT Systems owned or operated and maintained by the Company do not contain any computer code designed to disrupt, disable or harm in any manner the operation of any Software or hardware. None of the Software owned by the Company contains any feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes such Software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person. The Company has implemented commercially reasonable backup, security and disaster recovery technology, and, to the Knowledge of the Company, no Person has gained unauthorized access to any Company IT Systems.

(k)               The Company is not obligated to disclose, make available, offer or deliver to any third party any portion of source code, including through the Company’s use of Open Source Software.

(l)                 Except as set forth in Schedule 4.8(l), it is not necessary for Parent or its Affiliates to utilize any of the Licensed Intellectual Property in a manner that would require any royalty or other payment under a Company License Agreement to achieve any of the Earn-Out Milestones, other than commercial off-the-shelf Software.

Section 4.9            Compliance with Laws; Permits.

(a)               The business of the Company is not being, and has not since January 1, 2017, been, conducted in violation of any applicable Laws in any material respects.

(b)               Except as set forth on Schedule 4.9(b), the Company has not received at any time since January 1, 2017, any written notice from any Governmental Authority regarding any violation of, or failure to comply with, any applicable Law or any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action in connection with the ownership or use of the assets of or the operation of the businesses of the Company and, to the Knowledge of the Company, no reasonable basis for the occurrence of any of the above exists.

(c)               The Company holds and is in compliance with, and has at all times since January 1, 2017, held and been in compliance with, all consents, authorizations, registrations, qualifications, certificates, licenses, permits, applications, notifications and rights necessary for the lawful conduct of the Company’s businesses as presently conducted, or the lawful ownership of properties and assets owned on the date hereof (collectively, “Permits”) in all material respects. The Permits collectively constitute all of the Permits necessary to permit the Company to lawfully conduct and operate its business in all material respects in the manner in which the Company currently conducts and operates its business and to permit the Company to own and use the assets used in the operation of its business in all material respects in the manner in which the Company currently owns and uses such assets, as the case may be. The Company has not since January 1, 2017, received any written notice from any Governmental Authority regarding any violation of or failure to comply with any term or requirement of any Permit or failure to hold any material Permit or any revocation, withdrawal, suspension, cancellation, termination of or adverse modification to any Permit. No event has occurred or circumstance exists that would reasonably be expected to (with or without notice or lapse of time) constitute or result in a material violation of or a material failure to comply with any term or requirement of any Permit or result in the revocation, withdrawal, suspension, cancellation or termination of, or any material adverse modification to, any Permit. All applications required to have been filed for the issuance, renewal, transfer or re-certification (as applicable) of the Permits have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other material filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authorities.

Section 4.10        Material Contracts. Schedule 4.10 (which lists Contracts by each applicable subsection referenced below in this Section 4.10) contains a true, correct and complete list of all of the following Contracts (collectively, whether or not such Contract is listed on Schedule 4.10, the “Material Contracts”) to which the Company is a party or by which any of its assets, properties or businesses are bound or subject:

(a)               any Contract pursuant to which the Company (i) has made or reasonably expects to make payments under of more than $75,000 in the twelve (12) calendar months ended December 31, 2021, or (ii) has received or reasonably expects to receive payments pursuant to of more than $75,000 in the twelve (12) calendar months ended December 31, 2021, in each case, except for any Contract that may be cancelled without penalty or termination payments by the Company upon notice of 60 days or less;

(b)               any Contract relating to Indebtedness (other than any Indebtedness to be paid at Closing under Section 2.9) or granting any Person an Encumbrance (other than Permitted Encumbrances) on all or any part of the assets or properties of the Company;

(c)               any Contract establishing a partnership, joint venture, collaboration, strategic alliance, royalty or other Contract providing for the sharing of any profits, revenue and/or expenses or similar agreements;

(d)               any Contract regarding acquisitions or dispositions of a material portion of the assets or equity interests of the Company or any other Person (including granting to any Person a right of first refusal, right of first offer or similar preferential right to purchase or acquire any of its assets or properties) or under which the Company has any continuing obligation with respect to an “earn-out,” contingent purchase price or other contingent or deferred payment obligation;

(e)               any Contract which restricts the Company from engaging in any material aspect of its business anywhere in the world, engaging in any line of business that competes with any other Person, or soliciting any Person for employment;

(f)                any Contract pursuant to which the Company has granted any exclusive rights to any third party or that provides any customer “most favored nation,” preferred pricing or services or similar rights or restricts the Company from changing or increasing the pricing of any of its products;

(g)               any Contract which contains “take-or-pay,” minimum order or purchase or similar commitments;

(h)               any Contract (A) pursuant to which the Company may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) pursuant to which the Company has granted to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Company Intellectual Property;

(i)                 any Contract which is a license, sublicense or other agreement under which the Company has granted rights to others in any Intellectual Property other than Ordinary Course Out-Licenses;

(j)                 any Contract which is a license, sublicense or other agreement under which the Company is granted rights by others in Company Intellectual Property that is material to the Company (including, for the avoidance of doubt, the Company Inbound License Agreements), other than (i) commercial off-the-shelf Software that is made available for a total cost of less than $50,000 per year, and (ii) non-disclosure agreements;

(k)               any collective bargaining Contract or arrangement with any labor union or other Person;

(l)                 any Contract for capital expenditures or the acquisition or construction of fixed assets involving future payments in excess of $75,000 in the aggregate;

(m)             any Contract for the purchase or sale of inventory, materials, supplies, merchandise, machinery, equipment, parts or other property, assets, or services requiring aggregate future payments or involving aggregate future receipts in excess of $75,000 in any consecutive twelve (12) calendar month period;

(n)               any Contract (including any capital lease) under which the Company is a lessee or sublessee of any real property or any machinery, equipment, vehicle (including fleet equipment) or other tangible personal property that involve aggregate annual payments in excess of $20,000 in any consecutive twelve (12) calendar month period;

(o)               any Contract with the Key Individuals or any director, officer, employee or Contingent Worker that (i) involves aggregate annual compensation in excess of $100,000 for such Person, (ii) involves any severance, change of control, retention or similar type of payment, or (iii) is not terminable by the Company upon less than 30 days’ notice;

(p)               any Contract that obligates the Company to indemnify, hold harmless or advance expenses to any current or former director, officer, manager, trustee, employee or agent of the Company;

(q)               any management service, consulting, maintenance or any other similar Contract (including any employee lease or outsourcing arrangement) or agreements providing for amounts owed by the Company to any Person under any non-competition or deferred compensation arrangement, in all cases involving aggregate future payments in excess of $100,000 in any consecutive twelve (12) calendar month period;

(r)                any Contract with a Governmental Authority or a college, university or similar institution;

(s)                any Contract relating to the settlement or other disposition of any litigation, administrative charge, investigation by a Governmental Authority or other dispute or action and involving payments in excess of $75,000 or pursuant to which the Company will have any material outstanding obligation after the date of this Agreement;

(t)                 any Contract regarding the acquisition or disposition of real property;

(u)               any Related Party Contract;

(v)               any Contract related to the issuance of surety bonds, and any bonds related thereto;

(w)             any Contract that the termination or breach of which (by the Company or the counterparty thereto) would have a material adverse effect on the Company and is not disclosed pursuant to another clause in this Section 4.10; and

(x)               any Contract that contains a commitment or agreement to enter into a Contract regarding any of the foregoing.

The Company has provided to Parent a true, correct and complete copy of each Material Contract, including all amendments or other modifications thereto. Each Material Contract is a valid and binding obligation of the Company and, to the Knowledge of the Company, of each other party thereto, enforceable in accordance with its terms, subject to Equitable Exceptions. Each Material Contract is in full force and effect and is not subject to any material claims, charges, setoffs or defenses. With respect to all Material Contracts, neither the Company nor, to the Knowledge of the Company, any other party to any such Material Contract is in material breach thereof or material default thereunder and there does not exist under any Material Contract any event which, with the giving of notice or the lapse of time, would constitute such a material breach or material default by the Company or, to the Knowledge of the Company, any other party to such Material Contract. The Company has not received written or unwritten notice of any material dispute under any of the Material Contracts.

Section 4.11        Litigation. As of the date hereof, except as set forth in Schedule 4.11, there are no, and since January 1, 2017, there have not been any, Actions pending or threatened in writing against the Company (whether or not by or before a Governmental Authority). As of the date hereof, the Company is not subject to any unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority.

Section 4.12        Taxes.

(a)               Except as set forth on Schedule 4.12(a):

(i)                 The Company has timely filed (after giving effect to any applicable extensions) all income and other material Tax Returns required to be filed by them, and all such Tax Returns were correct and complete in all material respects and prepared in compliance with applicable Law in all material respects.

(ii)              All income and other material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid in full.

(iii)            The Company has withheld and properly paid over all material Taxes required to have been withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and all material documents (including, for the avoidance of doubt, Forms W-2 and Forms 1099) required with respect to such withholding and remittances have been in all material respects properly and timely filed and maintained. The Company has correctly classified those individuals performing services to or for the benefit of the Company as common law employees, leased employees, independent contractors or agents, as applicable.

(iv)             The Company has included reserves determined in accordance with GAAP in the Interim Balance Sheet for all accrued Taxes of the Company not yet due and payable as of the Interim Balance Sheet Date. The amount of the Liability of the Company for unpaid Taxes (i) did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of Interim Balance Sheet; and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the Interim Balance Sheet Date, the Company has not incurred any Liability for Taxes outside the ordinary course of business.

(v)               The Company has properly (i) collected and remitted sales and similar Taxes with respect to sales made to its customers and (ii) for all sales that are exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale as exempt.

(vi)             The Company has (i) filed or caused to be filed with the appropriate Governmental Authority all reports required to be filed with respect to any material unclaimed property and has remitted to the appropriate Governmental Authority all material unclaimed property required to be remitted, or (ii) delivered or paid all material unclaimed property to its original or proper recipient. No asset of the Company is escheatable to any Governmental Authority under any applicable Law, including uncashed checks to vendors, employees, non-refunded over-payments, credits or unused prepaid accounts.

(vii)          The Company is not the beneficiary of any extension of time within which to file any Tax Return which has not yet been filed.

(viii)        There are no liens for Taxes upon any of the assets of the Company (other than Encumbrances for Taxes described in clauses (a) and (b) of the definition of “Permitted Encumbrances”).

(ix)             Within the last six (6) years, no claim has been made, raised or threatened by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax by that jurisdiction and no basis exists for any such claim.

(x)               There is no dispute or claim concerning any Tax liability of the Company that exists or that has been claimed, raised or threatened in writing (or, to the Knowledge of the Company, in any other manner) by the IRS or any other Governmental Authority. No adverse adjustment, assessment or deficiency with respect to Taxes has been made or proposed by the IRS or any other Governmental Authority. There are no requests for rulings or determinations in respect of Taxes pending between the Company and any Taxing Authority, and within the last six (6) years, the Company has not received a tax opinion with respect to any transaction relating to or involving the Company. There is no power of attorney given by or binding upon the Company with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions thereof) has not yet expired that is currently in effect.

(xi)             No federal, state, local or non-U.S. audit, claim, action, suit, dispute, investigation or other proceeding is pending as of the date of this Agreement with regard to any Taxes or Tax Returns of the Company and the Company has not received a written notice of any actual or threatened audit, claim, action, suit, investigation or other proceeding. Sellers have delivered or made available to Parent true, correct and complete copies of all audit and examination reports, and statements of deficiencies with respect to any Taxes filed by, assessed against or agreed to by the Company for all taxable periods beginning on or after January 1, 2018, and will deliver to Parent any such documents received on or before the Closing Date with respect to any Taxes immediately upon receipt.

(xii)          The Company has delivered to Parent correct and complete copies of all federal income Tax Returns filed by the Company and all material examination reports and statements of deficiencies assessed against or agreed to by the Company, in either case, since January 1, 2018.

(xiii)        The Company does not have any outstanding agreements waiving any statute of limitations in respect of Taxes or extending the period for the collection or assessment or reassessment of any Taxes (other than extension for filing Tax Returns).

(xiv)         The Company is not a party to or bound by any Tax allocation, Tax indemnification or Tax sharing agreement other than any such agreement entered in the ordinary course of business and a principal purpose of which is not Taxes.

(xv)           The Company (A) has not been a member of an affiliated, consolidated, combined or unitary group (including, without limitation, an affiliated group defined in Section 1504 of the Code) or (B) does not have liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or similar provisions of state, local, or non-U.S. Law) as a transferee or successor, by contract (other than a contract entered into in the ordinary course of business a principal purpose of which is not Taxes) or pursuant to any law, rule or regulation.

(xvi)         The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxes for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(A)             change in method of accounting for a taxable period ending on or prior to the Closing Date including, without limitation, through the application of Section 481 or Section 263A of the Code (or corresponding provisions of state or non-U.S. Tax Law);

(B)              use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(C)              “closing agreement” as described in Code Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date;

(D)             installment sale or open transaction disposition occurring on or prior to the Closing Date;

(E)              “intercompany transaction” or any “excess loss account” within the meaning of Treasury Regulations Sections 1.1502-13 and 1502-19, respectively, or any corresponding or similar provision or administrative rule of federal, state, local or non-U.S. income Tax Law;

(F)              debt instrument held on or prior to the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code;

(G)             deferred revenue or prepaid amount received on or prior to the Closing Date;

(H)             inclusion under Section 965(a) of the Code or any election under Section 965(h) or Section 965(i) of the Code; or

(I)                inclusion pursuant to Section 951 or Section 951A of the Code with respect to any interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) in any Pre-Closing Tax Period.

(xvii)      The Company has not distributed stock of another Person, or has had its stock distributed by another Person, within the past five (5) years in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(xviii)    The Company (i) is not and has not been a party to any “reportable transaction,” as defined in Section 6707A of the Code or Treasury Regulations Section 1.6011-4, or any predecessor provision or analogous provision of state or local Law and (ii) has not participated in any “tax shelter” within the meaning of Section 6111 of the Code (as in effect prior to the enactment of P.L. 108-357 or any comparable laws of jurisdictions other than the United States). The Company has disclosed on its federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Section 6662 of the Code.

(xix)         The Company is not subject to income Tax in any country other than the United States by virtue of the Company having a permanent establishment or other place of business in that country.

(xx)           All related party transactions involving the Company have been entered into on an arms’ length basis in compliance with Section 482 of the Code and the consideration (if any) charged or received or paid with respect to such contracts or agreements has been equal to the consideration that would have been charged, received or paid between unrelated Persons dealing at arms’ length. The Company is not a party to any cost-sharing agreement or similar arrangement.

(xxi)         The Company has not made an election to defer any the employer’s portion of any payroll Taxes under the CARES Act, Section 3101(a) of the Code pursuant to the Executive Order Memorandum for the Secretary of the Treasury, dated August 8, 2020, on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, IRS Notice 2020-65, IRS Notice 2021-11, or any state or local Law enacted in response to the COVID-19 pandemic. None of the properties or assets of the Company is “tax exempt use property” (within the meaning of Section 168(h) of the Code) or “tax exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code), and no such property or asset is subject to a lease, safe harbor lease, or other arrangement as a result of which the Company is not treated as the owner of such property or asset for U.S. federal Income Tax purposes. The Company is not the beneficiary of any Tax holiday, Tax abatement or other similar Tax benefit (other than any benefits made available under the CARES Act).

(xxii)      There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations promulgated thereunder (and any comparable Law).

(xxiii)    The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xxiv)     The Company is not a party to or member of any joint venture, partnership, limited liability company or other arrangement or contract which could reasonably be expected to be treated as a partnership for federal income Tax purposes.

(xxv)       The Company is (and always has been) taxable as a C corporation for U.S. federal income Tax purposes and has comparable status under the applicable Laws of any state or local jurisdiction in which it is required to file any Tax Return.

(xxvi)     The Company uses the accrual method of accounting on an annual basis in computing its taxable income for U.S. federal, state and local income Tax purposes.

(xxvii)  The Company is not subject to a gain recognition agreement under Code Section 367 of the Code.

(xxviii)                        The Company has never received any letter ruling from the IRS (or any comparable ruling from any other taxing authority).

(b)               To the Knowledge of the Company, no Company stockholder holds Shares that were nontransferable and subject to a substantial risk of forfeiture at the time of grant of such shares of stock within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made. To the Knowledge of the Company, any transfer of property which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code.

(c)               Each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(d)               Except as set forth in Schedule 4.12(d), the Company is not a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax Law). As to each “disqualified individual” within the meaning of Section 280G of the Code, either (i) such “disqualified individual” is not entitled to receive and will not receive any payment, benefit, etc. from the Company or, with respect to the Company, any other Person described in clause (iii) of Q/A 10 of Treasury Regulations Section 1.280G-1 that will constitute an “excess parachute payment” or (ii) such “disqualified individual” has entered into a written agreement with the Company to the effect that the “disqualified individual” will not receive or retain any payment, benefit, etc. that would constitute an “excess parachute payment” unless the receipt or retention of such payment, benefit, etc. is approved by the stockholders of the Company in accordance with the requirements of Section 280G(b)(5)(A)(ii) of the Code in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder.

(e)               Except for the representations and warranties set forth in Section 4.12(a)(xiv), Section 4.12(a)(xv), Section 4.12(a)(xvi), Section 4.12(a)(xxi) and Section 4.12(a)(xxiii), no representation or warranty contained in this Section 4.12 shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) beginning after the Closing Date. Notwithstanding anything to the contrary in this Section 4.12, the Company makes no representation as to the amount of, or limitations on the use of, any net operating losses, capital losses, deductions, Tax credits and similar items of the Company that are properly attributable to a Pre-Closing Tax Period.

Section 4.13        Employee Benefit Plans.

(a)               Schedule 4.13(a) contains a true and complete list of each Company Plan.

(b)               With respect to each Company Plan, the Company has made available to Parent, if applicable: (i) all documents embodying or governing such Company Plan (or, if there is not a written Company Plan document, a description thereof) and any funding medium for the Company Plan, (ii) any related trust agreement, (iii) the most recent IRS determination or opinion letter, (iv) the most recent actuarial valuation report, (v) the most recent summary plan description and each summary of material modification, (vi) for the three most recent plan years the Form 5500 and attached schedules, and (vii) all material correspondence relating to a Company Plan with Governmental Authorities.

(c)               Neither the Company nor any ERISA Affiliate has ever maintained, sponsored, participated in or contributed to, or been obligated to or had any liability (whether contingent or otherwise) or obligation (including on account of any ERISA Affiliate) with respect to: (i) any “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(d)               (i) Each Company Plan is and has been established, operated and administered in accordance with its terms, and in compliance with applicable laws and regulations and with its terms, including without limitation ERISA, the Code, the Affordable Care Act and other applicable Laws in all material respects; (ii) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or favorable opinion letter from the IRS as to qualification of the form of such Company Plan, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Plan for any period for which such Company Plan would not otherwise be covered by an IRS determination, and no event or omission has occurred that would reasonably be expected to cause any Company Plan to lose such qualification or require corrective action to the IRS or Company Plan Compliance Resolution System to maintain such qualification; and (iii) for each Company Plan that is a “welfare plan” within the meaning of ERISA Section 3(1) the Company does not have any material Liability under any plan which provides medical or any other non-pension benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or other applicable Law). The Company does not maintain any trust that is intended to be exempt from taxation under Section 501(c)(9) of the Code.

(e)               All contributions, premiums or payments under or with respect to each Company Plan which are due on or before the Effective Time have been paid or contributed in a timely manner in accordance with the terms of such plan and applicable Law. No Company Plan has any unfunded accrued benefits that are not fully reflected in the Financial Statements.

(f)                (i) No Company Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program; (ii) no litigation, governmental administrative proceeding, audit or investigation by any Governmental Authority is pending, or to the Knowledge of the Company, threatened, regarding any Company Plan. No audit or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any Company Plan and, to the Knowledge of the Company, there is no reasonable basis for any such litigation or proceeding; and (iii) except as set forth on Schedule 4.13(f), the Company Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code.

(g)               No Company Plan is subject to the laws of any jurisdiction outside the United States.

(h)               With respect to any Company Plan, as of the date hereof, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened in writing.

(i)                 No Company Plan provides for any tax “gross-up” or similar “make-whole” payments.

Section 4.14        Labor Relations.

(a)               Schedule 4.14(a) contains a complete and accurate anonymized list, as of the date hereof, of all of the employees of the Company (“Company Employees”) describing for each such Company Employee, on an anonymous basis, their job title; whether classified as exempt or non-exempt for wage and hour purposes; date of hire; work location (including city and state, and both prior to any required remote location due to the impact of COVID-19 and following any such required remote location due to the impact of COVID-19); annual base salary or hourly rate (as applicable); annual bonus opportunity for the 2021 fiscal year and commission eligibility; part-time or full-time status; leave status (i.e., active or inactive); accrued, unused vacation, sick and/or paid time off; and the total amount of bonus, retention, change of control, severance, and other amounts payable to such Company employee as a result of the Closing. Except as set forth on Schedule 4.14(a), all U.S.-based Company Employees are employed “at-will.”

(b)               Schedule 4.14(b) contains a complete and accurate list, as of the date hereof, of all of the independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the business of the Company, and classified by the Company as other than a Company Employee or compensated other than through wages paid by the Company’s payroll department and reported on a form W-4 (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business; term of engagement; fee or compensation arrangements and notice period required (if any) prior to termination by the Company.

(c)               The Company currently classifies and has properly classified during the past four (4) years each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour Laws, and is and has been otherwise in compliance with such wage and hour Laws for the past four (4) years. To the extent that any Contingent Workers are currently or have been used within the past four (4) years, the Company has properly classified and treated them in accordance with applicable Laws, and for purposes of all wage, hour, classification and tax Laws and regulations and employee benefit plans and perquisites.

(d)               The Company has never taken any action which would constitute a “plant closing,” “business closing,” or “mass layoff,” or similar group employment loss within the meaning of employees as those terms are defined in of the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar foreign, state or local law or regulation affecting any site of employment of the Company, or one or more facilities or operating units within any site of employment or facility of the Company, and no such action that could implicate such laws or regulations are currently contemplated. The Company has not issued any notification of a plant closing or mass layoff required by the WARN Act or any similar foreign, state or local law or regulation.

(e)               To the Knowledge of the Company, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment, misconduct or abuse, other unlawful harassment or unlawful discrimination or retaliation against or involving the Company or any current or former Company employee, director or Contingent Worker; and there are no, and since January 1, 2017, there have been no written allegations, claims or reports of sexual harassment, misconduct or abuse (or breach of any Company policy relating to the foregoing) made to the Company against or relating to the conduct of any current or former employee, Contingent Worker or director of the Company. Since January 1, 2017, there have not been any internal investigations by or on behalf of the Company with respect to any claims or allegations of sexual harassment, misconduct or abuse nor have there been any settlements or out-of-court or pre-charge or pre-litigation arrangements relating to such matters.

(f)                The Company is not delinquent in payments to any Company Employees or Contingent Workers for any wages, salaries, commissions, bonuses, fees or other direct compensation for any services performed by them, nor amounts required to be reimbursed to such Company Employees or Contingent Workers.

(g)               None of the employment policies or practices of the Company are currently being audited or investigated by any Governmental Authority.

(h)               The Company and its officers are not, and since January 1, 2017, have not been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters.

(i)                 Since January 1, 2017, the Company has not experienced any work stoppage, labor strike, slowdown, or other labor dispute or disruption and, to the Knowledge of the Company, none is threatened. The Company is in material compliance with all applicable Laws respecting employment practices, terms and conditions of employment and wages and hours, payroll documents and wage statements, occupational health and safety, equal opportunity, discrimination, harassment, retaliation, termination or discharge, compensation, employee benefits, affirmative action, disability, unemployment compensation, plant closings and layoffs, whistleblower protection, restrictive covenants, labor relations and collective bargaining, proper classification of workers, contracting and subcontracting, immigration, workers’ compensation, and the payment of social security, employment insurance and wage, payroll and other Taxes. There are no, and since January 1, 2017, there have been no actions, suits, claims, investigations, formal or informal grievances, written complaints, charges or other legal proceedings against the Company pending, or to the Knowledge of the Company, threatened to be brought or filed, by or with any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally in connection with employment or labor matters, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws. Since January 1, 2017, the Company has not committed an unfair labor practice, and there is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened against the Company. There are no administrative charges or court complaints against the Company concerning workman’s compensation, alleged employment discrimination or other employment-related matters or breach of any Law or Contract pending or, to the Knowledge of the Company, threatened before the U.S. Equal Employment Opportunity Commission or any other similar government entity.

(j)                 The Company is in material compliance with the requirements of the Immigration Reform Control Act of 1986, including but not limited to all applicable policies with respect to collecting, verifying and retaining complete and accurate copies of U.S. Citizenship and Immigration Services Form I-9 for each of their current and former employees.

(k)               The Company is not subject to any affirmative action obligations under any Law, including, without limitation, Executive Order 11246, concerning any Company Employees or Contingent Workers. The Company is not a government contractor or subcontractor for purposes of any law with respect to the terms and conditions of employment, including, without limitation, the Service Contracts Act or prevailing wage Laws.

(l)                 The Company is not, and since January 1, 2017, has not been, a party to or bound by any collective bargaining agreement with any labor organization. To the Knowledge of the Company, there are no, and since January 1, 2017, there have been no, union organizing activities involving employees of the Company.

Section 4.15        Environmental Compliance.

(a)               The Company is and, since January 1, 2017, has been, in compliance in all material respects with all applicable Environmental Laws.

(b)               The Company is in compliance in all material respects with and, since January 1, 2017, has been in compliance in all material respects with, all Permits required under any applicable Environmental Laws to conduct the business and operate the assets and processes of the Company as presently conducted.

(c)               There are no pending or, to the Knowledge of the Company, threatened Environmental Claims against the Company, and the Company has not received any notice, report or other information, in each case in writing, regarding any actual or alleged violation of, or material Liability under, Environmental Laws.

(d)               The Company has not released and, to the Knowledge of the Company, no other party has released any Hazardous Substance on, in, under or from the Real Property for which there is or would reasonably be expected to be an obligation of the Company under any Environmental Law to perform an investigation or remedial action.

(e)               The Company is not subject to any judgment, decision, consent decree, injunction, ruling, writ, notice of violation or order of any Governmental Authority with respect to matters subject to regulation under any Environmental Law.

(f)                The Company has not arranged for the disposal or treatment of any Hazardous Substance at any location (including, without limitation, the Real Property) in a manner that would result in any material Liability to the Company under any Environmental Law.

(g)               The Company has furnished to Parent all environmental, health and safety audits, reports and other documents bearing on material environmental, health or safety liabilities from a Governmental Authority relating to the current or former operations or facilities of the Company that are in its possession or under its reasonable control.

Section 4.16        Insurance. Schedule 4.16 sets forth a correct and complete list of all insurance policies held by the Company or which provide coverage to or for the benefit of or with respect to the Company, true, correct and complete copies of which insurance policies have been made available to Parent. All premiums due on such insurance policies have been paid in full and there exists no material breach by the insured under any such insurance policy. The Company has not received any written notice of cancellation of or intent to cancel any such insurance policies. Schedule 4.16 also sets forth any self-insurance or co-insurance arrangements by or affecting the Company, including any reserves established thereunder. Each insurance policy set forth on Schedule 4.16 is in full force and effect as of the date hereof. Except as disclosed on Schedule 4.16, there are no currently pending claims subject to such insurance policies as to which coverage has been questioned, denied or disputed by the applicable insurer(s). There is no pending claim submitted under any such insurance policies for which its total value (inclusive of defense expenses) the Company expects to exceed the policy limits. The insurance policies and binders of insurance are in amounts and provide coverages as required by applicable Governmental Authorities, Laws and any contract to which the Company is a party or by which any of its assets or properties are bound.

Section 4.17        Real Property.

(a)               The Company does not own, and has never owned, any interest in any real property.

(b)               Schedule 4.17(b) contains a list as of the date hereof of (i) all real property currently leased, subleased, occupied or used (or with respect to which the Company has entered into any Contracts for use in the future) by the Company (collectively, and including all buildings, structures, improvements and fixtures located thereon and all easements, rights-of-way and other appurtenances thereto, the “Real Property”) and (ii) all leases, subleases, licenses, concessions and other similar agreements under which the Company currently uses or operates (or pursuant to which the Company presently proposes to use or operate) any Real Property, including amendments, modifications, extensions, renewals, guaranties and other agreements with respect thereto (the “Leases”), true, correct and complete copies of which have been provided to Parent. Each Lease is legal, valid, binding and enforceable on the Company and, to the Knowledge of the Company, each other party thereto, and each Lease is in full force and effect in accordance with its own terms. With respect to the Leases, neither the Company nor, to the Knowledge of the Company, any other party to any Lease is in breach thereof or default thereunder and there does not exist under any Lease any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Company or, to the Knowledge of the Company, any other party to such Lease, in each case, except for such breaches and defaults as to which requisite waivers or consents have been obtained.

(c)               Other than the Real Property, the Company does not have or own any other direct or indirect interest in, occupy or use any real property, whether owned, leased or otherwise, and the Real Property comprises all real property necessary for the Company to operate its business as presently conducted.

(d)               Except as set forth specifically on Schedule 4.17(d):

(i)                 the Company has not licensed, subleased or granted any third party the right to use or occupy the Real Property and there are no parties in possession of the Real Property that are not entitled to such possession; and

(ii)              the Real Property and the Company’s current operation of the business thereon do not violate in any material respect any Laws, covenants, conditions, easements, restrictions or other similar Encumbrances (other than Permitted Encumbrances).

Section 4.18        Personal Property. The Company has good and valid title to all of the material tangible personal property owned by the Company and, in the case of a lease or other agreement, has a legal, valid, binding and enforceable leasehold interest in or a valid right to use the property and assets subject thereto, in all cases free and clear of all Encumbrances, except for Permitted Encumbrances. Such property and assets are sufficient to conduct the business of the Company as it is currently conducted. The Company has maintained its fixed assets in accordance with sound business practices. Such fixed assets are in good operating condition and repair, subject to ordinary wear and tear, and are fit for use in accordance with the past practices of the Company.

Section 4.19        Affiliate Transactions. Except as set forth on Schedule 4.19, no Seller, nor any manager, director, employee, officer or Affiliate of the Company nor any individual who is, to the Knowledge of the Company, related by blood, marriage or adoption to, or an Affiliate of any of the foregoing (a) is a party to any Contract with the Company, other than customary employee benefits made generally available to all employees, (b) provides any services to, or (except for any amounts that will be paid in full at the Closing) is owed any money by or owes any money to, the Company (other than, in each case, (i) compensation for services performed by a Person as director, officer, contractor or employee of the Company and amounts reimbursable for routine travel and other business expenses in the ordinary course of business and (ii) pursuant to this Agreement or any Ancillary Document) or (c) to the Knowledge of the Company, owns directly or indirectly on an individual or joint basis any interest (other than passive investments in publicly traded securities) in, or serves as an officer or director or in a similar capacity of, any competitor, customer or supplier or other organization which has a business relationship with the Company; provided, that ownership of no more than five percent (5%) of the outstanding stock of a publicly traded corporation shall not be deemed to be an “interest” in any Person for purposes of this Section 4.19 (such Contracts, agreements or arrangements as described in subsections (a) through (c) above, the “Related Party Contracts”).

Section 4.20        Absence of Certain Changes or Events. Except as otherwise contemplated by this Agreement or set forth on Schedule 4.20:

(a)               since December 31, 2020, the Company has conducted its business in the ordinary course of business and has not engaged in any of the following activities or taken any of the following actions:

(i)                 amended its charter or bylaws;

(ii)              (A) declared, set aside, made or paid any dividend or other distribution (whether in cash, stock and/or property) in respect of any of its capital stock or set any record date therefor, (B) adjusted, split, combined, subdivided or reclassified any of its capital stock or other equity interests or issued or proposed or authorized the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock or other equity interests, (C) repurchased, redeemed or otherwise acquired any shares of the capital stock of the Company, or any other equity interests or any rights, warrants or options to acquire any such shares or interests;

(iii)            accelerated collection of, or discounted, accounts receivable, or taken any action or failed to take any action, in each case other than in the ordinary course of business, that has had, or could reasonably be expected to have, the effect of accelerating to pre-Closing periods sales to customers or other Persons that would otherwise reasonably be expected to occur after the Closing;

(iv)             changed any accounting practices or policies other than those required by GAAP;

(v)               suffered any extraordinary loss, theft, damage, destruction or casualty loss or waived any rights of material value, in excess of $75,000, to its assets, whether or not covered by insurance or suffered any substantial destruction of its books and records;

(vi)             issued, sold or transferred any of its equity securities, any securities convertible, exchangeable or exercisable into shares of its stock or other equity securities, or warrants, options or other rights to acquire its shares of stock or other of its equity securities;

(vii)          discharged or satisfied any Encumbrance or paid any material obligation or material liability except in the ordinary course of business;

(viii)        mortgaged, pledged or subjected any portion of its properties or assets with an individual value of $75,000 or greater to any Encumbrance other than Permitted Encumbrances;

(ix)             canceled without fair consideration any material debts or claims owing to or held by it;

(x)               sold, assigned, transferred, abandoned, encumbered or permitted to lapse any authorization from a Governmental Authority (including, without limitation, transfers to equity holders of the Company or any Affiliate), which, individually or in the aggregate, are material to its business or any portion thereof;

(xi)             sold, assigned, transferred, let lapse, abandoned or otherwise disposed of any material Company Owned Intellectual Property, including granting any license or sublicense thereof;

(xii)          (A) entered into a Material Contract, (B) modified, amended or terminated any Contract that would have been a Material Contract if it were in effect as of the date of this Agreement, (C) waived, delayed the exercise of, released or assigned any material rights or claims under any Material Contract or Lease, or (D) entered into any Contract or Lease which contains a change of control or similar provision.

(xiii)        hired any employee or engaged any Contingent Worker with aggregate annual compensation in excess of $100,000, or made any material change in employment terms for any of its respective directors, officers, employees, and/or Contingent Workers, or any Company Plan, except as may be required under existing employment agreements or required by Law;

(xiv)         terminated the employment or accepted the resignation of any officer or management-level employee;

(xv)           implemented any employee layoffs in violation of the WARN Act;

(xvi)         entered into or negotiated a collective bargaining agreement or similar agreement;

(xvii)      instituted or settled or compromised any claim or lawsuit for an amount involving in excess of $75,000 in the aggregate or involving equitable or injunctive relief;

(xviii)    altered or amended in any material respect any accounting methods, principles or practices, except as required by GAAP or applicable Law, or conducted its cash management customs and practices other than in the ordinary course of business (including, without limitation, with respect to collection of accounts receivable, purchases of supplies, repairs and maintenance, payment of accounts payable and accrued expenses, spending on capital projects, pricing practices and operation of cash management practices generally);

(xix)         received written notification that any material customer, advertiser, publisher or supplier will stop or decrease in any material respect the rate of business done with the Company;

(xx)           incurred or guaranteed any Indebtedness in excess of $75,000, other than Indebtedness that will be paid at Closing and any Indebtedness in respect of Pre-Closing Taxes;

(xxi)         made any capital expenditures or commitments for capital expenditures for which the outstanding amounts of unpaid obligations and commitments are in excess of $100,000 individually;

(xxii)      made any loans or advances to, or guarantees for the benefit of, any Person with an individual value of $75,000 or greater;

(xxiii)    except (A) acquisitions of inventory and equipment for immediate consumption or use in the ordinary course of business and (B) acquisitions of assets not in excess of $10,000 individually or $75,000 in the aggregate, merged or consolidated with any other Person or acquired any equity interests in or assets of any Person, business or division thereof, or made any investment in any other Person, business or any division thereof (whether through the acquisition of stock, assets or otherwise);

(xxiv)     acquired or disposed of any real property or any interest therein;

(xxv)       entered into any new line of business outside of its existing business;

(xxvi)     received written notice of any third-party claims;

(xxvii)  settled, released, waived or compromised any pending or threatened third-party claims; or

(xxviii)                        agreed to do any of the foregoing; and

(b)               since December 31, 2020, there has not been, and the Company has not taken any action that would reasonably be expected to result in, a Material Adverse Effect.

Section 4.21        Material Customers and Suppliers.

(a)               Set forth on Schedule 4.21(a) is a list of the Company’s top five (5) customers by annual revenue for each of the calendar years ending December 31, 2018, December 31, 2019, and December 31, 2020, and the eight-month period ended August 31, 2021 (“Material Customers”), showing the approximate total revenue applicable to each such Material Customer during each such period. In the past twelve (12) months, no Material Customer has ceased, and the Company has not received any written or, to the Knowledge of the Company, unwritten notice that any Material Customer has ceased or intends to cease to purchase the goods or services of the Company. In the past twelve (12) months, no Material Customer has otherwise cancelled, materially and adversely modified, or otherwise terminated its relationship with the Company. The Company is not involved in any material claim or dispute with any Material Customer.

(b)               Set forth on Schedule 4.21(b) is a list of the Company’s top five (5) suppliers based on dollar volume of purchases by the Company for each of the calendar years ending December 31, 2018, December 31, 2019, and December 31, 2020, and the eight-month period ended August 31, 2021 (“Material Suppliers”). In the past twelve (12) months, no Material Supplier has ceased, and the Company has not received any written or, to the Knowledge of the Company, unwritten notice that any Material Supplier has ceased or intends to cease to supply goods or services to the Company. In the past twelve (12) months, no Material Supplier has otherwise cancelled, materially and adversely modified, or otherwise terminated its relationship with the Company. The Company is not involved in any material claim or dispute with any Material Supplier.

Section 4.22         Product Liability; Product Recall. The Company has not received written notice that the Company has been named a party in any Action by a third party related to the use, application, malfunction or defect of a product of the Company and, to the Knowledge of the Company, there is no basis for such Liability. There are no pending or, to the Knowledge of the Company, threatened claims against the Company relating to any work performed by the Company, and there are no material, either individually or in the aggregate, product liability, customer fraud, indemnity, warranty or other claims against the Company alleging that any product manufactured, marketed, sold, leased or delivered by or on behalf of the Company (“Company Product”) is defective or fails to meet any product or services warranties. There are (i) no inherent design defects or systemic or chronic problems in any Company Product and (ii) no liabilities for warranty or other claims or returns with respect to any Company Product relating to any such defects or problems that are material, either individually or in the aggregate, to the Company. Each Company Product performs in all material respects in accordance with its documented specifications and as the Company has warranted or represented to its customers. A true, correct and complete list of the current Company Products is set forth on Schedule 4.22.

Section 4.23         Regulatory Compliance.

(a)               All material reports, documents, filings, licenses, applications, notifications and registrations related to the Company or the Company Products that are required to be filed or maintained with any Governmental Authority have been so filed or maintained (collectively, “Regulatory Permits”). All such Regulatory Permits were accurate and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), and any fees, expenses or other costs associated with such Regulatory Permits were paid in full and within a time period permitted by applicable Law. The Company and the Company Products are in compliance in all material respects with all Regulatory Permits. To the Knowledge of the Company, no Governmental Authority is considering limiting, suspending or revoking any Regulatory Permit. To the Knowledge of the Company, each third party that is a manufacturer, contractor or agent for the Company is in compliance in all material respects with all Regulatory Permits insofar as they reasonably pertain to the Company Products.

(b)               The business of the Company is not being, and since January 1, 2017, has not been, conducted in violation of any Healthcare Law in any material respect. Neither the Company nor any of its Representatives acting for or on behalf of the Company has received any written notice that the FDA or any other Governmental Authority responsible for oversight or enforcement of any applicable Healthcare Law, or any institutional review board (or similar body responsible for oversight of human subjects research) or institutional animal care and use committees (or similar body responsible for oversight of animal research, including any Governmental Authority responsible for enforcing the Animal Welfare Act or analogous laws or regulations), has initiated, or threatened in writing to initiate, any Action to restrict or suspend nonclinical research on or clinical study of any Company Product, to recall or request a recall of any Company Product, to suspend or otherwise restrict the manufacture or marketing of any Company Product or in which the Governmental Authority has alleged or asserted a failure to comply with applicable Laws.

(c)               There are no Actions pending or, to the Knowledge of the Company, threatened, with respect to any alleged violation by the Company or any of its Representatives acting for or on behalf of the Company, of any applicable Healthcare Law as it relates to the business of the Company or a Company Product, and neither the Company nor any of its Representatives acting for or on behalf of the Company is party to or subject to any corporate integrity agreement, monitoring agreement, consent decree, deferred prosecution agreement, settlement order or similar Contract with or imposed by any Governmental Authority related to any applicable Healthcare Law.

(d)               Since January 1, 2017, the Company has not been subject to, or received any written or, to the Knowledge of the Company, unwritten notice of, any inspectional observation (including 483 observations), warning or untitled letters, any finding of deficiency or other finding of non-compliance, compelled recall, investigation, compelled corrective action plan or any other compliance action, enforcement action or penalty, in each case relating to the business of the Company or the Company Products, by any Governmental Authority, including for alleged non-compliance with Laws relating to current good manufacturing practices as regulated and/or required by any Governmental Authority (collectively, the “CGMPs”). Since January 1, 2017, there have been no pending or, to the Knowledge of the Company, threatened Actions, claims, demands, notices or complaints by any Governmental Authority, including for alleged non-compliance with Healthcare Laws relating to the CGMPs.

(e)               The Company has made available to Parent (i) copies of all material correspondence to or from any Governmental Authority or institutional review board, and all other material documents concerning communications to or from any Governmental Authority or institutional review board, in each case concerning (A) any Company Product, (B) the Company’s compliance with Healthcare Law or (C) the likelihood or timing of approval of any Company Product and (ii) all material information in their possession or control concerning the safety, efficacy, side effects or toxicity of any Company Product (including information and documentation regarding studies, investigations or tests) that has been submitted to a Governmental Authority.

Section 4.24        Privacy and Data Security.

(a)               The Company has at all times in the past two (2) years materially complied, and is currently complying, with (i) all Privacy Laws, (ii) to the extent applicable, the Payment Card Industry-Data Security Standard and (iii) all contractual obligations (including those with the Company’s customers) relating to (1) the privacy of users of any of the Company’s web properties, products and/or services; (2) the collection, use, storage, retention, disclosure, transfer, disposal, or any other processing of any Personal Information collected or used by the Company or by third parties having access to such information on behalf of the Company; and (3) the transmission of marketing and/or commercial messages through any means, including email and text message (the “Privacy Requirements”).

(b)               Except as would not reasonably be expected to be material to the Company, the Company has not received written notice from any Person (including any Governmental Authority) of the commencement of any Action relating to the Company’s information privacy or data security practices, including with respect to the collection, use, transfer, storage or disposal of Personal Information maintained by or on behalf of the Company, and, to the Knowledge of the Company, no such Action has been threatened.

(c)               Except as would not reasonably be expected to be material to the Company, the Company has taken organizational, physical, administrative and technical measures required by Privacy Laws, any existing contractual commitment made by the Company that is applicable to Personal Information, any written policy adopted by the Company, and the Company’s information security program designed to protect (i) the integrity, security and operations of the Company’s information technology systems, and (ii) the Personal Information owned, maintained or otherwise processed by the Company against data security incidents or other misuse. Except as would not reasonably be expected to be material to the Company, the Company has implemented reasonable procedures, satisfying the requirements of applicable Privacy Laws, to detect data security incidents.

(d)               Except as would not reasonably be expected to be material to the Company, the Company has contractually obligated all third parties to which it provides Personal Information and/or access thereto to protect such Personal Information from unauthorized access by and/or disclosure to any unauthorized third parties.

(e)               Except as would not reasonably be expected to be material to the Company, to the Knowledge of the Company, (i) there have been no data security incidents, personal data breaches or other adverse events or incidents related to Personal Information in the custody or control of the Company or any service provider acting on behalf of the Company, and (ii) no breach or violation of the Company IT Systems has occurred or is threatened in writing, and there has been no unauthorized or illegal use of or access to any Personal Information.

(f)                The consummation of any of the transactions contemplated hereby will not violate any applicable Privacy Laws.

(g)               The Company has not sold the Personal Information or access thereto under its control and/or in its possession to a third party.

(h)               The Company has not had customers or users in the European Economic Area or the United Kingdom that would cause the Company to be subject to the European General Data Protection Regulation 2016/679 and other European or United Kingdom data protection and privacy laws.

Section 4.25        Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and accounts receivable arising after the date thereof (a) are good and valid receivables which are, to the Knowledge of the Company, collectible in the ordinary course of business and (b) have arisen from bona fide transactions entered into by the Company involving the sale of inventory or the rendering of a service in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, have been determined in accordance with GAAP, consistently applied.

Section 4.26        Brokers. Other than pH Partners, no broker, finder or similar intermediary has acted for or on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and other than pH Partners (the fees of which shall be included as Company Expenses), no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Company or any action taken by them.

Section 4.27        Stockholder Vote. The Stockholder Written Consent is the only vote or written consent of the equity interests or other securities of the Company necessary to approve this Agreement, the Mergers and the other transactions contemplated hereby.

Section 4.28        Anti-Corruption and Trade Control Laws.

(a)               Neither the Company nor any of its directors, officers, employees or agents has, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of clauses (i), (ii) and (iii) above in order to assist the Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any Person. Neither the Company nor any of its directors, officers, employees or agents has made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law, rule or regulation. Neither the Company nor any of its officers, directors or, to the Knowledge of the Company, employees is the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption Law.

(b)               The Company is, and has been since January 1, 2017, in compliance with all applicable import, export control, and economic and trade sanctions laws, regulations, statutes, and orders, including the regulations administered by U.S. Customs and Border Protection of the U.S. Department of Homeland Security, the Export Administration Regulations and the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (the “Trade Laws”), and has obtained, or is otherwise qualified to rely upon, all necessary import and export licenses, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations or other authorizations from, and have made any required filings with, any Governmental Authority required for (i) the import, export, or reexport of products, services, Software and technologies and (ii) releases of technologies and Software to foreign nationals (the “Trade Approvals”).

(c)               There are no pending or threatened claims against the Company, nor, to the Knowledge of the Company, any actions, conditions, facts, or circumstances that would reasonably be expected to give rise to any material future claims with respect to the Trade Laws or Trade Approvals. The Company has established sufficient internal controls and procedures to ensure compliance with the Trade Laws.

Section 4.29        Export Controls. The Company is, and has been since January 1, 2017, in compliance in all material respects with applicable United States Laws related to export controls, trade, economic, and financial sanctions and embargoes and customs matters, and such rules and regulations of other applicable Governmental Authorities. Since January 1, 2017, the Company has not performed any service or sold any product to a resident in a country or territory that is, or whose government currently is, the target of countrywide sanctions imposed by any U.S. Governmental Authority, which currently includes Cuba, Iran, North Korea, Sudan and Syria, or to any “Specially Designated National” (as such term is defined by the U.S. Department of Treasury).

Section 4.30        HSR Act Size of Person. Neither the Company’s annual net sales nor its total assets exceed the current threshold of $18,400,000 under Section 7A(a)(2)(B)(ii)(I) of the Clayton Act.

Section 4.31        No Other Representations and Warranties. Except for the representations and warranties made in this Article IV, neither the Company nor any other Person makes or has made (and the Parent hereby acknowledges and agrees that neither the Company nor any other Person is making or has made) any express or implied representation or warranty with respect to the Company or its businesses, operations, assets, properties, results of operations, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article IV, neither the Company nor any other Person makes or has made (and Parent hereby acknowledges and agrees that neither the Company nor any other Person is making or has made) any representation or warranty to Parent or its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or its businesses or operations or (ii) any written or unwritten information furnished or made available to Parent or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB I AND MERGER SUB II

Except as set forth in the Schedules delivered by or on behalf of Parent, Merger Sub I and Merger Sub II to the Company on the date hereof concurrently with the execution of this Agreement (subject to the limitations set forth in Section 11.6(a)), Parent, Merger Sub I and Merger Sub II, jointly and severally, hereby represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:

Section 5.1            Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub I is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub II is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent, Merger Sub I and Merger Sub II has all requisite organizational power and authority to own its properties and carry on its business in all material respects as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not reasonably be expected, individually or in the aggregate, to materially impair or delay Parent’s ability to consummate the transactions contemplated hereby. Each of Merger Sub I and Merger Sub II was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the outstanding capital stock of each of Merger Sub I and Merger Sub II is owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which either of Merger Sub I or Merger Sub II is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Sub I or Merger Sub II or obligating either of such entity to grant, issue or sell any shares of the capital stock of, or other equity interests in, such entity, by sale, lease, license or otherwise. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, neither of Merger Sub I or Merger Sub II has and or will have incurred, directly or indirectly, through any Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.2            Authority; Binding Obligation. Each of Parent, Merger Sub I and Merger Sub II has, subject to the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub I and Merger Sub II, the requisite organizational authority and power to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary organizational action on the part of Parent, Merger Sub I and Merger Sub II and, other than the adoption of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub I and Merger Sub II, no other organizational proceedings on the part of Parent, Merger Sub I or Merger Sub II are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby by Parent, Merger Sub I and Merger Sub II. This Agreement has been, and the Ancillary Agreements will upon their execution be, duly executed and delivered by Parent, Merger Sub I and Merger Sub II and constitutes and will constitute the legal, valid and binding obligations of Parent, Merger Sub I and Merger Sub II, enforceable against each of Parent, Merger Sub I and Merger Sub II in accordance with its and their terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions. The shares of Parent Common Stock to be issued pursuant to this Agreement have been duly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free of preemptive rights.

Section 5.3            No Defaults or Conflicts. The execution and delivery of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby by Parent, Merger Sub I and Merger Sub II and performance by each of Parent, Merger Sub I and Merger Sub II of its obligations hereunder and thereunder (a) do not conflict with or result in any violation of the charter or bylaws or other constituent documents of Parent, Merger Sub I or Merger Sub II, (b) do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default (with or without notice or lapse of time or both) under any material Contract, indenture, mortgage or loan or any other agreement or instrument to which each of Parent, Merger Sub I or Merger Sub II is a party or by which it is bound or to which properties of Parent, Merger Sub I or Merger Sub II may be subject, and (c) do not violate any existing applicable Law, judgment, order or decree of any Governmental Authority having jurisdiction over the properties of Parent, Merger Sub I or Merger Sub II; provided, however, that no representation or warranty is made in the foregoing clauses (b) or (c) with respect to matters that would not reasonably be expected, individually or in the aggregate, to materially impair or delay the ability of Parent, Merger Sub I or Merger Sub II to consummate the transactions contemplated hereby.

Section 5.4            No Authorization or Consents Required. Except for the filing of the Certificates of Merger, compliance with the federal securities Laws and any applicable U.S. state securities or “blue sky” Laws and foreign securities Laws and compliance with the rules and regulations of the NYSE, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required to be obtained or made by Parent, Merger Sub I or Merger Sub II in connection with the due execution, delivery and performance by each of Parent, Merger Sub I and Merger Sub II of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation by each of Parent, Merger Sub I and Merger Sub II of the transactions contemplated hereby and thereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that if not obtained or made would not reasonably be expected, individually or in the aggregate, to materially impair or delay the ability of each of Parent, Merger Sub I and Merger Sub II to consummate the transactions contemplated hereby.

Section 5.5            Brokers. No broker, finder or similar intermediary has acted for or on behalf of Parent, Merger Sub I or Merger Sub II in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with Parent, Merger Sub I or Merger Sub II or any action taken by Parent, Merger Sub I or Merger Sub II.

Section 5.6            Litigation. There is no Action pending or, to the knowledge of Parent, Merger Sub I or Merger Sub II, threatened against Parent, Merger Sub I or Merger Sub II or any portion of their respective properties or assets by or before any Governmental Authority which questions the validity or legality of this Agreement or the transactions contemplated hereby or which seeks to prevent the transactions contemplated hereby or otherwise would reasonably be expected, individually or in the aggregate, to materially impair or delay the ability of Parent, Merger Sub I or Merger Sub II to consummate the transactions contemplated hereby.

Section 5.7            SEC Filings.

(a)               Except as set forth on Schedule 5.7(a), all reports, schedules, forms, statements and other documents (including exhibits, schedules, financial statements and all other information incorporated therein) required to be filed by Parent with the SEC for its two most recent fiscal years and subsequent fiscal quarters, as they may have been supplemented, modified or amended since the time of filing, including those filed subsequent to the date hereof and prior to the Closing (the “Parent SEC Documents”), have been or will be filed with the SEC on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing): (i) each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Parent SEC Documents contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is currently subject to the periodic reporting requirements of the Exchange Act. Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. To the knowledge of Parent and except as set forth on Schedule 5.7(a), as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of Parent's Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)               Parent is in compliance in all material respects with all current listing requirements of the NYSE.

(c)               Each of the consolidated financial statements (including, in each case any notes and schedules thereto) contained in or incorporated by reference into the Parent SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates. The balance sheets included in such financial statements fairly present, in all material respects, the financial position of the Parent as of their respective dates, and the related statements of operations, stockholder’s deficit and cash flows included in such financial statements fairly present, in all material respects, the results of its operations and cash flows for the periods indicated therein, in each case in accordance with GAAP applied on a consistent basis, with only such deviations from such accounting principles and/or their consistent application as are referred to in the notes to such financial statements and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments and the absence of related notes (none of which year-end adjustments or footnote disclosures would be material).

Section 5.8            Absence of Certain Changes or Events. Since January 1, 2021, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or as disclosed in the Parent SEC Documents, the business of Parent and each of its subsidiaries has been conducted in the ordinary course of business consistent with past practice.

Section 5.9            Financial Capability. Parent has or will have prior to the Effective Time, sufficient funds to pay the aggregate Per Share Closing Cash Consideration Value contemplated by this Agreement and to perform the other obligations of Parent and Merger Subs contemplated by this Agreement to take place as of the Closing. Parent’s obligations under this Agreement or any of the Ancillary Agreements to which it is a party are not in any way contingent upon or conditioned upon (i) Parent obtaining any commitment for or closing of any financing, or (ii) Parent entering into, terminating or obtaining any amendment or modification of a Contract, except as expressly provided for in this Agreement.

Section 5.10        R&W Insurance Policy. Parent has delivered to the Company and the Stockholders’ Representative a copy of the binder agreement for the issuance of the R&W Insurance Policy and the form of the R&W Insurance Policy, each in substantially final form.

Section 5.11        Funding Agreement. Parent has provided the Company a true, correct and complete copy of the Funding Agreement, including all amendments or other modifications thereto, as of the date hereof. The Funding Agreement is a valid and binding obligation of Parent and/or its Affiliates and, to the knowledge of Parent, of the other party thereto, enforceable in accordance with its terms, subject to Equitable Exceptions. The Funding Agreement is in full force and effect and is not subject to any material claims, charges, setoffs or defenses. With respect to the Funding Agreement, neither Parent nor, to the knowledge of Parent, any other party to the Funding Agreement, is in material breach thereof or material default thereunder and, to the knowledge of the Parent, there does not exist under the Funding Agreement any event which, with the giving of notice or the lapse of time, would constitute such a material breach or material default by Parent or its Affiliates or, to the knowledge of Parent, any other party to the Funding Agreement. As of the date hereof, neither Parent nor its Affiliates has received written or unwritten notice of any material dispute under the Funding Agreement.

Section 5.12        HSR Act Size of Person. Parent has determined in good faith that the aggregate value of the transactions contemplated by this Agreement as determined under the HSR Act does not exceed the current threshold of $368,000,000 under Section 7A(a)(2)(A) of the Clayton Act.

Section 5.13        No Other Representations and Warranties. Except for the representations and warranties made in this Article V, neither Parent, Merger Sub I, Merger Sub II nor any other Person makes or has made (and the Company and the Stockholders’ Representative hereby acknowledge and agree that neither Parent, Merger Sub I, Merger Sub II nor any other Person is making or has made) any express or implied representation or warranty with respect to Parent, Merger Sub I, Merger Sub II, their Affiliates or their respective businesses, operations, assets, properties, results of operations, liabilities, condition (financial or otherwise) or prospects, and each of Parent, Merger Sub I and Merger Sub II hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent, Merger Sub I and Merger Sub II in this Article V, neither Parent, Merger Sub I, Merger Sub II nor any other Person makes or has made (and the Company and the Stockholders’ Representative hereby acknowledge and agree that neither Parent, Merger Sub I, Merger Sub II nor any other Person is making or has made) any representation or warranty to the Company, the Sellers, any holders of Company Securities, the Stockholders’ Representative or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent or its or its Affiliates’ businesses or operations or (ii) any written or unwritten information furnished or made available to the Company, the Sellers, any holders of Company Securities, the Stockholders’ Representative or any of their respective Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE VI
COVENANTS

Section 6.1            Stockholder Written Consent. The Company shall deliver to Parent, no later than the first day after the execution and delivery of this Agreement, a written consent, in the form attached hereto as Exhibit H, duly executed by Persons holding at least a majority of the issued and outstanding Shares, adopting and approving this Agreement, the Mergers and the other transactions contemplated by this Agreement in accordance with the DGCL (the “Stockholder Written Consent”). No later than ten (10) days after the date hereof (or upon Parent’s reasonable approval of the form of Stockholder Notice, if later), the Company shall prepare and mail a notice (the “Stockholder Notice”) to any holder of Shares that did not execute the Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company’s board of directors determined that the Mergers are advisable in accordance with the DGCL and in the best interests of the holders of Shares and have approved and adopted this Agreement, the Mergers and the other transactions contemplated by this Agreement, (ii) provide the Persons to whom it is sent with notice of the actions taken in the Stockholder Written Consent, including the approval and adoption of this Agreement, the Mergers and the other transactions contemplated by this Agreement in accordance with Section 228(e) of the DGCL and the charter and bylaws of the Company, (iii) notify such holders of Shares of their dissent and appraisal rights pursuant to Section 262 of the DGCL and (iv) include such other information as shall be required by applicable Law. The Stockholder Notice shall include a copy of Section 262 of the DGCL and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the twenty (20)-day period during which a holder of Shares must demand appraisal of such Shares as contemplated by Section 262(d)(2) of the DGCL (the “Appraisal Period”). All materials submitted to the holders of Shares in accordance with this Section 6.1 shall be subject to Parent’s advance review and reasonable approval.

Section 6.2            Operation of the Business.

(a)               From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 10.1, the Company shall (except with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed (other than with respect to any request for consent relating to clauses (ii), (viii) and (xiv) of this Section 6.2(a), which consent may be given or withheld in Parent’s sole discretion)): (i) operate the business of the Company in the ordinary course of business consistent with past practice (except where such conduct would expressly conflict with the covenants set forth herein or other obligations under this Agreement or as may be reasonably necessary to comply with applicable Law); (ii) operate the business of the Company in compliance in all material respects with all Laws; (iii) maintain the material, tangible assets of the Company in operating condition and repair (subject to normal wear and tear in light of their respective ages); (iv) use commercially reasonable efforts to maintain policies of liability, casualty and property insurance of substantially similar coverage as the policies currently carried in respect of the business of the Company; (v) use commercially reasonable efforts to preserve the goodwill, relationships and business of the officers, employees, customers and suppliers of the Company; (vi) administer and operate the business of the Company in accordance with all Permits and use commercially reasonable efforts to maintain all such Permits; (vii) maintain the books of account and records in the ordinary course of business consistent with past practices; (viii) make any required regulatory filings in a timely manner (taking into account any permitted extensions) and in compliance in all material respects with all applicable Laws and Permits; (ix) (A) maintain, consistent with its past practices, all of its current credit, collections and payment policies, procedures and practices, (B) collect accounts receivable in the ordinary course of business consistent with the Company’s current collection policies, procedures and practices and (C) except where subject to a good faith dispute, pay all accounts payable in the ordinary course of business consistent with past practice, (x) use commercially reasonable efforts to preserve intact the services of the employees of the Company; (xi) not sell, assign, license, disclose, transfer or abandon or fail to maintain, or otherwise dispose of, any Company Intellectual Property, other than pursuant to Ordinary Course Out-Licenses, (xii) not subject any Company Owned Intellectual Property to any additional Encumbrance, except for Permitted Encumbrances, (xiii) maintain the Real Property in substantially the same condition as of the date of this Agreement, ordinary wear and tear, casualty and condemnation excepted; (xiv) promptly deliver to Parent a true, correct and complete copy of any Material Contract that, following Parent’s consent to the execution of such Material Contract pursuant to Section 6.2(b), is entered into by the Company between the date hereof and the Closing; (xv) not amend, modify, extend, renew or terminate any Lease, and not enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, including the Real Property; and (xvi) not (A) make, change or revoke any Tax election of the Company, (B) file any amended Tax Return of the Company, (C) change (or request to change) any method of accounting of the Company for Tax purposes, (D) settle or compromise any amount of Tax liability of the Company for any Tax claim or assessment, (E) claim or surrender any right to claim a refund of Taxes of the Company, (F) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment of the Company, (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable provision of state, local or foreign Law) with any Governmental Authority or (H) fail to pay any Taxes of the Company when due or file Tax Returns of the Company when due or (I) take or cause to be taken any action, or knowingly fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b)               From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 10.1, the Company shall not, without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, take or agree to take any of the actions described in Section 4.20(a) (other than clauses (xiv) and (xxvi)), except as otherwise contemplated by this Agreement.

(c)               The Company, on the one hand, and Parent, Merger Sub I and Merger Sub II, on the other hand, acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent, Merger Sub I or Merger Sub II, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time and (ii) prior to the Effective Time, each of the Company, Parent, Merger Sub I and Merger Sub II shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ operations.

Section 6.3            Access to Information; Public Announcements.

(a)               Upon reasonable advance written notice and subject to applicable Law, the Company shall afford Parent and its Representatives reasonable access under the supervision of the Key Individuals during normal business hours to its properties, books, records, Contracts, Permits, consultants and personnel (at a mutually convenient time), and shall furnish, and shall cause to be furnished, as promptly as practicable to Parent, all other information concerning the Company and its business, properties and personnel as Parent may reasonably request in writing for purposes of diligence, integration planning, financing and facilitating the transfer of the ownership of the Company and its properties and assets; provided, however, that the Company may restrict the foregoing access to the extent required by applicable Law or Contract to which the Company is a party (provided the Company uses reasonable efforts to obtain consent from the relevant counterparties and, failing that, redacts sensitive information and otherwise use commercially reasonable efforts to communicate the applicable information in a reasonable way that would not risk violating the applicable Law or Contract). All such access shall be subject to reasonable restrictions imposed from time to time with respect to the provision of privileged communications or any applicable confidentiality agreement with any Person. In conducting any inspection of any properties of the Company, Parent and its Representatives shall not unreasonably interfere with the business conducted at such property. All information obtained pursuant to this Section 6.3 shall continue to be governed by the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms. Notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under the applicable Law.

(b)               Parent acknowledges and agrees that it shall, from and after the Closing, preserve and keep, or cause to be preserved and kept, all books and records (including Tax records) relating to pre-Closing periods in respect of the Company in the possession of Parent or its Affiliates for not less than five years. Parent shall, upon reasonable notice, only to the extent reasonably necessary in connection with audit, accounting or tax matters and subject to any applicable privilege (including the attorney-client privilege), give the Stockholders’ Representative and its authorized Representatives reasonable access during normal business hours to examine, inspect and copy such books and records; provided, however, that any such access shall be conducted in a manner not to interfere with the businesses or operations of Parent, the Ultimate Surviving Corporation or their Affiliates.

(c)               Parent and the Company have agreed on press releases to be issued by Parent and the Company, respectively, promptly following the execution of this Agreement. Following such initial press releases and prior to the Closing, no press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made, except as required by applicable Law or the rules of any applicable securities exchange, without the joint approval of Parent and the Company. After the Closing, Parent may issue any press release or make any other public announcement concerning this Agreement or the transactions contemplated herein.

Section 6.4            Resignations. The Company shall cause to be delivered to Parent on the Closing Date such resignations of members of the Board of Directors and officers of the Company which have been requested in writing by Parent at least three (3) Business Days prior to the Closing Date, such resignations to be effective concurrently with the Closing.

Section 6.5            Officer and Director Indemnification and Insurance.

(a)               Parent (on its own behalf and, as of the Closing, on behalf of the Ultimate Surviving Corporation) agrees that all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, officers or employees of the Company and the fiduciaries of any Company Plan (the “Indemnified Parties”), as provided in the respective organizational documents or indemnification agreements (as in effect on the date hereof) with such Indemnified Parties (provided that true, correct and complete copies of such agreements have been delivered to Parent), in effect immediately prior to the Closing, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date. Parent shall ensure that such rights are not amended or otherwise modified in any manner that would adversely affect the rights of any Indemnified Parties, unless such modification is required by Law or approved in writing by such Indemnified Party.

(b)               On or prior to the Closing Date, the Company shall pay (100% of such amount shall be treated as a Company Expense) for a non-cancelable run-off insurance policy (the “D&O Policy”), for a period of six (6) years after the Closing Date (i) to provide insurance coverage of not less than the existing coverage, for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors, managers or officers of the Company, Company Plan on or prior to the Closing Date and (ii) which policy shall contain terms and conditions no less favorable to the insured persons than the directors’, managers’ or officers’ liability coverage presently maintained by the Company.

(c)               The covenants contained in this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(d)               For the six (6) years following the Effective Time, the Parent shall not, and shall cause the Ultimate Surviving Corporation not to, cancel, amend, or otherwise limit (i) the D&O Policy, (ii) the Company’s existing directors’ and officers’ liability insurance policy, (iii) any excess directors’ and officers’ liability insurance policies procured by the Company on or prior to the Closing, or (iv) any rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the Indemnified Parties provided in the respective organizational documents or indemnification agreements with such Indemnified Parties, provided the premium and any other amounts payable with respect to such policies have been paid in full on or prior to the Closing Date. In the event that, following the Closing, Parent or the Ultimate Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent or the Ultimate Surviving Corporation, as applicable, shall take commercially reasonable action so that the successors or assigns of Parent or the Ultimate Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.5.

Section 6.6            Employee Matters. Except as otherwise set forth in any Company Plan in effect as of the date hereof:

(a)               Except as specifically provided herein, Parent shall use commercially reasonable efforts to cause service rendered by employees of the Company prior to the Closing Date to be credited for purposes of participation, coverage, vesting and level of benefits (but not for purposes of benefit accruals under any deferred contribution pension plan or defined benefit pension plan), as applicable, under all employee benefit plans, programs, policies and arrangements of Parent and its Subsidiaries (including the Company) from and after the Closing Date, to the same extent as such service was taken into account under corresponding plans of the Company for such purposes; provided, however, that nothing herein shall result in the duplication of any benefits. Parent shall, or shall cause the Ultimate Surviving Corporation to, use commercially reasonable efforts to cause employees of the Company to not be subject to any pre-existing condition limitation under any health or welfare plan of Parent or its Subsidiaries (including the Company) for any condition for which such employee would have been entitled to coverage under the corresponding plan of the Company in which such employee participated immediately prior to the Closing Date. Parent shall, or shall cause its applicable Subsidiary to, use commercially reasonable efforts to cause such employees to be given credit under such plans for co-payments made, and deductibles satisfied in the year of the Closing, prior to the Closing Date.

(b)               No provision of this Agreement shall be deemed to constitute an amendment of any employee benefit plan or program of Parent or any of its Subsidiaries (including the Ultimate Surviving Corporation), nor shall this Agreement limit, in any way, the ability of Parent or any of its Subsidiaries (including the Ultimate Surviving Corporation) to amend or terminate any employee benefit plan or program in whole or in part at any time in their sole discretion. Nothing in this Agreement shall provide any individual any right to continued employment with Parent or any of its Subsidiaries (including the Ultimate Surviving Corporation), or grant any individual with any third party beneficiary rights or inure to the benefit of, or be enforceable by, any employee of the Company (or any beneficiary or dependent of any such employee) or any entity or Person representing the interests of any such employee, beneficiary or dependent.

(c)               No later than fifteen (15) Business Days prior to the Closing, the Company shall provide Parent with an updated copy of Schedule 4.14(a) that includes the names of each Company Employee with the corresponding information on such schedule.

(d)               No later than ten (10) Business Days prior to the Closing, Parent shall, or shall cause an Affiliate to, offer employment to all of the employees of the Company. Parent and the Key Individuals shall confer in good faith on the base salaries, benefits (including severance benefits) and equity-based compensation of such employees; provided, however, that the base salaries, benefits (including severance benefits) and equity-based compensation offered to such employees, and provided to such employees for the one-year period following the Closing, shall be at least as favorable to such employees as the base salaries, benefits and equity-based compensation of similar-situated employees of Parent and its Affiliates. For the avoidance of doubt, the terms of the employment of the Key Individuals shall be governed by the Employment Agreements.

(e)               Prior to the Closing, the Company shall, at Parent’s request, take all actions necessary for the termination of any Company Plan, with such termination to be effective upon the Closing. The resolutions and other actions taken to terminate any such Company Plan, if applicable, shall be in a form and manner reasonably acceptable to Parent, and the Company shall provide Parent with evidence reasonably satisfactory to Parent that each such Company Plan will be terminated effective upon the Closing in accordance with the terms of the applicable Company Plan documents and applicable Law.

Section 6.7            R&W Insurance Policy. At the Closing, Parent will pay all premiums, taxes, commissions, fees, costs and other payments (100% of such premiums, taxes, commissions, fees, costs and other payments to be treated as Company Expenses) and take all necessary actions to bind Parent’s coverage under the R&W Insurance Policy. Parent and its Affiliates will not amend, waive or otherwise modify the R&W Insurance Policy in any manner that would reasonably be expected to materially and adversely affect the Sellers. The R&W Insurance Policy shall provide that (i) the R&W Insurer shall have no right of subrogation against any Seller or any of their respective Affiliates or any past, present or future director, manager, officer, employee or advisor, if applicable, of any of the foregoing, and the R&W Insurance Policy shall include a waiver of any such right of subrogation, except in the case of fraud, and (ii) such waiver may not be amended without the written consent of the Company (prior to the Closing) or the Stockholders’ Representative (after the Closing).

Section 6.8            Exclusive Dealing. During the Covered Period, the Company shall not, and shall cause its Representatives (including the Key Individuals) not to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with or provide any nonpublic information to, any Person (other than Parent or its Affiliates) relating to any business combination transaction involving the Company, however structured, including the sale of the business or assets (other than sales of assets in the ordinary course of business) of the Company, or any equity interest or security of the Company, or any merger, consolidation or similar transaction or arrangement. The Company shall notify Parent of any such inquiry or proposal within 24 hours of receipt thereof by the Company or its Representatives.

Section 6.9            Further Assurances. From time to time, as and when requested by any party hereto and at such party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

Section 6.10        Confidentiality. The Parties hereto acknowledge that, from the date hereof through the Closing Date (if the Closing occurs), any information exchanged in connection with or relating to this Agreement, the Related Agreements, and the transactions contemplated hereby and thereby shall be subject to the terms of the Confidentiality Agreement. If the Closing does not occur and this Agreement is terminated, the Confidentiality Agreement and the obligations set forth therein shall continue in full force and effect in accordance with their terms. From and after the Closing, subject to the rest of this Section 6.10, the Stockholders’ Representative agrees to maintain the confidentiality of and not disclose or use for any purpose any confidential information of Parent, the Company or their Affiliates, other than in connection with its role as Stockholders’ Representative. From and after the Closing Date, the Stockholders’ Representative and its Affiliates will hold in confidence all Confidential Information concerning Parent, the Company or their Affiliates and all information otherwise proprietary to Parent, the Company or their Affiliates. The Stockholders’ Representative will not, and will cause its Affiliates and authorized Representatives not to, release or disclose any such information to any Person other than the Advisory Group, Parent, Merger Sub I, Merger Sub II, the Company, their Affiliates and their respective authorized Representatives and will not use any such information for any purpose other than in connection with the administration of the Stockholders’ Representative’s duties under or enforcement of this Agreement or the Escrow Agreement, or for the benefit of Parent, the Company or their Affiliates. Notwithstanding anything to the contrary contained in this Section 6.10, the confidentiality obligations will not apply to information which (i) the Stockholders’ Representative or its Affiliates are compelled to disclose by judicial or administrative process, or, in the opinion of counsel, by other mandatory requirements of Law; (ii) which can be shown to have been generally available to the public other than as a result of a breach of any confidentiality obligations; or (iii) which can be shown to have been provided to the Stockholders’ Representative or its Affiliates by a third party who properly obtained such information other than from the Stockholders’ Representative and without confidentiality restrictions. At the request and election of Parent, following the completion of the Stockholders’ Representative’s duties under this Agreement, the Stockholders’ Representative agrees to, and agrees to cause its Affiliates and authorized Representatives to, destroy or return to Parent all tangible or intangible embodiments (including electronic copies) of any Confidential Information concerning Parent, the Company or their Affiliates or otherwise proprietary to Parent, the Company or their Affiliates which remains in the possession of the Stockholders’ Representative or any such other party after the Closing, except that the Stockholders’ Representative will be entitled to retain one copy of any such information if and to the extent such information is reasonably necessary in connection with the Stockholders’ Representative’s compliance with applicable Law. “Confidential Information” of a disclosing Party means information that the recipient knows or reasonably should know the disclosing Party treats as confidential or proprietary.

Section 6.11        Post-Closing Covenants. Parent agrees that the principal place of employment for the Key Individuals and the principal location of the Ultimate Surviving Corporation and its business shall be in Houston, Texas for a period of at least two (2) years following the Closing Date, unless otherwise mutually agreed to by Parent and the Key Individuals.

Section 6.12        Waivers and Releases. The Company shall use commercially reasonable efforts to obtain, prior to the Closing, (a) a waiver and release, in form and substance reasonably acceptable to Parent, from each of the Closing Bonus Recipients and (b) a Contingent Bonus Plan Agreement, in form and substance reasonably satisfactory to Parent, from each of the Contingent Bonus Recipients.

ARTICLE VII
TAX MATTERS

Section 7.1            Tax Treatment.

(a)               The parties intend that, for U.S. federal Income Tax purposes, the Mergers, taken together, constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and qualify as a “reorganization” within the meaning of Section 368 of the Code. This Agreement is intended to be, and is adopted as, a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. No party shall take or cause to be taken (or permit any of its Affiliates to take or cause to be taken) any action, or fail to take or cause to be taken (or permit any of its Affiliates to fail to take or cause to be taken) any action, in each case, which would reasonably be expected to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Each party hereto shall cause all Tax Returns to be prepared and filed on the basis of treating the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code and shall not (or permit any of its Affiliates to) take any position inconsistent therewith in any Tax filing or Action, except as otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code). The Company acknowledges that the Company and the Sellers are relying solely on their own Tax advisors in connection with this Agreement, the Mergers and the other transactions and agreement contemplated hereby.

(b)               The parties shall treat the principal component of any Contingent Merger Consideration that is paid in Parent Shares, as determined pursuant to Section 2.13(d), as received on a tax-deferred basis as additional consideration received in the Mergers for all Tax purposes, including tax reporting purposes, and each party hereto shall cause all Tax Returns to be prepared and filed in a manner that is consistent with such intended tax treatment and shall not take (or permit any of its Affiliates to take) any position inconsistent therewith in any Tax filing or Action, except as otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).

(c)               For all U.S. federal and applicable state and local income tax purposes, the parties agree to treat the SAFEs as equity interests in the Company, and each party hereto shall cause all U.S. federal and applicable state and local income Tax Returns to be prepared and filed in a manner that is consistent with such intended tax treatment and shall not take (or permit any of its Affiliates to take) any position inconsistent therewith in any Tax filing or Action, except as otherwise required by a “determination” (within the meaning of Section 1313(a) of the Code).

Section 7.2            Tax Returns.

(a)               The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company required to be filed on or before the Closing Date, and shall timely pay all Taxes that are due and payable on or before the Closing Date. Except to the extent required under applicable Law, all such Tax Returns shall be prepared and filed in a manner consistent with past custom and practice of the Company except as required by applicable Law or change in fact, including the most recent Tax practices as to elections and accounting methods of the Company.

(b)               Parent shall, at its own expense, prepare and timely file, or cause to be prepared and timely filed, any and all Tax Returns required to be filed by the Company for any Pre-Closing Tax Period and for any Straddle Period, the due date of which (including extensions) is after the Closing Date (collectively, “Parent Returns”), provided that (i) each such Parent Return shall be prepared in a manner consistent with past custom and practice of the Company except as required by applicable Law or change in fact, including the most recent Tax practices as to elections and accounting methods of the Company, and (ii) Parent shall submit to the Stockholders’ Representative at least thirty (30) days prior to the due date (taking into account any extensions) of each Parent Return that is an income Tax Return showing an amount of Tax due and payable to the extent such Tax Return is filed prior to the determination of the Final Adjustment Amount in accordance with Section 2.11(b).

(c)               Pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1), to the extent permitted or required by Law or administrative practice, the taxable year of the Company shall be treated as closing on (and including) the Closing Date. In the case of any Straddle Period, (A) the amount of any sales or use Tax, value-added Tax, employment Tax, withholding Tax, and any Tax based on or measured by income, profits, or receipts, in each case, imposed upon or payable by or with respect to the Company for any Pre-Closing Tax Period shall be determined based on an interim closing of the books of the Company as of the end of the Closing Date (and for such purpose, the taxable period of any partnership, controlled foreign corporation or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and (B) the amount of any Taxes other than a sales or use Tax, value-added Tax, employment Tax, withholding Tax or Tax based on or measured by income, profits or receipts Taxes of the Company for any Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the total number of days in such Straddle Period (in the case of real and personal property Taxes, disregarding any days on which the property was not owned by the Company); provided, however, exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a pro rata per diem basis; provided, further that all applicable Transaction Tax Deductions shall be allocated to the portion of the Straddle Period ending on the Closing Date if such Transaction Tax Deductions are “more likely than not” deductible (or are deductible at a higher confidence level) in the portion of the Straddle Period ending on the Closing Date.

Section 7.3            Cooperation. Each party shall cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of Tax Returns pursuant to Section 7.3 and any Action in respect of Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Contest and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each party further agrees (a) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (and, to the extent notified by Parent or Company Securityholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (b) to give to the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another party so requests, each such party shall allow the requesting party to take possession of such books and records. Parent agrees to use its reasonable best efforts (with reasonable cooperation from the other parties as Parent may request) to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Mergers). Notwithstanding anything to the contrary in this Agreement, the Stockholders’ Representative shall have no obligation to prepare or file any Tax Returns.

Section 7.4            Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) (collectively, “Transfer Taxes”) shall be payable by Parent (which Parent will pay in full and 50% of such amount shall be treated as a Company Expense). The party required to do so by applicable Law shall file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation (“Transfer Tax Returns”). Each of Parent and Company Securityholders agree to cooperate with the other party in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns.

Section 7.5            Tax Sharing Agreements. The Sellers shall cause all Tax-sharing agreements, Tax allocation agreements, Tax indemnity agreements or similar agreements with respect to or involving the Company to be terminated as of the Closing Date and shall ensure that, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.

Section 7.6            Post-Closing Actions. Except as otherwise required by applicable Law or except as otherwise specifically provided in this Agreement, Parent, the Ultimate Surviving Corporation and each of their Affiliates shall not, at any time prior to the determination of the Final Adjustment Amount in accordance with Section 2.11(b), (i) other than any Tax Returns that are filed pursuant to Section 7.2, amend or otherwise modify, or permit to be amended or otherwise modified, any Tax Return of the Company for any Pre-Closing Tax Period, (ii) initiate discussions or examinations with a Governmental Authority or make any voluntary disclosures with respect to Taxes of the Company for any Pre-Closing Tax Period, (iii) extend any statute of limitation with respect to the Company for a Pre-Closing Tax Period, (iv) make or cause to be made any extraordinary transactions or events with respect to the Company on the Closing Date after the Closing or (v) make or change any Tax election of the Company that has a retroactive effect to any Pre-Closing Tax Period, in each case, without the prior written consent of the Stockholders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VIII
INDEMNIFICATION

Section 8.1            Survival. Subject to the limitations and other provisions of this Agreement, all of the representations and warranties of the parties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months after the Closing Date; provided that the Specified Claims shall survive until the earlier of (a) the payment of the final Earn-Out Payment or (b) December 31, 2030, as such date may be extended pursuant to the last sentence of Section 2.12(c); provided, further, that the Company Fundamental Representations shall survive the Closing until the earlier to occur of (i) the payment of the final Earn-Out Payment or (ii) December 31, 2035, as such date may be extended pursuant to the last sentence of Section 2.12(c) (the “Survival Date”). All covenants and agreements of the parties contained herein shall survive the Closing (1) for the period explicitly specified in such covenant or (2) otherwise, for the statute of limitations under applicable Law. Notwithstanding the foregoing, any claims based on actual fact and asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the applicable Survival Date or end of any other applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty or covenant and such claims (and any relevant representation, warranty or covenant underlying any such claims) shall survive until such claims are finally resolved. The foregoing time limitations shall not limit any claim by any party based on Fraud. Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit any claim or recovery available to any Parent Indemnitee (as defined below) under the R&W Insurance Policy or other insurance policy applicable to any Indemnified Party or the transactions contemplated by this Agreement.

Section 8.2            Indemnification by the Sellers. Subject to the other terms and conditions of this Article VIII, from and after the consummation of the Merger, each Seller shall, subject to the limitations set forth in Section 8.5, indemnify and defend each of Parent, Merger Sub I, Merger Sub II, the Ultimate Surviving Corporation and its Affiliates and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, such Seller’s Pro Rata Percentage of any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees as a result of:

(a)               any breach or alleged breach of any of the representations or warranties of the Company contained in (i) this Agreement (including, for the avoidance of doubt, the Specified Claims) or (ii) any certificate delivered by or on behalf of the Company in connection with this Agreement;

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement as of or prior to the Closing;

(c)               any Indebtedness not fully satisfied at Closing;

(d)               any Company Expenses not fully satisfied at Closing;

(e)               any Actions regarding the amount of the Merger Consideration received by a Seller and any claims by any Person that such Person is entitled to receive any portion of the Merger Consideration; and

(f)                any Fraud in connection with this Agreement committed as of or prior to the Closing by or on behalf of the Company, its Representatives or any Seller.

Section 8.3            Indemnification by Parent. Subject to the other terms and conditions of this Article VIII, from and after the consummation of the Merger, Parent shall indemnify and defend the Sellers and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees as a result of:

(a)               any breach or alleged breach of any of the representations or warranties of Parent and each Merger Sub contained in ARTICLE V of this Agreement or any certificate delivered by or on behalf of the Company in connection with this Agreement;

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent pursuant to this Agreement; or

(c)               any Fraud in connection with this Agreement committed as of or prior to the Closing by or on behalf of Parent, either Merger Sub or their respective Representatives.

Section 8.4            Indemnification Procedures.

(a)               Notice of Claim. Any indemnified party (an “Indemnitee”) making a claim for indemnification pursuant to Section 8.2 or Section 8.3 (a “Claim”) must give the party from whom indemnification is sought (an “Indemnitor”) written notice (and in the case of the Sellers, all such notices to or from the Sellers shall be given to or made by the Stockholders’ Representative) of such claim describing such claim and the nature and amount of such Loss, to the extent that the nature and amount thereof are determinable at such time (a “Claim Notice”) promptly after the Indemnitee has knowledge of, receives any written notice of any Action against or involving the Indemnitee by a third party or otherwise discovers the Liability, obligation or facts giving rise to such claim for indemnification; provided, that the failure to notify or delay in notifying an Indemnitor will not relieve the Indemnitor of its obligations pursuant to Section 8.2 or Section 8.3, except to the extent Indemnitor is actually prejudiced as a result of such failure or delay. The Claim Notice must (i) include, to the extent reasonably practicable, a non-binding, preliminary estimate of the amounts of the Indemnitee’s Losses, and (ii) describe in reasonable detail the then known facts relating to the Losses included in the amount so stated and the nature of the Claim; provided that the Claim Notice need only specify such information to the knowledge of Indemnitee as of the date of the Claim Notice, shall not limit any of the rights or remedies of any Indemnitee, and may be updated and amended from time to time by the Indemnitee by delivering an updated or amended Claim Notice to Indemnitor as long as such update or amendment is received by the Indemnitor prior to the Objection Date and does not assert new claims for indemnification and only asserts bases for liability arising from the underlying facts set forth in the original Claim Notice to which the update or amendment relates (it being understood that the Indemnitor’s receipt of any such update or amendment shall extend the Objection Date by ten (10) days); provided, further that no Indemnitee’s rights and remedies shall be prejudiced as a result of limitations on disclosure in such Claim Notice, including any updates or amendments thereto, where such limitations are made in good faith to preserve the attorney-client privilege, the work product doctrine or any other privileges; provided, further, that the Indemnitee shall at the time of delivery of the Claim Notice notify the Indemnitor that it has so limited its disclosure and thereafter shall cooperate with the Indemnitor and use commercially reasonable efforts to cause such limitation to be removed and the applicable information provided to the Indemnitor or its Representatives in a manner that would not reasonably be expected to result in any waiver of any privilege (including by entering into a common interest or joint defense agreement).

(b)               If Indemnitor disputes the amount of, or its liability with respect to, a Claim Notice, Indemnitor may notify Indemnitee in writing within thirty (30) days of receipt of a Claim Notice (an “Objection Notice,” and such date, the “Objection Date”). If the Indemnitor delivers an Objection Notice, then Parent and the Stockholders’ Representative shall attempt in good faith for a period of up to forty-five (45) days, to agree upon the rights of the respective parties with respect to the claim. If the Parent and the Stockholders’ Representative do not reach an agreement by the conclusion of such forty-five (45) day period, then either Parent or the Stockholders’ Representative (on behalf of the Sellers) may bring suit to resolve the parties’ respective rights with respect to such claim. If the Indemnitor does not timely deliver an Objection Notice, (i) Parent (if Parent is the Indemnitor) shall pay, by wire transfer of immediately available funds, the amount set forth in the Claim Notice to the Payment Agent, for further distribution to the Sellers in accordance with Section 2.13, or (ii) the Parent and Stockholders’ Representative (if Parent is the Indemnitee) shall deliver joint written instructions to the Escrow Agent to disburse, by wire transfer of immediately available funds, the amount set forth in the Claim Notice to Parent from the Indemnity Escrow Amount. For the avoidance of doubt, any reference in this Agreement to the Stockholders’ Representative’s liability or status as an Indemnitor shall mean solely in its capacity on behalf of the Sellers.

(c)               Control of Defense; Conditions. With respect to the defense of any proceeding against or involving an Indemnitee in which the third party claimant seeks only the recovery of a sum of money for which indemnification is provided, at its option, the Indemnitor may, subject to Section 8.4(d), upon written notice given within thirty (30) days after receipt of the Claim Notice, assume the defense of such claims and appoint as lead counsel of such defense a legal counsel of national standing selected by the Indemnitor or such other counsel selected by Indemnitor and approved by Indemnitee, in such Indemnitee’s sole discretion; provided that before the Indemnitor assumes control of such defense it must first (i) enter into an agreement with the Indemnitee (in form and substance reasonably satisfactory to the Indemnitee) pursuant to which the Indemnitor agrees to be fully responsible (with no reservation of any rights) for all Losses relating to such proceeding and (ii) provide written assurances to the Indemnitee of its ability to defend such proceeding and satisfy any judgment with respect thereto.

(d)               Control of Defense; Exceptions, etc. The Indemnitee will be entitled to participate in the defense of such claim and to employ separate counsel of its choice for such purpose at its own expense; provided, that notwithstanding the foregoing, the Indemnitor will bear the reasonable fees and expenses of such separate counsel if (i) so requested by the Indemnitor to participate or (ii) in the reasonable opinion of counsel to the Indemnitee, a conflict or potential conflict exists between the Indemnitee and the Indemnitor that would make such separate representation advisable; and provided, further, that the Indemnitor shall not be required to pay for more than one such counsel for all Indemnitees in connection with any single third party claim. The Indemnitor will not be entitled to assume control of the defense of any claim if: (i) the Indemnitee reasonably believes that an adverse determination of such proceeding could be materially detrimental to or materially injure the Indemnitee’s reputation or business; (ii) the Indemnitee reasonably believes that a conflict of interest exists which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnitee and the Indemnitor in such proceeding, other than a conflict which may exist due to the underlying nature of the duty to indemnify or may be waived; (iii) such claim is not solely seeking monetary damages or seeks monetary damages in excess of amounts for which Indemnitors are liable hereunder in respect of such claim; (iv) in the case of the Sellers as Indemnitors, such claim involves a customer, reseller, vendor, employee or contractor of the Company; (v) such claim is with respect to a criminal proceeding; or (vi) the Indemnitor has failed or is failing to diligently prosecute or defend such claim. In such event, Indemnitee shall have the right to prosecute or defend such claim and Indemnitor will be entitled to participate in the defense of such claim and to engage separate counsel of its choice for such purpose at its own expense. Indemnitee shall notify the Stockholders’ Representative in writing of a Specified Claim and provide the Stockholders’ Representative the opportunity to participate at the Indemnitor’s cost in, but not direct or conduct, any defense of a Specified Claim. The parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such third party claim, and Parent shall reasonably consult with the Stockholders’ Representative in connection with the defense, negotiation or settlement of any Specified Claims.

(e)               Settlement of Claims. Notwithstanding anything in this Section 8.4 to the contrary, neither the Indemnitor nor Indemnitee shall, without the written consent of the other party, settle or compromise any third party claim or permit a default or consent to entry of any judgment unless (A) the claimant and the Indemnitor provide to the Indemnitee an unqualified release from all liability in respect of such third party claim, (B) such settlement, compromise, default or entry of judgment does not involve any finding or admission of any violation of Law or of any rights of any Person and (C) such settlement, compromise, default or entry of judgment provides for no material obligations of the Indemnitee other than monetary damages or other monetary payments, which damages and/or payments are satisfied in full by the Indemnitor provided, however, that Specified Claims may not be settled without the prior written consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)                Payments. After any final decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction, or a settlement shall have been consummated, or the Indemnitor and the Indemnitee shall have arrived at a mutually binding agreement with respect to a claim for indemnification, (i) Parent (if Parent is the Indemnitor) shall pay, by wire transfer of immediately available funds, the amount set forth in the Claim Notice or other applicable amount to the Payment Agent, for further distribution to the Sellers in accordance with Section 2.13, or (ii) the parties (if Parent is the Indemnitee) shall deliver joint written instructions to the Escrow Agent to disburse, by wire transfer of immediately available funds, the amount set forth in the Claim Notice or other applicable amount to Parent from the Indemnity Escrow Amount.

Section 8.5            Limitations on Indemnification.

(a)               Parent Indemnitees shall not be entitled to recover under Section 8.2(a) unless and until the aggregate amount of their Losses exceeds on a cumulative basis $225,000 (the “Deductible”), in which event the Parent Indemnitees shall be entitled to recover all such Losses in excess of the Deductible in accordance with this Article VIII; provided, however, that the Deductible shall not be applicable to any indemnification claim arising from or relating to any breach of a Company Fundamental Representation or based on Fraud. In addition to the foregoing limitation, and except for any Losses based upon, resulting from or related to a breach of a Company Fundamental Representation or based on Fraud, any individual Loss otherwise subject to the indemnification obligations of Section 8.2(a) shall be disregarded if the individual Loss is determined to be less than Twenty Five Thousand Dollars ($25,000.00); provided, however, that an individual Loss shall be deemed to include all Losses that arise from a common nucleus of operative fact or otherwise result from a set of related acts or omissions.

(b)               The Parent Indemnitees’ sole and exclusive recourse with respect to an indemnification claim under Section 8.2(a) shall be the Indemnity Escrow Amount, the R&W Insurance Policy and, solely with respect to Company Fundamental Representations and the Specified Claims, the Offset; provided, however, that the foregoing limitation shall not apply to any claim based on Fraud.

(c)               Notwithstanding anything to the contrary contained in this Article VIII:

(i)                 The Parent Indemnitees shall use commercially reasonable efforts to pursue recovery for Losses under the R&W Insurance Policy as set forth in this Article VIII.

(ii)              Any indemnification of any Parent Indemnitees under Section 8.2(a) (other than with respect to any claim for breach of any Company Fundamental Representation or Specified Claims or based on Fraud) shall be satisfied, after the Deductible has been exhausted, solely and exclusively by recovery (1) first, from the Indemnity Escrow Amount (to the extent available) until the Indemnity Escrow Amount has been exhausted (subject to the limitations set forth in Section 8.5(d)), and (2) second, under the R&W Insurance Policy (to the extent available), and no further recourse shall be available against the Sellers.

(iii)            Any indemnification of any Parent Indemnitees under Section 8.2(a) with respect to Company Fundamental Representations or the Specified Claims shall be satisfied solely and exclusively by recovery (1) first, from the Indemnity Escrow Amount (to the extent available) until the Indemnity Escrow Amount has been exhausted (subject to the limitations set forth in Section 8.5(d)), (2) second, under the R&W Insurance Policy (to the extent available), and (3) third, from the Sellers pursuant to the Offset (subject to the limitations set forth in Section 8.5(d)).

(iv)             Any indemnification of any Parent Indemnitees under Section 8.2 (other than under Section 8.2(a)) shall be satisfied solely and exclusively by recovery (1) first, from the Indemnity Escrow Amount (to the extent available) until the Indemnity Escrow Amount has been exhausted, and (2) second, from the Sellers pursuant to the Offset.

(v)               With respect to any claim based on Fraud, any Indemnitee may pursue any available rights or remedies such Indemnitee may have under applicable Law against the Person who committed such Fraud (in addition to any rights or remedies available to such Indemnitee under this Article VIII).

(d)               Other than with respect to any claim based on Fraud, the maximum amount that the Parent Indemnitees may recover under Section 8.2 by Offset pursuant to Section 8.10 is (i) in the case of any breaches of a Company Fundamental Representation, the aggregate of the Earn-Out Payments that otherwise would be payable to the Sellers, (ii) in the case of the Specified Claims, $71,000,000 in the aggregate and (iii) with respect to each Seller, such Seller’s Pro Rata Percentage of any Claim.

(e)               No Loss may be claimed under Section 8.2 or Section 8.3 by any Parent Indemnitee or Seller Indemnitee, as applicable, to the extent such Losses are included in the calculation of the Final Adjustment Amount pursuant to Section 2.11. For the avoidance of doubt, if, and solely to the extent, the amount of a Loss is recovered by a Parent Indemnitee or Seller Indemnitee through the actual payment of a Claim to such Indemnitee, the same amount of such Loss may not be recovered again by such Indemnitee by reason of such Loss being subject to indemnification under more than one provision of this Agreement.

(f)                Notwithstanding any term herein to the contrary, in the event that any Losses of a Parent Indemnitee relate solely to a particular Seller’s breach of his, her or its representations, warranties, covenants or agreements contained in such Seller’s Securityholder Acknowledgment Agreement or any Ancillary Agreement to which such Seller is a party, the amount of any such Losses shall be deducted (including pursuant to the Offset) solely from any amounts that otherwise would be payable to such Seller rather than from all of the Sellers in accordance with their Pro Rata Percentages. For the avoidance of doubt, this Section 8.5(f) shall not limit the Parent Indemnitees’ rights to indemnification (including pursuant to the Offset) for any Losses based upon, resulting from or related to a breach of any representations, warranties covenants or agreements of the Company contained in this Agreement or any Ancillary Agreement regardless of whether any such breach may be attributable in whole or in part to a particular Seller.

(g)               For purposes of calculating the amount of Loss incurred by an Indemnitor for purposes of this Agreement, such amount shall be reduced by (A) the amount of any insurance proceeds actually paid to such Indemnitee in respect of such Loss, net of any deductible amounts (other than the Deductible), any increase in premiums related thereto and any costs associated with obtaining such insurance proceeds, and (B) the amount of any indemnification, contribution, and other similar payment proceeds actually recovered by such Indemnitee in respect of such Loss, net of any costs associated with obtaining such proceeds. The Indemnitee agrees to use its commercially reasonable efforts to mitigate all Losses to the extent required by applicable law.

Section 8.6            Indemnification Matters. For purposes of Section 8.2(a) or Section 8.3(a), in determining whether there has been a breach of any representation or warranty, and in calculating the amount of any Loss with respect to any such breach, all qualifications in any representation or warranty referencing the terms “material,” “materiality,” “Material Adverse Effect” or other terms of similar import or effect shall be disregarded.

Section 8.7            Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 8.8            Contribution and Waiver. From and after the Closing, Sellers shall not seek, or have any right to seek, indemnification, subrogation or contribution from any Parent Indemnitee with respect to any action, suit, proceeding, complaint, claim or demand brought by any Parent Indemnitee pursuant to this ARTICLE VIII or pursuant to Section 2.11 (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement for any amount for which the Seller is otherwise expressly responsible pursuant to this Agreement, applicable Law or otherwise) or any payment for indemnifiable Losses by any Seller hereunder.

Section 8.9            Release of Indemnity Escrow. Subject to the terms of the Escrow Agreement, three (3) Business Days following the date that is twelve (12) months after the date of this Agreement, the Escrow Agent shall disburse the balance of funds then remaining in the Escrow Account, less any disputed amount related to claims for Losses made by any Parent Indemnitee pursuant to Section 8.2 of this Agreement which are then outstanding and unresolved, by wire transfer of immediately available funds, to the Payment Agent, for further distribution to the Sellers in accordance with Section 2.13. Such retained portion of the Indemnity Escrow Amount shall be disbursed in accordance with the terms of the Escrow Agreement.

Section 8.10        Right to Offset. With respect to Sellers’ indemnification obligations (a) under Section 8.2(a) (solely with respect to a breach of a Company Fundamental Representation and the Specified Claims (subject to Section 8.5(d)), and solely to the extent that such Losses exceed the coverage available under the R&W Insurance Policy), (b) under Section 8.2 (other than Section 8.2(a)) and (c) in the event of Fraud, Parent shall be entitled to offset (the “Offset”) the amount of any Losses (to the extent not previously satisfied in cash in full) that have been agreed to by the Stockholders’ Representative or that otherwise have been finally determined to be payable to Parent pursuant to Section 8.4 against any unpaid Earn-Out Payment that has become due and payable to Sellers (which Offset shall reduce by an equal amount (A) the portion of the applicable Earn-Out Payment that is otherwise payable in cash and (B) the portion of the applicable Earn-Out Payment that is otherwise payable in Parent Stock and shall be applied to reduce the aggregate amount of the applicable Earn-Out Payment by the aggregate amount of the Offset, with the remainder of the applicable Earn-Out Payment to be distributed to the Sellers in accordance with Section 2.13; provided, however, that pursuant to Section 8.5(f), Losses of a Parent Indemnitee that relate solely to a particular Seller’s breach of his, her or its representations, warranties, covenants or agreements contained in such Seller’s Securityholder Acknowledgment Agreement or any Ancillary Agreement to which such Seller is a party shall be deducted solely from the portion of the applicable Earn-Out Payment that otherwise would be payable to such Seller). Notwithstanding the foregoing, in the event that a Parent Indemnitee has asserted a Claim in good faith that has not yet been agreed to by the Stockholders’ Representative, or otherwise been finally determined pursuant to Section 8.4 at a time when an Earn-Out Payment is due and payable, Parent may withhold payment of an amount equal to the amount of Losses specified in the Claim Notice relating to such unresolved Claim (which Offset shall reduce by an equal amount (A) the portion of the applicable Earn-Out Payment that is otherwise payable in cash and (B) the portion of the applicable Earn-Out Payment that is otherwise payable in Parent Stock and shall be applied to reduce the aggregate amount of the applicable Earn-Out Payment by the aggregate amount of the Offset, with the remainder of the applicable Earn-Out Payment to be distributed to the Sellers in accordance with Section 2.13 and their respective Pro Rata Percentages as set forth on the Allocation Schedule; provided, however, that pursuant to Section 8.5(f), Losses of a Parent Indemnitee that relate solely to a particular Seller’s breach of his, her or its representations, warranties, covenants or agreements contained in such Seller’s Securityholder Acknowledgment Agreement or any Ancillary Agreement to which such Seller is a party shall be deducted solely from the portion of the applicable Earn-Out Payment that otherwise would be payable to such Seller) until such unresolved Claim is finally determined pursuant to Section 8.4, at which time Parent shall pay and issue to Sellers in accordance with Section 2.13 and their respective Pro Rata Percentages as set forth on the Allocation Schedule the amount of the Earn-Out Payment, if any, that was withheld pursuant to this Section 8.10 but which did not constitute indemnifiable Losses under this Article VIII.

Section 8.11        Exclusive Remedy. The remedies provided for in this Article VIII will be the sole and exclusive remedies of the parties and their respective stockholders, unitholders, officers, managers, employees, affiliates, agents, representatives, successors and assigns for the recovery of Losses by an Indemnitee in connection with any indemnifiable matter pursuant to ARTICLE VIII of this Agreement; provided, however, that the foregoing restriction and limitation shall not apply with respect to any of the following: (a) any Person’s rights or obligations with respect to the settlement of disputes pursuant to Section 2.11, (b) any claims a party hereto or any of its Affiliates may have against any third-party, including any claims against the R&W Insurance Policy, or (c) commencing an action or proceeding for specific performance or injunction to which a party may be entitled in accordance with Section 11.14. For the avoidance of doubt, nothing contained in this Agreement shall be construed to limit the Parent Indemnitees’ rights under the R&W Insurance Policy.

ARTICLE IX
CONDITIONS TO CLOSING

Section 9.1            Mutual Conditions. The obligations of Parent and the Company to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by both Parent and the Company:

(a)               There shall not be in force any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award or order on consent or consent agreement made, issued or entered by or with any Governmental Authority enjoining or prohibiting the consummation of the Mergers.

(b)               No Action initiated by a Governmental Authority shall be pending before any court or Governmental Authority which, if successful, would enjoin or prohibit the consummation of the Mergers.

(c)               The parties shall have agreed on the Allocation Schedule pursuant to Section 2.9.

Section 9.2            Conditions to the Obligations of Parent. The obligations of Parent to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Parent:

(a)               (i) Each of the representations and warranties of the Company set forth in Section 4.2 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, (ii) each of the Company Fundamental Representations (other than the representations and warranties of the Company set forth in Section 4.2) shall be true and correct in all respects (other than failures to be true and correct that are de minimis) as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct in all material respects as of such specified date), and (iii) each of the representations and warranties of the Company set forth in Article IV hereof other than the Company Fundamental Representations, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect.

(b)               Each of the covenants of the Company required to be performed at or prior to the Closing shall have been performed in all material respects.

(c)               Since the date of this Agreement, no event, change, fact, condition, circumstance or occurrence shall have occurred or arisen that has had a Material Adverse Effect.

(d)               The R&W Insurance Policy shall be in full force and effect.

(e)               The Company shall be prepared to deliver or cause to be delivered each of the items referred to in Section 2.10(b) to the recipients thereof.

(f)                The Appraisal Period shall have expired and, as of immediately prior to the Closing, no more than 5% of the outstanding Shares shall be Dissenting Shares.

(g)               The consents or approvals set forth on Schedule 9.2(g), in form and substance reasonably satisfactory to Parent, shall have been obtained.

Section 9.3            Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)               (i) Each of the Parent Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct in all material respects as of such specified date) and (ii) each of the representations and warranties of Parent set forth in Article V hereof, other than the Parent Fundamental Representations, disregarding all qualifications contained herein relating to materiality, shall be true and correct as of the date of this Agreement and as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), except where the failure of any such representations and warranties to be so true and correct would not, individually or in the aggregate, have a material adverse effect on Parent’s ability to perform its respective obligations hereunder.

(b)               Each of the covenants of the Parent required to be performed at or prior to the Closing shall have been performed in all material respects.

(c)               The R&W Insurance Policy shall be in full force and effect.

(d)               Parent shall be prepared to deliver or cause to be delivered each of the items referred to in Section 2.10(a) to the recipients thereof.

ARTICLE X
TERMINATION

Section 10.1        Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a)               by mutual consent of Parent and the Company;

(b)               by Parent providing written notice to the Company if there has been a breach of representation or warranty or breach of covenant on the part of any Seller such that such breach would cause the applicable closing condition set forth in Section 9.2(a) to not be satisfied (so long as Parent has provided the Company with written notice of such breach and, with respect to any breach that is capable of being cured, the breach has continued without cure for a period of thirty (30) days after the written notice of breach or misrepresentation or the earlier occurrence of the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to Parent if the failure of Parent to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach;

(c)               by the Company providing written notice to Parent if there has been a breach of representation or warranty or breach of covenant on the part of Parent such that such breach would cause the applicable closing condition set forth in Section 9.3(a) to not be satisfied (so long as the Company has provided Parent with written notice of such breach and, with respect to any breach that is capable of being cured, the breach has continued without cure for a period of thirty (30) days after the written notice of breach or misrepresentation or the earlier occurrence of the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to the Company if the failure of the Company to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach;

(d)               by either Parent, on the one hand, or the Company, on the other hand, if: (A) there shall be any applicable Law permanently preventing, enjoining, restraining or otherwise prohibiting the consummation of the Mergers, or (B) the Mergers have not been consummated by April 27, 2022 (the “Outside Date”); provided, further, that the right to terminate this Agreement pursuant to this Section 10.1(d) shall not be available to the Company or to Parent where the failure of the Company or the failure of Parent, as applicable, to fulfill its obligations under this Agreement has caused or resulted in the failure of the Closing to occur prior to such date; or

(e)               by giving written notice of such termination to Parent, in the case of a termination by the Company, or to the Company, in the case of a termination by Parent, if any Governmental Authority shall have issued an Order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting the Mergers and such Order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to the Company or to Parent where the failure of the Company or the failure of Parent, as applicable, to fulfill any of its obligations under this Agreement has caused or resulted in such Order, decree, ruling or Action.

Section 10.2        Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, this Agreement will be of no further force or effect; provided, however, that (i) Section 6.3(c), Section 6.10, this Section 10.2, Article VIII and Article XI will survive the termination of this Agreement and will remain in full force and effect, and (ii) the termination of this Agreement will not relieve any party from any liability for any breach of this Agreement occurring prior to termination, and the non-breaching party may assert a claim for any Losses resulting from such breach following termination of this Agreement.

ARTICLE XI
MISCELLANEOUS

Section 11.1        Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 11.2        Amendment. Prior to the Effective Time, subject to applicable Law and Section 11.7, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent, Merger Sub I, Merger Sub II and the Company. After the Effective Time, subject to applicable Law and Section 11.7, this Agreement may be amended or modified only by written agreement executed and delivered by duly authorized officers of Parent, the Ultimate Surviving Corporation and the Stockholders’ Representative. This Agreement may not be modified or amended except as provided in the immediately preceding two sentences, and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 11.2 shall be void.

Section 11.3        Entire Agreement. This Agreement, including the Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, and the other documents, delivered pursuant to this Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

Section 11.4        Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

Section 11.5        Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (i) in writing and served by personal delivery upon the party for whom it is intended, (ii) if delivered by electronic mail with receipt confirmed (including by receipt of confirmatory electronic mail from recipient), or (iii) if delivered by certified mail, registered mail, nationally recognized courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated; provided that with respect to notices delivered to the Stockholders’ Representative, such notices must be delivered solely via facsimile transmission, with confirmed receipt or via email by way of a PDF attachment thereto of an executed document:

If, prior to the Closing, the Company:

7505 Fannin Street, Suite 220

Houston, Texas 77054

Email: jordan@volumetricbio.com

With a copy to (which shall not constitute notice):

Shearman & Sterling LLP
300 West 6th Street
Suite 2250
Austin, Texas 78701
Attn: Alan Bickerstaff
Email: alan.bickerstaff@shearman.com

If to Parent, Merger Sub I, Merger Sub II or, after the Closing, the Ultimate Surviving Corporation:

3D Systems Corporation
333 Three D Systems Circle
Rock Hill, South Carolina 29730
Attn: Andrew M. Johnson, Executive Vice President, Chief Legal Officer and Secretary
Email: Andrew.Johnson@3dsystems.com

With a copy to (which shall not constitute notice):

Hunton Andrews Kurth LLP
951 E. Byrd Street
Richmond, Virginia 23219
Attn: Gary E. Thompson
Email: gthompson@hunton.com

If to the Stockholders’ Representative:

Fortis Advisors LLC

Attention: Notices Department ([VOLUMETRIC BIOTECHNOLOGIES])

Facsimile No.: (858) 408-1843

Email: notices@fortisrep.com

With a copy to (which shall not constitute notice):

Shearman & Sterling LLP
300 West 6th Street
Suite 2250
Austin, Texas 78701
Attn: Alan Bickerstaff
Email: alan.bickerstaff@shearman.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 8.5.

Section 11.6        Exhibits and Schedules.

(a)               The Schedules have been arranged, for purposes of convenience only, as separate schedules corresponding to the subsections of this Agreement. The representations and warranties contained in Article IV of this Agreement are subject to the exceptions and disclosures set forth in the part of the Schedules corresponding to the particular subsection of Article IV in which such representation and warranty appears and any exception or disclosure explicitly cross referenced in such part of the Schedules by reference to another part of the Schedules. Any matter, information or item disclosed in the Schedules delivered under any specific representation, warranty or covenant or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to each other representation, warranty or covenant in this Agreement to the extent the applicability of such disclosure to such other representation, warranty or covenant is reasonably apparent on its face. The inclusion of any matter, information or item in any Schedule to this Agreement shall not be deemed to constitute an admission of any liability by the Company to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement. Matters reflected in the Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Schedules. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

(b)               The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

Section 11.7        Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 11.8        Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion, provided that (a) Parent may assign its rights under this Agreement to any Affiliate of Parent or any purchaser of all or substantially all of the assets or equity interests of Parent and (b) Parent may assign its interests in this Agreement to any lender providing financing to Parent or any Affiliate of Parent for collateral security purposes; provided further that no assignment pursuant to the foregoing clauses (a) or (b) shall relieve Parent of any obligation or liability hereunder. Any purported assignment without such prior written consents shall be null and void ab initio.

Section 11.9        No Third-Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except for (a) the provisions of Article II (which shall be for the benefit of the holders of Shares and Company Securities as of the Effective Time to the extent necessary for such holders to receive the consideration due such holders thereunder) and (b) the current and former officers, directors and employees of the Company as set forth in Section 6.5.

Section 11.10    Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. This Agreement and any amendments hereto, to the extent signed and delivered by means of electronic transmission in portable document format (“pdf”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of electronic transmission in pdf to deliver a signature or the fact that any signature or agreement was transmitted or communicated through the use of a facsimile machine or electronic transmission in pdf as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 11.11    Governing Law and Jurisdiction. This Agreement, and all Actions (whether in contract, tort or otherwise) or controversies that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (including any Actions based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Delaware, including its statutes of limitations, without reference to conflicts of law principles.

Section 11.12    Consent to Jurisdiction and Service of Process.

(a)               Each of the parties (i) irrevocably submits itself to the personal jurisdiction of each state or federal court sitting in the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any Action arising out of or relating to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, (ii) agrees that every such Action shall be brought, heard and determined exclusively in the Court of Chancery of the State of Delaware (provided that, in the event subject matter jurisdiction is unavailable in or declined by the Court of Chancery, then all such Actions shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of Delaware), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iv) agrees not to bring any Action arising out of or relating to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby in any other court, and (v) waives any defense of inconvenient forum to the maintenance of any Action so brought.

(b)               Each of the Parties hereby (i) consents to service of process in any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement or the transactions contemplated hereby in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.5, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 11.13    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.14    Specific Performance.

(a)               The parties agree that irreparable damage may occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

(b)               Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) the other parties hereto have an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 11.15    Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 11.16    Interpretation. The parties have participated in the drafting and negotiation of this Agreement, and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption of burden of proof shall arise favoring or burdening either party by virtue of the authorship of any provision in this Agreement.

Section 11.17    Stockholders’ Representative.

(a)               By virtue of the approval of this Agreement and/or execution of a Securityholder Acknowledgment Agreement and without any further action of any of the Sellers or the Company, each of the Sellers, from and after the Closing, irrevocably constitutes and appoints the Stockholders’ Representative to be his, her or its true and lawful exclusive agent and attorney-in-fact with full power of substitution to act as exclusive agent and representative for and on behalf of the Sellers with respect to any matter arising under or in connection with this Agreement or the Escrow Agreement. The appointment of the Stockholders’ Representative as each Seller’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other person or persons to act as agent and to represent such Seller with regard to this Agreement or the Escrow Agreement. The powers, immunities and rights to indemnification granted to the Stockholders’ Representative Group hereunder: (i) are coupled with an interest and irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Seller and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Seller of the whole or any fraction of his, her or its interest in the Escrow Amount. Without limiting the generality of the foregoing, each of the Sellers has authorized the Stockholders’ Representative, from and after the Closing, (A) to act on its behalf in connection with (i) executing and delivering, on behalf of the Sellers, any and all documents or certificates to be executed by the Sellers in connection with this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby, and (ii) the Escrow Agreement upon the terms and conditions set forth therein, and (B) to do or refrain from doing any further act or deed on behalf of the Sellers which the Stockholders’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement and the Escrow Agreement. In connection with the foregoing, the Stockholders’ Representative shall be entitled to retain counsel and to incur such fees, costs and expenses as the Stockholders’ Representative deems to be necessary or appropriate. Notwithstanding the foregoing, the Stockholders’ Representative shall have no obligation to act on behalf of the Sellers, except as expressly provided herein, in the Escrow Agreement and in the Stockholders’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Stockholders’ Representative in any ancillary agreement, schedule, exhibit or the Schedules. All actions taken by the Stockholders’ Representative under this Agreement, the Escrow Agreement or the Stockholders’ Representative Engagement Agreement shall be binding upon each Seller and such Seller’s successors as if expressly confirmed and ratified in writing by such Seller, and all defenses which may be available to any Seller to contest, negate or disaffirm the action of the Stockholders’ Representative taken in good faith under this Agreement, the Escrow Agreement or the Stockholders’ Representative Engagement Agreement are waived. The Stockholders’ Representative may resign at any time, and may be removed or replaced by the Advisory Group. The immunities and rights to indemnification shall survive the resignation or removal of the Stockholders’ Representative or any member of the Advisory Group and the Closing and/or any termination of the Escrow Agreement.

(b)               The Stockholders’ Representative Reserve Amount shall be held by the Stockholders’ Representative in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Stockholders’ Representative for all Stockholders’ Representative Expenses (as defined below) incurred pursuant to this Agreement, the Escrow Agreement or any Stockholders’ Representative Engagement Agreement, or (ii) as otherwise determined by the Advisory Group. The Stockholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Stockholders’ Representative Reserve Amount other than as a result of its gross negligence or willful misconduct. The Stockholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Stockholders’ Representative Reserve Amount and has no tax reporting or income distribution obligations. The Sellers will not receive any interest on the Stockholders’ Representative Reserve Amount and assign to the Stockholders’ Representative any such interest. If the Stockholders’ Representative determines in good faith, at any time and from time to time, that the amount available from the Stockholders’ Representative Reserve Account is insufficient to cover current (or reasonably expected future) fees, costs and expenses of the Stockholders’ Representative hereunder, the Stockholders’ Representative may withhold from any Contingent Merger Consideration or other amounts otherwise payable to the Sellers such amounts as the Stockholders’ Representative deems to be necessary or appropriate to cover such current (or reasonably expected future) fees, costs and expenses. Such amounts, in lieu of being distributed to the Sellers in accordance with Section 2.13, shall be deposited by the Stockholders’ Representative in the Stockholders’ Representative Reserve Account. Once no longer needed for such purposes (as determined by the Stockholders’ Representative in good faith), the balance of the Stockholders’ Representative Reserve Account shall be distributed by the Payment Agent to the Sellers in accordance with Section 2.13. Except as specifically set forth in the Stockholders’ Representative Engagement Agreement with respect to the Company, in no event shall Parent, Merger Sub I, Merger Sub II, the Ultimate Surviving Corporation or any of their respective Affiliates be responsible for any fees or expenses of the Stockholders’ Representative.

(c)               The Stockholders’ Representative hereby (i) confirms its acceptance and appointment as the Stockholders’ Representative and authorization to act as attorney-in-fact and exclusive agent on behalf of each Seller in accordance with the terms of this Agreement and the Escrow Agreement, and (ii) agrees to perform its obligations hereunder and thereunder and otherwise comply with this Agreement and the Escrow Agreement.

(d)               Parent and any other person may conclusively and absolutely rely, without inquiry, upon any action or decision of the Stockholders’ Representative in all matters referred to herein. From and after the Closing, Parent shall be entitled to deal exclusively with the Stockholders’ Representative on all matters arising under or in connection with this Agreement or the Escrow Agreement. Any action taken or not taken or decisions, communications or writings made, given or executed by the Stockholders’ Representative with respect to all such matters, for or on behalf of any Seller, shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Seller. Any notice or communication delivered by Parent to the Stockholders’ Representative after the Closing shall be deemed to have been delivered to all Sellers. From and after the Closing, Parent shall be entitled to disregard any decisions, communications or writings made, given or executed by any Seller in connection with any matter arising under or in connection with this Agreement or the Escrow Agreement, unless the same is made, given or executed by the Stockholders’ Representative.

(e)               The Stockholders’ Representative shall have no liability to Parent for any default under this Agreement by any Seller. Neither the Stockholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Stockholders’ Representative Group”) will be liable to the Sellers in its capacity as the Stockholders’ Representative for any error of judgment, or any act done or step taken or omitted by it in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with this Agreement or the Escrow Agreement, except for its own bad faith or willful misconduct. The Sellers shall indemnify, defend and hold harmless the Stockholders’ Representative Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Stockholders’ Representative Expenses”) incurred without gross negligence or willful misconduct on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, under the Escrow Agreement or under the Stockholders’ Representative Engagement Agreement. Such Stockholders’ Representative Expenses may be recovered first, from the Stockholders’ Representative Reserve Amount, second, from any distribution of the Escrow Amount, Contingent Merger Consideration or other amounts otherwise distributable to the Sellers at the time of distribution, and third, directly from the Sellers. The Stockholders’ Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or the Escrow Agreement or its duties hereunder or thereunder, and it will incur no liability in its capacity as the Stockholders’ Representative to the Sellers and will be fully protected with respect to any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel. The Sellers acknowledge that the Stockholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Stockholders’ Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Stockholders’ Representative shall not be required to take any action unless the Stockholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholders’ Representative against the costs, expenses and liabilities which may be incurred by the Stockholders’ Representative in performing such actions.

(f)                The Stockholders’ Representative shall be entitled to: (i) rely upon the Allocation Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Seller or other party.

Section 11.18    Law Firm Representation.

(a)               Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, managers, stockholders, members, partners, officers, employees and affiliates to all of the matters set forth in this Section 11.18. Shearman & Sterling LLP (“Shearman”) has acted as counsel for the Company in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (the “Acquisition Matters”), and, in that connection, not as counsel for any other Person, including, without limitation, any holder of Company Securities, Key Individual, Parent or any Affiliates thereof.

(b)               To the extent that privileged communications between the Company or any of its Affiliates, officers, directors, employees, shareholders, agents or other representatives (collectively, the “Company Representatives”), on the one hand, and Shearman, on the other hand, relate to the Acquisition Matters, such privileged communication shall be deemed to be attorney-client confidences (to the extent such privilege exists) that belong, following the Closing, solely to the Stockholders’ Representative, and not the Company. Neither Parent, Merger Subs nor any of their Affiliates, including the Company after the Closing, shall have access to (and each hereby waives any right of access it may otherwise have with respect to) any such communications or the files or work product of Shearman, to the extent that they relate to the Acquisition Matters. Without limiting the generality of the foregoing, Parent, Merger Subs and their Affiliates, including the Company after the Closing, acknowledge and agree that, upon and after the Closing: (i) the Stockholders’ Representative and Shearman shall be the sole holders of the attorney-client privilege (to the extent such privilege exists) with respect to the Acquisition Matters, and neither Parent, Merger Subs nor any of their Affiliates, including the Company after the Closing, shall be a holder thereof; (ii) to the extent that files or work product of Shearman in respect of the Acquisition Matters constitute property of the client, only the Stockholders’ Representative shall hold such property rights and have the right to waive or modify such property rights; and (iii) Shearman shall have no duty whatsoever to reveal or disclose any such attorney-client communications, files or work product in respect of Acquisition Matters to Parent, Merger Subs or any of their Affiliates, including the Company after the Closing, by reason of any attorneyclient relationship between Shearman and the Company; provided, however, that, if Parent so requests, at its sole expense, and to the extent any communication is both related and unrelated to the Acquisition Matters, Shearman shall provide (and the Stockholders’ Representative shall instruct Shearman to provide) appropriately redacted versions of such communications, files or work product to Parent. Notwithstanding the foregoing, in the event that, after the Closing, a dispute that is not related to Acquisition Matters arises between Parent or the Company, on the one hand, and a third party other than a party to this Agreement, on the other hand, the Stockholders’ Representative and the Sellers may not assert the attorney-client privilege to prevent disclosure to such third party of any pre-Closing communication among the Company or any of its Company Representatives, on the one hand, and Shearman, on the other hand, if requested to do so by Parent or the Company.

(c)               After the Closing, Shearman may or may not agree to represent the Stockholders’ Representative and may also or instead agree to represent any one or more Persons that, prior to the Closing, was a Seller, or an officer, director or employee of the Company (such Stockholders’ Representative and other Persons, individually and collectively, the “Company Group”) with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, performance of the obligations of the parties under this Agreement following the Closing, the Escrow Amount, including the administration of the escrow fund, and any litigation, claim or obligation arising out of or relating to claims made thereunder pursuant to this Agreement (the “Acquisition-Related Matters”), and any such representation by Shearman is hereby consented to and approved. In particular, it is recognized by the Company and Parent that Shearman may in such capacity be adverse to the Company and Parent and their respective affiliates and assigns after the Closing. Shearman may be adverse to any member of the Company Group with respect to each Acquisition-Related Matter. Shearman’s representation of the Company with respect to the Acquisition-Related Matters and any disputes or other matters arising out of it will conclude at the Closing (even though Shearman’s work on other matters for the Company may continue). Each of the Company, Parent and the Stockholders’ Representative (on behalf of themselves and their affiliates) consents thereto, and waives any conflict of interest arising therefrom, and each such Person shall cause any affiliate thereof to consent to and waive any conflict of interest arising from such representation. Each of the Company, Parent and the Stockholders’ Representative acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in this connection. Shearman is specifically made a third-party beneficiary of this Section 11.18.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

COMPANY:
VOLUMETRIC BIOTECHNOLOGIES, INC.

By:	/s/ Jordan Miller
Name: Jordan Miller
Title: Co-Founder and President

STOCKHOLDERS’ REPRESENTATIVE:
FORTIS ADVISORS LLC

By:	/s/ Richard A. Fink
Name: Richard A. Fink
Title: Managing Director

PARENT:
3D SYSTEMS CORPORATION

By:	/s/ Andrew M. Johnson
Name: Andrew M. Johnson
Title: Executive Vice President, Chief Legal Officer & Secretary

MERGER SUB I:
TEXANS MERGER SUB I, INC.

By:	/s/ Andrew M. Johnson
Name: Andrew M. Johnson
Title: President & Secretary

MERGER SUB II:
TEXANS MERGER SUB II, INC.

By:	/s/ Andrew M. Johnson
Name: Andrew M. Johnson
Title: Executive Vice President, Chief Legal Officer & Secretary